As filed with the Securities and Exchange Commission on November 10, 2009

Registration No. 333-161968

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Versailles Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6712	Being applied for
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

27 East Main Street

Versailles, Ohio 45380

(937) 526-4515

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. Douglas P. Ahlers

President and Chief Executive Officer

27 East Main Street

Versailles, Ohio 45380

(937) 526-4515

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kip A. Weissman

Richard S. Garabedian

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, N.W., Suite 780

Washington, D.C. 20015

(202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	661,250 shares	$10.00	$6,612,500(1)	$369 (2)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Previously paid $369.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

VERSAILLES FINANCIAL CORPORATION

(Proposed Holding Company for Versailles Savings and Loan Company)

Up to 575,000 Shares of Common Stock

Versailles Financial Corporation, a Maryland corporation, is offering shares of common stock for sale in connection with the conversion of Versailles Savings and Loan Company, an Ohio chartered savings and loan association, from the mutual to the stock form of organization. All shares of common stock are being offered for sale at a price of $10.00 per share. We expect that our common stock will be traded on the OTC Bulletin Board, upon conclusion of the stock offering. There is currently no public market for the shares of our common stock.

We are offering up to 575,000 shares of common stock for sale on a best efforts basis. We may sell up to 661,250 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. We must sell a minimum of 425,000 shares in order to complete the offering.

We are offering the shares of common stock in a “subscription offering.” Depositors of Versailles Savings and Loan Company with aggregate account balances of at least $50 as of the close of business on December 31, 2007 will have first priority rights to buy our shares of common stock. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” managed by Keefe, Bruyette & Woods, Inc.

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered through a single qualifying account is 15,000 shares, and no person by himself or with an associate or group of persons acting in concert may purchase more than 30,000 shares. The offering is expected to expire at 12:00 p.m., Eastern time, on December 15, 2009. We may extend this expiration date without notice to you until January 29, 2010, or such later date as the Ohio Division of Financial Institutions and the Office of Thrift Supervision may approve, which may not be beyond December 21, 2011. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond January 29, 2010, or the number of shares of common stock to be sold is increased to more than 661,250 shares or decreased to fewer than 425,000 shares. If the offering is extended beyond January 29, 2010, or if the number of shares of common stock to be sold is increased to more than 661,250 shares or decreased to fewer than 425,000 shares, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. Funds received during the offering will be held in a segregated account at Versailles Savings and Loan Company, or, in our discretion, at another insured depository institution, and will earn interest at 0.1%, which is our current passbook savings rate.

Keefe, Bruyette & Woods, Inc. will assist us in selling our shares of common stock on a best efforts basis. Keefe, Bruyette & Woods, Inc. is not required to purchase any shares of the common stock that are being offered. Purchasers will not pay a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, Inc. has advised us that following the offering it intends to make a market in the common stock, but is under no obligation to do so.

This investment involves a degree of risk, including the possible loss of your investment. Please read “Risk Factors” beginning on page 18.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Maximum	Adjusted Maximum
Number of shares	425,000	575,000	661,250
Gross offering proceeds	$4,250,000	$5,750,000	$6,612,500
Estimated offering expenses (excluding selling agent fees and expenses)	$427,500	$427,500	$427,500
Estimated selling agent fees and expenses(1)	$172,500	$172,500	$172,500
Estimated net proceeds	$3,650,000	$5,150,000	$6,012,500
Estimated net proceeds per share	$8.59	$8.96	$9.09

(1)	See “The Conversion—Marketing and Distribution; Compensation” for a discussion of Keefe, Bruyette & Woods, Inc.’s compensation for this offering.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Ohio Division of Financial Institutions, the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please call the Stock Information Center, toll free at (877) 860-2091.

KEEFE, BRUYETTE & WOODS

The date of this prospectus is [prospectus date].

VERSAILLES SAVINGS AND LOAN COMPANY

Toledo
Cleveland
Akron
90
6
30
75
30
71
77
33
Versailles
Columbus
70
70
Dayton
71
35
77
Cincinnati

Versailles Savings and Loan
27 East Main Street
Versailles, OH 45380

DARKE COUNTY
127
SHELBY COUNTY
Versailles
DARKE COUNTY AIRPORT
PIQUA AIRPORT
MIAMI COUNTY
36

i

SUMMARY

The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the Financial Statements and the notes to the Financial Statements.

In this prospectus, the terms “we, “our,” and “us” refer to Versailles Financial Corporation and Versailles Savings and Loan Company unless the context indicates another meaning.

Versailles Savings and Loan Company

Versailles Savings and Loan Company, which we sometimes refer to as Versailles Savings, is an Ohio chartered savings and loan company headquartered in Versailles, Ohio. Versailles Savings and Loan Company was originally chartered in 1887.

Versailles Savings and Loan Company’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, primarily in first lien one- to four-family mortgage loans and, to a lesser extent, non-residential real estate loans, including farm loans; consumer loans consisting primarily of automobile loans; commercial business loans and other loans. We also invest in investment securities, primarily consisting of residential mortgage-backed United States government agency securities and mutual funds. Versailles Savings offers a variety of deposit accounts, including savings accounts and certificates of deposit. We provide financial services to individuals, families and businesses through our banking office located in Versailles, Ohio.

Versailles Savings and Loan Company had total assets of $40.8 million, total loans of $34.4 million, total liabilities of $33.4 million, including total deposits of $24.6 million, and equity of $7.4 million as of June 30, 2009. At that date, 66.1% of our assets were one- to four-family residential mortgage loans, 14.3% were non-residential real estate loans, and 2.8% were mortgage-backed securities.

Versailles Savings and Loan Company’s executive and banking offices are located at 27 E. Main Street, Versailles, Ohio 45380. Our telephone number at this address is (937) 526-4515.

Versailles Financial Corporation

Versailles Financial Corporation is a newly formed Maryland corporation that will own all of the outstanding shares of common stock of Versailles Savings upon completion of the mutual-to-stock conversion and the offering. Versailles Financial Corporation has not engaged in any business to date.

Our executive offices are located at 27 E. Main Street, Versailles, Ohio 45380. Our telephone number at this address is (937) 526-4515.

Our Organizational Structure

Versailles Savings and Loan Company is an Ohio chartered mutual savings and loan association that has no stockholders. Pursuant to the terms of Versailles Savings and Loan Company’s plan of conversion, Versailles Savings and Loan Company will convert from the mutual to the stock form of ownership. As part of the conversion, we are offering for sale in a subscription offering, and, potentially, a community offering and a syndicated community offering, shares of common stock of Versailles Financial Corporation. Upon the completion of the conversion and offering, Versailles Savings will be a wholly owned subsidiary of Versailles Financial Corporation.

Business Strategy

Our business strategy focuses on:

•	emphasizing the origination of one- to four-family residential mortgage loans;

•	increasing non-residential real estate lending;

•	managing interest rate risk;

•	establishing a new larger home office;

•	introducing new deposit products; and

•	maintaining our conservative underwriting guidelines with a goal of maintaining strong asset quality.

A full description of our products and services begins on page 58 of this prospectus under the heading “Business of Versailles Savings and Loan Company.”

These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions and other factors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a further discussion of our business strategy.

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are:

•	to support our internal growth through lending in communities we serve or may serve in the future;

•	to support the introduction of new financial products and services to enhance our competitive position and customer experience;

•	to provide better capital management tools, including the ability to pay dividends and to repurchase shares of our common stock, subject to market conditions and the judgment of our board;

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees; and

•	to provide additional financial resources to build or acquire a new, larger home office facility.

We believe that the additional capital raised in the offering may enable us to take advantage of business opportunities that may not otherwise be available to us. As of June 30, 2009, Versailles Savings and Loan Company was considered “well capitalized” for regulatory purposes and is not subject to a directive or a recommendation from the Ohio Division of Financial Institutions or the Office of Thrift Supervision to raise capital.

Terms of the Conversion and the Offering

Under Versailles Savings and Loan Company’s plan of conversion, our organization will convert to a fully public stock holding company structure. In connection with the conversion, we are offering between 425,000 and 575,000 shares of common stock of Versailles Financial Corporation to eligible depositors of Versailles Savings and Loan Company, to our employee benefit plans and, to the extent shares remain available, to the general public. The number of shares of common stock to be sold may be increased to up to 661,250 as a result of demand for the shares or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to more than 661,250 or decreased to less than 425,000, or the offering is extended beyond January 29, 2010, subscribers will not have the opportunity to change or cancel their stock orders.

The purchase price of each share of common stock to be issued in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, Inc., our marketing advisor in the offering, will use its best efforts to assist us in selling shares of our common stock. Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:

•	First, to depositors of Versailles Savings and Loan Company with aggregate account balances of at least $50 as of the close of business on December 31, 2007.

•	Second, to Versailles Savings and Loan Company’s tax-qualified employee benefit plans.

•	Third, to depositors of Versailles Savings and Loan Company with aggregate account balances of at least $50 as of the close of business on September 30, 2009.

•	Fourth, to depositors of Versailles Savings and Loan Company as of October 31, 2009.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to natural persons residing in Darke and Shelby Counties, Ohio. The community offering may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. If shares remain available for sale following the subscription offering or community offering, we also may offer for sale shares of common stock through a “syndicated community offering” managed by Keefe, Bruyette & Woods, Inc.

We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering. We have not established any set criteria for determining whether to accept or reject a purchase order in the community offering or the syndicated community offering, and, accordingly, any determination to accept or reject purchase orders in the community offering and the syndicated community offering will be based on the facts and circumstances known to us at the time.

To ensure a proper allocation of stock, each subscriber eligible to purchase stock in the subscription offering must list on his or her stock order and certification form all deposit accounts in which he or she had an ownership interest at December 31, 2007, September 30, 2009 or October 31, 2009, as applicable. Failure to list all accounts, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to subscribers in the subscription offering in the order of priority. A detailed description of share allocation procedures can be found in the section entitled “The Conversion.”

How We Determined the Offering Range

The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of Versailles Financial Corporation, assuming the conversion and the offering are completed. Keller & Company, Inc., our independent appraiser, has estimated that, as of August 19, 2009, this market value ranged from $4.3 million to $5.8 million, with a midpoint of $5.0 million. The market value at the midpoint of the range is based upon the independent appraisal provided by Keller & Company, Inc. The market value range is derived from the midpoint in accordance with requirements of the Office of Thrift Supervision. The offering range was determined through this independent appraisal process and the role of the Board of Directors of Versailles Financial Corporation is limited to reviewing the appraisal, establishing the per share price and either approving or not accepting the appraisal. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 425,000 shares to 575,000 shares. The $10.00 per share price was selected by the board of directors primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

The appraisal is based in part on our financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering and an analysis of a peer group of 10 publicly traded savings bank and thrift holding companies that Keller & Company, Inc. considered comparable to us.

The appraisal peer group consists of the following companies.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets[1]
			(in thousands)
BCSB Bancorp, Inc. (BCBS)	NASDAQ	Baltimore, MD	$587,076
Central Bancorp, Inc. (CEBK)	NASDAQ	Somerville, MA	560,108
Central Federal Corp (CFBK)	NASDAQ	Fairlawn, OH	288,402
Citizens Community Bancorp, Inc. (CZWI)	NASDAQ	Eau Claire, WI	546,694
FFD Financial Corp (FFDF)	NASDAQ	Dover, OH	189,014
First Advantage Bancorp (FABK)	NASDAQ	Clarksville, TN	350,285
First Keystone Financial, Inc. (FKFS)	NASDAQ	Media, PA	525,376
Liberty Bancorp, Inc, (LBCP)	NASDAQ	Liberty, MO	384,243
Wayne Savings Bancshares, Inc. (WAYN)	NASDAQ	Wooster, OH	404,079
WVS Financial Corp. (WVFC)	NASDAQ	Pittsburg, PA	419,434

1.	At June 30, 2009.

The following table presents a summary of selected pricing ratios for Versailles Financial Corporation and the peer group companies identified by Keller & Company, Inc. Ratios are based on core earnings for the twelve months ended June 30, 2009 and book value as of June 30, 2009. Core earnings, for purposes of the appraisal, are defined as net earnings after taxes, excluding the after-tax portion of income from nonrecurring items. Tangible book value is total equity, less intangible assets. Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 6.28% on a price-to-core-earnings basis, a discount of 21.21% on a price-to-book value basis and a discount of 25.08% on a price-to-tangible book value basis. The price-to-book and price-to-tangible book ratios result from our generally having higher levels of equity than the companies in the peer group on a pro forma basis. The price ratios also reflect recent volatile market conditions, particularly for stock of financial institution holding companies, and the effect of such conditions on the trading market for recent mutual-to-stock conversions. Our Board of Directors, in reviewing and approving the valuation, considered the range of price-to-core earnings multiples and the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. It was the opinion of the Board of Directors that the discounts applied to the range of price-to-core earnings multiples and the range of price-to-book value ratios and price-to-tangible book value ratios of the peer group to our pro forma multiples and ratios were reasonable in the context of our size, financial condition and operating performance relative to the peer group, under the current economic environment and market conditions.

	Price-to-book value ratio	Price-to-tangible book value ratio	Price-to-core earnings multiple
Versailles Financial Corporation (pro forma)
Maximum, as adjusted	52.49%	52.49%	34.12x
Maximum	48.57%	48.57%	28.48x
Midpoint	44.73%	43.14%	23.94x
Minimum	40.40%	40.40%	19.68x

Valuation of peer group companies using stock prices as of August 19, 2009
Average	61.64%	62.66%	30.39x
Median	55.83%	61.95%	15.26x

Keller & Company, Inc. advised the Board of Directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date, and as a result of this analysis, Keller & Company, Inc. determined that our pro forma price-to-core earnings ratios were higher than the peer group companies and our pro forma price-to-book and price-to-tangible book ratios were lower than the peer group companies.

Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price-to-book value ratio method, due to the volatility of earnings in the thrift industry. As earnings in the thrift industry have decreased in 2008 and 2009, even more emphasis has been placed on the price-to-book method. In determining the pro forma market value of Versailles Financial Corporation, primary emphasis has been placed on the price-to-book value method, with secondary focus on the price-to-tangible book value ratio and on the price-to-core earnings method, the latter recognizing the corporation’s more stable earnings relative to the industry.

For each of the valuation methods used in the appraisal, Keller & Company, Inc., applied the adjustments to our pro forma market value discussed and determined in the appraisal.

Downward adjustments were made for:

•

the liquidity of our stock because the smaller size of our offering and lower anticipated market capitalization compared to the peer group companies are likely to result in less trading activity and lower overall trading volume.

•

dividend payments because we have not committed to paying an initial dividend to our shareholders while a majority of the peer group companies paid cash dividends during their most recent four quarters.

•

market area because of unfavorable comparisons between the demographics of our market area and the demographics of the peer group companies’ market areas and because of the high level of competition among financial institutions in our market area.

•

subscription interest because of reduced levels of investor interest in new offerings, general economic conditions, generally weak aftermarket price trends, lower financial institution performance and limited activity in mergers and acquisitions in 2008 and 2009.

•	the marketing of the issue because of the need to apply a new issue discount to current offerings to attract investor attention and interest.

An upward adjustment was made for our financial condition to reflect that our ratio of equity to assets was higher than that of the peer companies and our asset quality was superior to that of the peer group companies.

No adjustments relative to the peer group companies were made in the appraisal for our earning performance, asset, loan and deposit growth or management. See “—How We Determined the Offering Range.”

Our Board of Directors carefully reviewed the information provided to it by Keller & Company, Inc. through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued, nor did the board draw any conclusions regarding how the historical data reflected above may affect Versailles Financial Corporation’s appraisal. Instead, we engaged Keller & Company, Inc. to help us understand the regulatory process as it applies to the appraisal and to advise the Board of Directors as to how much capital Versailles Financial Corporation would be required to raise under the regulatory appraisal guidelines.

The independent appraisal does not indicate per share market value. Do not assume or expect that the valuation of Versailles Financial Corporation as indicated above means that, after the conversion and the offering, the shares of common stock will trade at or above the $10.00 offering price. Furthermore, the pricing ratios presented above were utilized by Keller & Company, Inc. to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

The independent appraisal will be updated prior to the completion of the conversion. If the appraised value decreases below $4.3 million or increases above $6.6 million, subscribers may be resolicited with the approval of the Ohio Division of Financial Institutions and the Office of Thrift Supervision and be given the opportunity to change or cancel their orders. If you do not respond, we will cancel your stock order and return your subscription funds, with interest, and cancel any authorization to withdraw funds from your deposit accounts for the purchase of shares of common stock. For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion—Determination of Share Price and Number of Shares to be Issued.”

After-Market Stock Price Performance Provided by Independent Appraiser

The following table presents stock price appreciation information for all standard mutual-to-stock conversions completed between January 1, 2008 and August 19, 2009. These companies did not constitute the group of 10 comparable public companies utilized in Keller & Company, Inc.’s valuation analysis.

Mutual-to-Stock Conversion Offerings with Closing Dates

between January 1, 2008 and August 19, 2009

			Percentage Price Appreciation (Depreciation) From Initial Trading Date
Company Name and Ticker Symbol	Conversion Date	Exchange	One Day	One Week	One Month	Through August 19, 2009
			%	%	%	%

Territorial Bancorp Inc. (TBNK)	7/13/09	NASDAQ	49.90	47.50	48.00	56.00
St. Joseph Bancorp, Inc. (SJBA)[1]	2/2/2009	OTCBB	0.00	0.00	0.00	0.00
Hibernia Homestead Bancorp, Inc. (HIBE)	1/28/2009	OTCBB	0.00	5.00	5.00	40.00
First Savings Financial Group, Inc. (FSFG)	10/7/2008	NASDAQ	(1.00)	(0.10)	(8.00)	1.90
Home Bancorp, Inc. (HBCP)	10/3/2008	NASDAQ	14.90	9.20	2.40	24.00
Cape Bancorp, Inc. (CBNJ)	2/1/2008	NASDAQ	0.50	0.10	(3.00)	(13.00)
Danvers Bancorp, Inc. (DNBK)	1/10/2008	NASDAQ	(2.60)	(3.10)	2.60	27.10
Average						19.43
Median						24.00

1	There were no reported trades during these periods that affected the initial offering price at the dates indicated.

Stock price appreciation is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. In its discussions with our Board of Directors, Keller & Company, Inc. noted that during the past year, market conditions in general and for publicly-traded financial institution stocks in particular have declined significantly. Specifically, during the past year, the average price-to-book value ratio and average price-to-tangible book value ratio for publicly-traded thrift institution stocks have declined approximately 19 percent and 21 percent, respectively; and the average price per share for publicly-traded thrift institution stocks has declined by approximately 24 percent. This decline is a reflection of the instability of the financial markets that began in late 2008 and continued into the first half of 2009. This instability affected the number of institutions seeking to accomplish a mutual to stock conversion. For example, for the previous comparable period (January 1, 2007 to August 19, 2008), there were 18 mutual to stock conversions that were completed. The easing of the financial crisis in the second half of 2009 is reflected in the table as some of the institutions began to show price appreciation. The companies listed in the table above may not be similar to Versailles Financial Corporation, the pricing ratios for their stock offerings were in some cases different from the pricing ratios for Versailles Financial Corporation’s common stock and the market conditions in which these offerings were completed were, in some cases, different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings.

There can be no assurance that our stock price will not trade below $10.00 per share, as has been the case for many mutual-to-stock conversions. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 17.

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25 shares. Generally, no individual, or individuals exercising subscription rights through a single qualifying account held jointly, may purchase more than 15,000 shares ($150,000) of common stock. If any of the following persons purchases shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 30,000 shares ($300,000):

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion—Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock

In the subscription offering and community offering, you may pay for your shares only by:

•	personal check, bank check or money order, made payable to Versailles Financial Corporation; or

•	authorizing us to withdraw funds from the types of Versailles Savings and Loan Company deposit accounts permitted on the stock order and certification form.

Versailles Savings and Loan Company is not permitted to knowingly lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a check drawn on a Versailles Savings and Loan Company line of credit or a third-party check to pay for shares of common stock.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order and certification form, together with full payment or authorization to withdraw from one or more of your Versailles Savings deposit accounts, so that it is received (not postmarked) before 12:00 p.m., Eastern time, on December 15, 2009, which is the expiration of the offering period. For orders paid for by check or money order, the funds will be cashed promptly and held in a segregated account at Versailles Savings and Loan Company, or in our discretion at another insured depository institution. We will pay interest on those funds calculated at Versailles Savings and Loan Company’s current passbook savings rate from the date funds are received until completion or termination of the conversion and the offering. Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest at our passbook savings rate subsequent to the withdrawal. All funds authorized for withdrawal from deposit accounts with Versailles Savings must be in the accounts at the time the stock order is received. However, funds will not be withdrawn from the accounts until the completion of the conversion and offering and will earn interest at the applicable deposit account rate until that time. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive your order, your order cannot be changed or canceled unless the number of shares of common stock to be offered is increased to more than 661,250 shares or decreased to fewer than 425,000 shares, or the offering is extended beyond January 29, 2010.

By signing the stock order and certification form, you are acknowledging receipt of a prospectus and that the shares of common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by Versailles Financial Corporation, Versailles Savings and Loan Company, the Federal Deposit Insurance Corporation or any other government agency.

You may be able to subscribe for shares of common stock using funds in your individual retirement account, or IRA. However, shares of common stock must be purchased through and held in a self-directed retirement account, such as those offered by a brokerage firm. By regulation, Versailles Savings and Loan Company’s individual retirement accounts are not self-directed, so they cannot be used to purchase or hold shares of our common stock. If you wish to use some or all of the funds in your Versailles Savings individual retirement account to purchase our common stock, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. It will take time to transfer your Versailles Savings individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the December 15, 2009 expiration of the offering period, for assistance with purchases using your Versailles Savings individual retirement account or any other retirement account that you may have. Whether you may use such funds for the purchase of shares in the stock offering may depend on time constraints and, possibly, limitations imposed by the brokerage firm or institution where the funds are held.

Delivery of Stock Certificates

Certificates representing shares of common stock sold in the offering will be mailed to the persons entitled thereto at the certificate registration address noted by them on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. It is possible that, until certificates for the common stock are delivered, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

How We Intend to Use the Proceeds From the Offering

Assuming we sell 575,000 shares of common stock in the stock offering at the maximum of the offering range, and we have net proceeds of $5.2 million, we intend to distribute the net proceeds as follows:

•	$2.6 million (50.0% of the net proceeds) will be invested in Versailles Savings and Loan Company;

•	$460,000 (8.0% of the gross proceeds) will be loaned to our employee stock ownership plan to fund its purchase of our shares of common stock; and

•	$2.1 million (50% of the net proceeds remaining after funding the loan to the employee stock ownership plan) will be retained by Versailles Financial Corporation.

We may use the funds we retain for investments, to pay cash dividends, to repurchase shares of common stock and for other general corporate purposes. Versailles Savings may use the proceeds it receives to build or lease a new home office, and to support increased lending and other products and services, and to repay short-term borrowings. The net proceeds retained by Versailles Financial Corporation and Versailles Savings and Loan Company also may be used for future business expansion through acquisitions of banks, thrifts and other financial services companies, and opening or acquiring branch offices. We have no current arrangements or agreements with respect to any such acquisitions. Initially, a substantial portion of the net proceeds will be invested in short-term investments and mortgage-backed securities consistent with our investment policy.

Please see the section of this prospectus entitled “How We Intend to Use the Proceeds From the Offering” for more information on the proposed use of the proceeds from the offering.

You May Not Sell or Transfer Your Subscription Rights

Office of Thrift Supervision regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. When completing your stock order and certification form, you should not add the name(s) of persons who do not have subscription rights or who qualify in a lower subscription priority than you do. In addition, the stock order and certification form requires that you list all deposit or loan accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your subscription.

Deadline for Orders of Common Stock

If you wish to purchase shares of common stock in the offering, we must receive a properly completed original stock order and certification form, together with full payment for the shares of common stock, at either the Stock Information Center or the office of Versailles Savings no later than 12:00 p.m., Eastern time, on December 15, 2009. A postmark prior to December 15, 2009 will not entitle you to purchase shares of common stock unless we receive the envelope by 12:00 p.m., Eastern time on December 15, 2009. You may submit your stock order and certification form by mail using the order reply envelope provided, by overnight courier to the Stock Information Center address indicated on the order form, or by hand delivery to our office, located at 27 E. Main Street, Versailles, Ohio 45380. Once we receive it, your order is irrevocable unless the offering is terminated or extended beyond January 29, 2010 or the number of shares of common stock to be sold is decreased to less than 425,000 shares or increased to more than 661,250 shares. If the offering is extended beyond January 29, 2010, or if the number of shares of common stock to be sold is decreased to less than 425,000 shares or is increased to more than 661,250 shares, we will, with the approval of the Ohio Division of Financial Institutions and the Office of Thrift Supervision, resolicit subscribers, giving them the opportunity to confirm, cancel or change their stock orders during a specified resolicitation period.

Although we will make reasonable attempts to provide a prospectus and offering materials to all holders of subscription rights, the subscription offering and all subscription rights will expire at 12:00 p.m., Eastern time, on December 15, 2009, whether or not we have been able to locate each person entitled to subscription rights.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 425,000 shares of common stock, we may take steps to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase limitations; and/or

•

seek the approval of the Ohio Division of Financial Institutions and the Office of Thrift Supervision to extend the offering beyond January 29, 2010, so long as we resolicit subscriptions that we have previously received in the offering.

If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit.

Possible Change in the Offering Range

Keller & Company, Inc. will update its appraisal before we complete the offering. If, as a result of demand for the shares, or changes in market conditions, Keller & Company, Inc. determines that our pro forma market value has increased, we may sell up to 661,250 shares in the offering without further notice to you. If our pro forma market value at that time is either below $4.3 million or above $6.6 million, then, after consulting with the Ohio Division of Financial Institutions and the Office of Thrift Supervision, we may:

•	terminate the stock offering and promptly return all funds;

•	set a new offering range and give all subscribers the opportunity to confirm, modify or rescind their purchase orders for shares of Versailles Financial Corporation’s common stock; or

•	take such other actions as may be permitted by the Ohio Division of Financial Institutions, the Office of Thrift Supervision and the Securities and Exchange Commission.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of Versailles Savings and Loan Company that is being called to vote upon the conversion, and at any time after member approval with the approval of the Ohio Division of Financial Institutions and the Office of Thrift Supervision.

We must sell a minimum of 425,000 shares to complete the offering. If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at our passbook savings rate and we will cancel deposit account withdrawal authorizations.

Purchases by Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 101,500 shares of common stock in the offering, or 23.9% of the shares to be sold at the minimum of the offering range. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. The purchase price paid by our directors and executive officers for their subscribed shares will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering.

Benefits to Management and Potential Dilution to Stockholders Following the Conversion

We expect our tax-qualified employee stock ownership plan to purchase 8% of the total number of shares of common stock that we sell in the offering, or 46,000 shares of common stock, assuming we sell the maximum of the shares proposed to be sold. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8% of the total number of shares of common stock sold in the offering. Purchases by the employee stock ownership plan will be included in determining whether the required minimum number of shares has been sold in the offering. Assuming the employee stock ownership plan purchases 46,000 shares in the offering, we will recognize additional pre-tax compensation expense of $460,000 over a 20-year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 20-year period. If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly.

We also intend to implement one or more stock-based benefit plans no earlier than six months after completion of the conversion. Stockholder approval of these plans will be required, and the stock-based benefit plans cannot be implemented until at least six months after the completion of the conversion pursuant to applicable regulations. If adopted within 12 months following the completion of the conversion, the stock-based benefit plan will reserve a number of shares of common stock equal to not more than 4% of the shares sold in the offering, or up to

23,000 shares of common stock at the maximum of the offering range, for restricted stock awards to key employees and directors, at no cost to the recipients. If adopted within 12 months following the completion of the conversion, the stock-based benefit plan will also reserve a number of stock options equal to not more than 10% of the shares of common stock sold in the offering, or up to 57,500 shares of common stock at the maximum of the offering range, for key employees and directors. If the stock-based benefit plans are adopted after one year from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply, and we may adopt stock-based benefit plans encompassing more than 80,500 shares of our common stock. We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion or whether we will present these plans for stockholder approval more than 12 months after the completion of the conversion.

If 4% of the shares of common stock sold in the offering are awarded under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 3.8% in their ownership interest in Versailles Financial Corporation. If 10% of the shares of common stock sold in the offering are issued upon the exercise of options granted under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 9.1% in their ownership interest in Versailles Financial Corporation. The dilution will be greater if the plans are adopted more than 12 months after the conversion and the plans exceed the noted 4% and 10% limitations. See “Management of Versailles Financial Corporation—Benefits to be Considered Following Completion of the Stock Offering.”

We intend to enter into employment agreements with our executive officers. See “Management of Versailles Financial Corporation—Benefit Plans and Agreements—Employment Agreements” for a further discussion of Mr. Ahlers’ agreement, including the terms and potential costs, as well as a description of other benefits arrangements.

Market for Common Stock

Due to the relatively small size of our initial public stock offering, our stock will be quoted on the OTC Bulletin Board. The OTC Bulletin Board is a market with generally less liquidity and fewer buyers and sellers than the NASDAQ Stock Market. Even if a liquid market develops for our stock, there is no assurance that it can be maintained. An active, orderly trading market depends on the presence and participation of willing buyers and sellers which neither Versailles Financial Corporation nor the market makers can control. This may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could depress the market price. For these reasons, our stock should not be viewed as a short term investment. See “Market for the Common Stock” for a discussion of factors that may affect the trading price.

Under federal income tax regulations, employer securities that are held by participants in an employee stock ownership plan (“ESOP”) and that are not readily tradeable on an established market must include a put option. The put option will give participants in the employee stock ownership plan the right to demand that Versailles Financial Corporation redeem shares of employer stock held by the participant, for which there is no market, for an established cash price. The OTC Bulletin Board which Versailles Financial Corporation will be quoted on does not meet the Internal Revenue Code requirements to be readily tradeable on an established securities market. The Securities Exchange Commission’s Accounting Series Release 268 requires securities held by an ESOP to be reported outside of permanent equity if, by their terms, they can be put to the sponsor for cash.

Our Policy Regarding Dividends

Following completion of the stock offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors, including the following:

•	regulatory capital requirements;

•	our financial condition and results of operations;

•	tax considerations;

•	statutory and regulatory limitations; and

•	general economic conditions and forecasts.

Tax Consequences

As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to Versailles Savings and Loan Company, Versailles Financial Corporation, or persons eligible to subscribe in the subscription offering. See “The Conversion – Material Income Tax Consequences” for additional information.

Conditions to Completion of the Conversion and the Offering

We cannot complete the conversion and the offering unless:

•

the plan of conversion is approved by at least a majority of votes eligible to be cast by members of Versailles Savings and Loan Company. A special meeting of members to consider and vote upon the plan of conversion has been set for December 22, 2009;

•	we have received orders to purchase at least the minimum number of shares of common stock offered; and

•	we receive final approval of the Ohio Division of Financial Institutions and the Office of Thrift Supervision to complete the conversion and the offering.

How You Can Obtain Additional Information

Employees of Versailles Savings and Loan Company or its affiliates may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. However, our employees may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or the offering, please call our Stock Information Center, toll free, at (877) 860-2091, Monday through Friday between 10:00 a.m. and 5:00 p.m., Eastern time. The Stock Information Center will be closed on weekends and bank holidays.

TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF DECEMBER 15, 2009 IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED OR HAND-DELIVERED ANY LATER THAN FIVE DAYS OR TWO DAYS, RESPECTIVELY, PRIOR TO DECEMBER 15, 2009.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our shares of common stock.

Risks Related to Our Business

The United States Economy Is In a Deep Recession. A Prolonged Economic Downturn, Especially One Affecting Our Geographic Market Area, Would Likely Materially Affect Our Business and Financial Results.

The United States economy entered a recession in the fourth quarter of 2007. Throughout the course of 2008 and in the first two quarters of 2009, economic conditions continued to worsen, due in part to the fallout from the collapse of the sub-prime mortgage market. Negative developments in the global credit and securitization markets also have resulted in uncertainty in the financial markets during the latter half of 2007 and during 2008 and 2009, with the expectation of the general economic downturn continuing through the remainder of 2009 and into 2010. Loan portfolio quality has deteriorated at many institutions, reflecting in part, the deteriorating U.S. economy and rising unemployment. In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline. The continuing real estate slump also has resulted in reduced demand for the construction of new housing and increased delinquencies in construction, residential and commercial mortgage loans. Financial institution and financial institution holding company stock prices have declined substantially, and it is significantly more difficult for financial institutions and financial institution holding companies to raise capital or borrow in the debt markets. Continued negative developments in the financial industry and the domestic and international credit markets, may significantly affect the markets in which we do business, the markets for and value of our loans and investments, and our ongoing operations, costs and profitability. Further, continued declines in the stock market in general, or for stock of financial institutions and their holding companies, could affect our stock performance.

Economic Conditions in Our Market Area May Negatively Affect Our Business and Financial Results

Our market area consists of northeastern Darke County and western Shelby County in Ohio. These two counties have experienced minimal growth in population and households since 1990. This relatively stable population trend is also reflected in our modest loan growth over the past few years. Housing prices in our market area have also remained relatively stable over the past few years since the practices that contributed to rapidly increase housing prices, such as sub-prime lending, did not take hold in our market area.

While we did not originate or invest in sub-prime mortgages, our lending business is tied, in part, to the real estate market, which has been dramatically weakened by the recession. Although most of our lending is located in the Darke County, Ohio market, which we believe has not been as adversely affected by the real estate crisis as some other areas of the country, we remain vulnerable to adverse changes in the real estate market. Accordingly, the local economic conditions in Darke and Shelby Countiesand the State of Ohio have a significant impact on the ability of borrowers to repay loans as well as our ability to originate new loans. As such, a decline in real estate valuations would lower the value of the collateral securing those loans. In addition, a significant weakening in general economic conditions such as inflation, recession, unemployment or other factors beyond our control could negatively affect our financial results.

An important segment of our employment base is the manufacturing industry which includes automobile production and supporting industries. As of June 30, 2009, the unemployment rate in Darke County, Ohio, our primary market area, was 11.7%, up from 6.3% a year earlier, as compared to the unemployment rate in the State of Ohio of 11.2% and the national rate of 9.7%. Most of the job loss was in the manufacturing industry. The Shelby County unemployment rate went from 5.5% to 13.5% during the same period with employment loss concentrated in the manufacturing industry. We expect that the local unemployment rate will continue to rise in 2009 along with the Ohio and national rates. Adverse changes in the economy also have an adverse effect on employment, which has a negative effect on the ability of our borrowers to make timely repayments of their loans, whether commercial, residential or consumer

The continuing real estate slump has also resulted in reduced demand for the construction of new housing and sales of existing homes and has depressed home prices. These conditions may cause a further reduction in loan demand, and increases in our non-performing assets, net charge-offs and provisions for loan losses. At June 30, 2009, loans secured by real estate in our primary market area represented 91.0% of our total loans.

Based on the above, the economic recession has already had a negative effect on our operations, and if it persists or deepens, could have a further negative effect on us.

We have increased and plan to continue to increase our levels of non-residential real estate loans which in turn increase our exposure to credit risks.

At June 30, 2009, our portfolio of non-residential real estate loans totaled $5.8 million, or 16.9% of our total loans, compared to $4.8 million, or 15.2% of our total loans at June 30, 2008, respectively. We intend to continue to emphasize the origination of these types of loans consistent with safety and soundness.

Non-residential real estate loans generally expose a lender to a greater risk of loss than one- to four-family residential loans. Repayment of such loans generally depends, in large part, on sufficient income from the property or the borrower’s business, respectively, to cover operating expenses and debt service. These types of loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Changes in economic conditions that are beyond the control of the borrower and lender could affect the value of the security for the loan, the future cash flow of the affected property or business, or the marketability of a construction project with respect to loans originated for the acquisition and development of property. As we increase our portfolio of these loans, we may experience higher levels of non-performing assets and/or loan losses.

We target our business lending and marketing strategy towards small to medium-sized businesses. These small to medium-sized businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact these businesses, our results of operations and financial condition may be adversely affected.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable incurred losses in our loan portfolio, resulting in additions to our allowance. While our allowance for loan losses was 0.76% of total loans at June 30, 2009, future additions to our allowance could materially decrease our net income.

In addition, the Ohio Division of Financial Institutions and the Office of Thrift Supervision periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities might have a material adverse effect on our financial condition and results of operations.

Our expenses will increase as a result of increases in Federal Deposit Insurance Corporation insurance premiums, including an emergency assessment imposed in May 2009.

On February 27, 2009, the Federal Deposit Insurance Corporation issued a final rule that alters the way the Federal Deposit Insurance Corporation calculates federal deposit insurance assessment rates beginning in the second quarter of 2009 and thereafter. Under the rule, the Federal Deposit Insurance Corporation first establishes an institution’s initial base assessment rate. This initial base assessment rate ranges, depending on the risk category of the institution, from 12 to 45 basis points. The Federal Deposit Insurance Corporation then adjusts the initial base assessment (higher or lower) to obtain the total base assessment rate. The adjustments to the initial base assessment rate are based upon an institution’s levels of unsecured debt, secured liabilities, and brokered deposits. The total base assessment rate ranges from 7 to 77.5 basis points of the institution’s deposits.

On May 22, 2009, the Federal Deposit Insurance Corporation announced a one-time special assessment that would impose a special 5 basis points assessment on each FDIC-insured depository institution’s assets, minus its Tier 1 capital on June 30, 2009, which would be collected on September 30, 2009. The special assessment will be capped at 10 basis points of an institution’s domestic deposits. This special assessment has resulted in additional non-interest expense of $16,000 for the fiscal year ended June 30, 2009. In addition, the Federal Deposit Insurance Corporation may assess additional special premiums in the future.

The Federal Deposit Insurance Corporation has assumed significant additional obligations in recent years as a result of (i) a significant increase in bank and thrift failures, (ii) an increase in obligations assumed in assisted mergers, (iii) the implementation of the Temporary Liquidity Guarantee Program, (iv) the increase in the deposit insurance maximum to $250,000 through December 31, 2013, (v) Federal legislation providing coverage for newly-issued senior unsecured debt and non-interest bearing transaction and certain NOW accounts in excess of the $250,000 limit, for which institutions will be assessed additional premiums until June 30, 2010 and (vi) the FDIC’s new role in guaranteeing financing in the U.S. Treasury’s Public-Private Investment Program. To finance these new obligations, Congress has recently increased the FDIC’s authority to borrow from the U.S. Treasury to $100 billion. Many observers believe the Federal Deposit Insurance Corporation will need to revise its regular assessment rates and/or implement additional special assessments in order to pay for these obligations. These actions will significantly increase our non-interest expense in 2009 and in future years as long as the increased premiums are in place.

On September 29, 2009, the Federal Deposit Insurance Corporation issued a proposed rule pursuant to which all insured depository institutions would be required to prepay their estimated assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012. Under the proposed rule, this pre-payment would be due on December 30, 2009. Under the proposed rule, the assessment rate for the fourth quarter of 2009 and for 2010 would be based on each institution’s total base assessment rate for the third quarter of 2009, modified to assume that the assessment rate in effect on September 30, 2009 had been in effect for the entire third quarter, and the assessment rate for 2011 and 2012 would be equal to the modified third quarter assessment rate plus an additional 3 basis points. In addition, each institution’s base assessment rate for each period would be calculated using its third quarter assessment base, adjusted quarterly for an estimated 5% annual growth rate in the assessment base through the end of 2012. Based on our deposits and assessment rate at September 30, 2009, we estimate that our prepayment amount will be approximately $88,000. We expect that we will be able to make the prepayment from available cash on hand.

Negative developments in the financial industry and the credit markets may adversely affect our operations and results.

Negative developments in the latter half of 2007 and during 2008 and 2009 in the global credit and securitization markets have resulted in significant uncertainty in the financial markets. Loan portfolio quality has deteriorated at many institutions. In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline. In the first half of 2009, there were 45 failures of FDIC-insured banks and thrift institutions. Bank and bank holding company stock prices have been negatively affected, as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets. Specifically, the Federal Deposit Insurance Corporation Quarterly Banking Profile reported that noncurrent assets plus other real estate owned as a percentage of assets rose to 2.77% as of June 30, 2009, compared to 1.89% as of December 31, 2008 and 0.95% as of December 31, 2007. For the year ended December 31, 2008, the Federal Deposit Insurance

Corporation Quarterly Banking Profile reported that return on average assets decreased to 0.04% compared to 0.81% for the year ended December 31, 2007. For the six months ended June 30, 2009, the annualized return on average assets was .04%. The NASDAQ Bank Index declined 23.92% between December 31, 2007 and December 31, 2008, and an additional 23.73% between December 31, 2008 and June 30, 2009.

The potential exists for additional federal or state laws and regulations regarding lending and funding practices and liquidity standards, and bank regulatory agencies are expected to be active in responding to concerns and trends identified in examinations, including the expected issuance of many formal enforcement orders. Actions taken to date, as well as potential actions, may not have the beneficial effects that are intended, particularly with respect to the extreme levels of volatility and limited credit availability currently being experienced. In addition, new laws, regulations, and other regulatory changes may further increase our Federal Deposit Insurance Corporation insurance premiums and may also increase our costs of regulatory compliance and of doing business, and otherwise affect our operations. New laws, regulations, and other regulatory changes, along with negative developments in the financial industry and the domestic and international credit markets, may significantly affect the markets in which we do business, the markets for and value of our loans and investments, and our ongoing operations, costs and profitability. Further, continued declines in the stock market in general, or for stock of financial institutions and their holding companies, could affect our stock performance.

Future changes in interest rates could reduce our profits.

Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

As a result of our focus on one- to four-family residential real estate loans, the interest rates we earn on our loans are generally fixed for a longer period of time. Additionally, many of our securities investments have lengthy maturities with both adjustable and fixed interest rates. Like many savings institutions, our focus on deposit accounts as a source of funds, which have no stated maturity date or shorter contractual maturities, results in our liabilities having a shorter duration than our assets. For example, as of June 30, 2009, 39.9% of our loans had maturities of 10 years or longer, while 56.3% of our certificates of deposits had maturities of six months or less. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets, such as loans and investments, may not increase as rapidly as the interest paid on our liabilities, such as deposits. In a period of declining interest rates, the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called or prepaid, thereby requiring us to reinvest these cash flows at lower interest rates.

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable-rate loans. Changes in interest rates also affect the current fair value of our securities portfolio. Generally, the value of securities moves inversely with changes in interest rates. At June 30, 2009, the Office of Thrift Supervision “rate shock” analysis indicated that our net portfolio value (the difference between the present value of our assets and the present value of our liabilities) would decrease by $1.5 million or 18.0% if there was an instantaneous 200 basis point increase in market interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

We Depend On Our Management Team To Implement Our Business Strategy And Execute Successful Operations And We Could Be Harmed By The Loss Of Their Services.

We are dependent upon the services of our senior management team. Our strategy and operations are directed by the senior management team. Upon completion of the conversion and offering, our president and chief executive officer and our two other executive officers will enter into employment agreements with Versailles Savings and Loan Company. Any loss of the services of the president and chief executive officer or other members of the management team could impact our ability to implement our business strategy, and have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management of Versailles Financial Corporation— Benefit- Plans and Agreements—Employment Agreement.”

We Will Need to Implement Additional Finance and Accounting Systems, Procedures and Controls in Order to Satisfy Our New Public Company Reporting Requirements. This Will Increase Our Operating Expenses.

In connection with the stock offering, we are becoming a public company. The federal securities laws and regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal control over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert our management’s attention from our operations. Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which will require us to upgrade our accounting systems, which will increase our operating costs. In addition, such requirements may cause us to hire additional accounting, internal audit and/or compliance personnel.

Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market areas, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long-term basis. Our profitability depends upon our continued ability to successfully compete in our market areas. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected. For additional information see “Business of Versailles Savings and Loan Company—Market Area and Competition.”

The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can.

A legislative proposal has been introduced that would eliminate our primary federal regulator and require Versailles Financial Corporation to become a bank holding company.

The U.S. Treasury Department recently released a legislative proposal that would implement sweeping changes to the current bank regulatory structure. The proposal would create a new federal banking regulator, and merge the Office of Thrift Supervision, as well as the Office of the Comptroller of the Currency (the primary federal regulator for national banks) into this new federal bank regulator. If this legislation is enacted, the Federal Deposit Insurance Corporation is likely to become our new federal regulator. The proposal would also require thrift holding companies, such as Versailles Financial Corporation, to be regulated as bank holding companies subject to the regulation and supervision of the Federal Reserve Board. Unlike a bank holding company, a thrift holding company is not required to maintain any minimum level of regulatory capital. In the event Versailles Financial Corporation is regulated as a bank holding company in the future, we anticipate it will meet the requirements to be well-capitalized as a bank holding company.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision, and examination by the Ohio Division of Financial Institutions, the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Such regulators govern the activities in which we may engage, primarily for the protection of depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a bank, the classification of assets by a bank, and the adequacy of a bank’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on us and our operations. Because our business is highly regulated, the laws, rules and applicable regulations are subject to regular modification and change. There can be no assurance that proposed laws, rules and regulations, or any other laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects.

Risks Related to this Stock Offering

The future price of the shares of common stock may be less than the purchase price in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them at or above the purchase price in the stock offering. The purchase price in the offering is determined by an independent, third-party appraisal, pursuant to federal banking regulations and subject to review and approval by the Ohio Division of Financial Institutions and the Office of Thrift Supervision. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. Our aggregate pro forma market value as reflected in the final, approved independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

The capital we raise in the stock offering will reduce our return on equity. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. For the year ended June 30, 2009, our return on average equity was 1.85%, which is below that of most other financial institutions. Following the stock offering, we expect our equity to increase from $7.4 million to between $10.7 million at the minimum of the offering range and $12.1 million at the maximum of the offering range. Based upon our earnings for the year ended June 30, 2009, and these pro forma equity levels, our return on equity would be 1.29% and 1.15% at the minimum and maximum of the offering range, respectively. We expect our return on equity to remain lower until we are able to leverage the additional capital we receive from the stock offering. Although we believe we will be able to increase net interest income using proceeds of the stock offering, our return on equity will be reduced by the capital raised in the stock offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plan we intend to adopt. Until we can increase our net interest income and non-interest income, we expect our return on equity to remain at a relatively low level, which may reduce the value of our shares of common stock.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase 8% of the total shares of common stock sold in the stock offering, with funds borrowed from Versailles Financial Corporation. The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $340,000 and $460,000 at the minimum and maximum of the offering range, respectively. We will record an annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. See “Management of Versailles Financial Corporation—Employee Stock Ownership Plan.”

We also intend to adopt a stock-based benefit plan after the stock offering that would award participants shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock if these plans are adopted within 12 months after the completion of the conversion. The number of shares of restricted stock or stock options reserved for issuance under any initial stock-based benefit plan may not exceed 4% and 10%, respectively, of the shares issued in the stock offering (and may be greater if the plans are adopted after 12 months). As discussed in “Pro Forma Data” the implementation of these plans will reduce our pro forma income from $162,000 at the minimum of the offering range to $106,000 and from $173,000 to $96,000 at the maximum of the offering range. In addition, pro forma stockholders’ equity would be reduced from $11.0 million at the minimum of the offering range to $10.5 million and from $12.5 million to $11.8 million at the maximum of the offering range. See “Management of Versailles Financial Corporation—Benefits to be Considered Following Completion of the Stock Offering.”

The implementation of stock-based benefit plans may dilute your ownership interest.

We intend to adopt one or more stock-based benefit plans, which will allow participants to be awarded shares of common stock (at no cost to them) or options to purchase shares of our common stock, following the stock offering. These stock-based benefit plans will be funded through either open market purchases of shares of common stock, if permitted, or from the issuance of authorized but unissued shares of common stock. Stockholders would experience a reduction in ownership interest totaling 12.3% in the event newly issued shares are used to fund stock options or awards of shares of common stock under these plans in an amount equal to 10% and 4%, respectively, of the shares issued in the stock offering. We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the stock offering.

There Will be a Very Limited Trading Market in Our Common Stock, Which Will Hinder Your Ability to Sell Our Common Stock and May Lower the Market Price of the Stock.

Versailles Financial Corporation has never issued stock and, therefore, there is no current trading market for the shares of common stock. Moreover, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and senior officers and is used as a measurement of shares available for trading, is likely to be quite limited. The limited trading market could also result in a wider spread between the “bid” and “ask” prices for the stock, which could make it more difficult to sell a large number of shares at one time and could mean a sale of a large number of shares at one time could depress the market price.

Due to the relatively small size of our initial public stock offering, we anticipate that our stock will be quoted on the OTC Bulletin Board. The OTC Bulletin Board is a market with less liquidity and fewer buyers and sellers than the NASDAQ Stock Market. Even if a liquid market develops for our stock, the market liquidity may not be maintained and the trading price may be above or below the $10.00 offering price. An active, orderly trading market depends on the presence and participation of willing buyers and sellers which neither Versailles Financial Corporation nor the stock’s market makers can control. This may affect your ability to sell your shares on short notice and the price at which they can be sold, and the sale of a large number of shares at one time could temporarily depress the market price. For these reasons, our stock should not be viewed as a short-term investment. See “Market for the Common Stock.”

Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. In a few recent transactions, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the price at which the shares were sold in the offerings conducted by those companies.

We will enter into employment agreements that may increase our compensation costs.

We will enter into employment agreements with each of Douglas P. Ahlers, President and Chief Executive officer, Cheryl J. Leach, Vice President and Chief Financial Officer and Jerome F. Bey, III, Vice President and Senior Lender. In the event of involuntary or good reason termination of employment, or certain types of termination following a change in control, as set forth in the employment agreements, and assuming the agreements were in effect as of June 30, 2009, the employment agreements provide for cash severance benefits that would cost up to approximately $477,849 in the aggregate based on information as of June 30, 2009. For additional information see “Management of Versailles Financial Corporation—Benefit Plans and Agreements—Employment Agreement.”

We have broad discretion in using the proceeds of the stock offering. Our failure to effectively use such proceeds could reduce our profits.

We will use a portion of the net proceeds to finance the purchase of shares of common stock in the stock offering by the employee stock ownership plan and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, deposit funds in Versailles Savings and Loan Company or for other general corporate purposes. Versailles Savings and Loan Company may use the proceeds it receives to fund new loans, repay short-term borrowings, build or acquire a new home office, purchase investment securities, or for other general corporate purposes. We have not identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds and we cannot predict how long we will require to effectively deploy the proceeds, if at all.

Our stock value may be negatively affected by federal regulations that restrict takeovers. In addition, the corporate governance provisions in our articles of incorporation and bylaws, and the corporate governance provisions under Maryland law, may prevent or impede the holders of our common stock from obtaining representation on our Board of Directors and may impede takeovers of the company that our board might conclude are not in the best interest of Versailles Financial Corporation or its stockholders.

For three years following the stock offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. See “Restrictions on Acquisition of Versailles Financial Corporation” for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions.

In addition, provisions in our articles of incorporation and bylaws may prevent or impede holders of our common stock from obtaining representation on our Board of Directors and may make takeovers of Versailles Financial Corporation more difficult. For example, our Board of Directors is divided into three staggered classes. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Our articles of incorporation include a provision that no person will be entitled to vote any shares of our common stock in excess of 10% of our outstanding shares of common stock. This limitation does not apply to the purchase of shares by a tax-qualified employee stock benefit plan established by us. In addition, our articles of incorporation and bylaws restrict who may call special meetings of stockholders and how directors may be removed from office. We also can issue additional shares of common and preferred stock without the prior approval of shareholders and such preferred shares may have terms more favorable than our common shares. Additionally, in certain instances, the Maryland General Corporation Law requires a supermajority vote of our stockholders to approve a merger or other business combination with a large stockholder, if the proposed transaction is not approved by a majority of our directors. See “Restrictions on Acquisition of Versailles Financial Corporation.”

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected historical financial and other data of Versailles Savings and Loan Company for the years and at the dates indicated. The information for the years ended June 30, 2009, 2008 and 2007 is derived in part from, and should be read together with, the audited financial statements and notes thereto of Versailles Savings and Loan Company beginning at page F-1 of this prospectus.

	At June 30,
	2009	2008	2007
	(In thousands)
Selected Financial Condition Data:

Total assets	$40,788	$38,857	$38,973
Cash and cash equivalents	2,509	3,517	2,720
Interest-bearing time deposits in other institutions	824	99	297
Securities available for sale, at fair value	897	1,204	1,234
Securities held to maturity	1,124	1,874	1,267
Loans receivable, net	34,428	31,269	32,577
Foreclosed assets, net	—	—	—
Other real estate owned	—	—	—
Deposits	24,585	23,507	23,424
Federal Home Loan Bank of Cincinnati advances	7,500	7,000	7,500
Other secured borrowings	—	—	—
Total equity capital	7,379	7,427	7,202

	For the Years Ended June 30,
	2009	2008	2007
	(In thousands)
Selected Operating Data:

Interest and dividend income	$2,058	$2,265	$2,286
Interest expense	931	1,110	1,064

Net interest income	1,127	1,155	1,222
Provision for loan losses	110	—	—

Net interest income after provision for loan losses	1,017	1,155	1,222
Noninterest income (loss)	(49)	(66)	4
Noninterest expense	761	700	707

Income before income tax expense	207	389	519
Income tax expense	69	130	174

Net income	$138	$259	$345

	At or For the Years Ended June 30,
	2009	2008	2007

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets)	0.35%	0.67%	0.90%
Return on average equity (ratio of net income to average equity	1.85%	3.52%	4.79%
Interest rate spread (1)	2.35%	2.33%	2.62%
Net interest margin (2)	2.93%	3.04%	3.28%
Efficiency ratio (3)	67.22%	60.31%	57.60%
Non-interest expense to average total assets (1)	1.93%	1.80%	1.85%
Average interest-earning assets to average interest-bearing liabilities	123.80%	124.27%	123.11%
Average equity to average total assets	18.97%	19.02%	18.85%

Asset Quality Ratios:
Non-performing assets to total assets	0.65%	0.71%	0.21%
Non-performing loans to total loans	0.76%	0.87%	0.25%
Allowance for loan losses to non-performing loans	99.65%	60.61%	201.22%
Allowance for loan losses to total loans	0.76%	0.53%	0.51%

Capital Ratios:
Total capital (to risk-weighted assets)	32.67%	34.85%	32.52%
Tier I capital (to risk-weighted assets)	31.60%	34.11%	31.81%
Tier I capital (to total assets)	18.91%	19.59%	18.91%

Other Data:
Number of full service offices	1	1	1
Full time equivalent employees	7	6	6

(1)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income, excluding gains or losses on the sale of securities and other-than-temporary impairment loss on securities.

RECENT DEVELOPMENTS

The following tables contain certain information concerning the financial position and results of operations of Versailles Savings and Loan Company at the dates and for the periods indicated. The data presented at September 30, 2009 and for the three months ended September 30, 2009 and September 30, 2008 are derived from unaudited financial statements but, in the opinion of management, reflects all adjustments necessary to present fairly the results for these interim periods. These adjustments consist only of normal recurring adjustments. The results of operations for the three months ended September 30, 2009 are not necessarily indicative of the results of operations that may be expected for the fiscal year ending June 30, 2010.

	At September 30, 2009	At June 30, 2009
	(In thousands)
Selected Financial Condition Data:

Total assets	$41,617	$40,788
Cash and cash equivalents	1,879	2,509
Interest-bearing time deposits in other institutions	824	824
Securities available for sale, at fair value	917	897
Securities held to maturity	1,050	1,124
Loans receivable, net	35,726	34,428
Foreclosed assets, net	—	—
Other real estate owned	—	—
Deposits	24,360	24,585
Federal Home Loan Bank of Cincinnati advances	8,500	7,500
Other secured borrowings	—	—
Total equity capital	7,447	7,379

	For the Three Months Ended September 30,
	2009	2008
	(In thousands)
Selected Operating Data:

Interest and dividend income	$511	$497
Interest expense	205	248

Net interest income	306	249
Provision for loan losses	—	—

Net interest income after provision for loan losses	306	249
Noninterest income (loss)	1	(1)
Noninterest expense	226	179

Income before income tax expense	81	69
Income tax expense	27	23

Net income	$54	$46

	At or For the Three Months Ended September 30,
	2009	2008
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets)	0.53%	0.47%
Return on average equity (ratio of net income to average equity	2.91%	2.47%
Interest rate spread (1)	2.62%	1.98%
Net interest margin (2)	3.09%	2.62%
Efficiency ratio (3)	73.58%	71.47%
Non-interest expense to average total assets (1)	2.21%	1.84%
Average interest-earning assets to average interest-bearing liabilities	122.84%	124.47%
Average equity to average total assets	18.09%	19.13%

Asset Quality Ratios:
Non-performing assets to total assets	0.77%	1.08%
Non-performing loans to total loans	0.89%	1.28%
Allowance for loan losses to non-performing loans	82.56%	39.82%
Allowance for loan losses to total loans	0.73%	0.51%

Capital Ratios:
Total capital (to risk-weighted assets)	31.35%	34.92%
Tier I capital (to risk-weighted assets)	30.63%	34.19%
Tier I capital (to total assets)	18.67%	19.76%

Other Data:
Number of full service offices	1	1
Full time equivalent employees	8	6

(1)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income, excluding gains or losses on the sale of securities and other-than-temporary impairment loss on securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RECENT DEVELOPMENTS

Comparison of Financial Condition at September 30, 2009 and June 30, 2009

General. Our total assets increased to $41.6 million at September 30, 2009 from $40.8 million at June 30, 2009. The increase was primarily due to an increase in net loans of $1.3 million, or 3.8%, to $35.7 million at September 30, 2009 from $34.4 million at June 30, 2009.

Loans. The increase in net loans reflected a continued demand for loans in our market area in a low interest rate environment. The largest growth in our loan portfolio during the three months ended September 30, 2009 was in non-residential real estate, which increased to $6.6 million at September 30, 2009 from $5.8 million at June 30, 2009. Our one- to four-family residential real estate loans increased to $27.2 million at September 30, 2009 from $27.0 million showing a continued increase in the origination of this type of loan product.

Investments. Investment securities remained unchanged at $2.0 million at both September 30, 2009 and June 30, 2009. Net paybacks in government securities were offset by unrealized gains for available for sale securities.

Cash and cash equivalents. Cash and cash equivalents decreased to $1.9 million at September 30, 2009 from $2.5 million at June 30, 2009, reflecting normal cash flows and cash used to fund the increase in loans.

Deposits. Deposits decreased $0.2 million, or 0.9%, to $24.4 million at September 30, 2009 from $24.6 million at June 30, 2009. The decrease in deposits was due to a large estate deposit that was disbursed during the quarter.

Borrowings. Federal Home Loan Bank of Cincinnati advances increased to $8.5 million at September 30, 2009 from $7.5 million at June 30, 2009. The proceeds were used to fund loan originations and deposit account withdrawals. We continue to utilize borrowings as an alternative funding source and our borrowings from the Federal Home Loan Bank of Cincinnati consists of advances with laddered terms of up to five years.

Equity. Total equity increased to $7.5 million at September 30, 2009 from $7.4 million at June 30, 2009. The change in equity is a result of net income for the period and the unrealized gain in available for sale securities.

Comparison of Results of Operations for the Three Months Ended September 30, 2009 and the Three Months Ended September 30, 2008.

General. Net income increased to $54,000 for the three months ended September 30, 2009 from $46,000 for the three months ended September 30, 2008. The increase reflected an increase in net interest income, offset by an increase in noninterest expense.

Interest Income. Interest and dividend income increased $14,000, or 2.85%, to $511,000 for the three months ended September 30, 2009 from $497,000 for the three months ended September 30, 2008. The increase reflected an increase in average interest-earning assets to $39.7 million for the three months ended September 30, 2009 compared to $38.0 million for the three months ended September 30, 2008, offset by a decrease in the average yield on interest earning assets to 5.16% for the three months ended September 30, 2009 from 5.23% for the three months ended September 30, 2008.

Interest income on loans increased $35,000, or 7.8%, to $482,000 for the three months ended September 30, 2009 from $447,000 for the three months ended September 30, 2008, reflecting an increase in the average balance of loans to $35.1 million from $31.9 million, which was partially offset by lower average yields on such balances, to 5.48% for the three months ended September 30, 2009 from 5.60% for the three months ended September 30, 2008.

Interest income on investment securities decreased to $18,000 for the three months ended September 30, 2009 from $31,000 for the three months ended September 30, 2008, reflecting a decrease in the average balance of such securities to $2.0 million for the three months ended September 30, 2009 from $2.8 million for the three months ended September 30, 2008, as well as a decrease in the average yield on available for sale securities to 3.70% from 4.41% and a decrease in the average yield on held to maturity securities to 3.66% from 4.46%.

Interest Expense. Interest expense decreased $43,000, or 17.4%, to $205,000 for the three months ended September 30, 2009 from $248,000 for the three months ended September 30, 2008. The decrease reflected a decrease in the average rate paid on deposits, including certificates of deposit, and Federal Home Loan Bank of Cincinnati borrowings in the three months ended September 30, 2009 compared to the three months ended September 30, 2008, which more than offset the increases in the average balance of such deposits and borrowings.

Interest expense on certificates of deposit decreased to $109,000 for the three months ended September 30, 2009 from $152,000 for the three months ended September 30, 2008. An increase in the average balance of such certificates to $17.1 million from $17.0 million was more than offset by a decrease in the average cost of such certificates to 2.56% for the three months ended September 30, 2009 from 3.56% for the three months ended September 30, 2008.

Interest expense on borrowings, consisting of advances from the Federal Home Loan Bank of Cincinnati, increased $2,000, or 1.5%, to $94,000 for the three months ended September 30, 2009 from $92,000 for the three months ended September 30, 2008. The decrease reflected the lower weighted average rate paid on such borrowings to 4.79% for the three months ended September 30, 2009 from 5.40% for the three months ended September 30, 2008, which was partially offset by an increase in the average balance of such borrowings to $7.8 million for the three months ended September 30, 2009 from $6.8 million for the three months ended September 30, 2008.

Net Interest Income. Net interest income increased to $306,000 for the three months ended September 30, 2009 from $249,000 for the three months ended September 30, 2008. This reflected an increase in our interest rate spread to 2.62% from 1.98%, which offset a slight decrease in the ratio of our average interest earning assets to average interest bearing liabilities to 122.84% from 124.47%. Our net interest margin increase to 3.09% from 2.62%.

Provision for Loan Losses. We establish a provision for loan losses, which is charged to operations, in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loan losses, we consider past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of nonperforming loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or economic conditions change. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as circumstances change or as more information becomes available. We assess the allowance for loan losses on a quarterly basis and make provisions for loan losses as required in order to maintain the allowance.

No additional provision for loan losses was recorded for the three months ended September 30, 2009 and for the three months ended September 30, 2008. The allowance for loan losses was $264,000, or 0.73% of total loans, at September 30, 2009 and $166,000, or 0.51% of total loans at September 30, 2008. Total non-performing loans were $320,000 at September 30, 2009 compared to $418,000 at September 30, 2008. The allowance for loan losses saw a net increase of $98,000 in the second half of the fiscal year ended June 30, 2009 due to the general downturn in local economic conditions. To the best of our knowledge, we have recorded all probable incurred credit losses for the period ended September 30, 2009 and September 30, 2008.

Noninterest Income. Our noninterest income increased to $1,000 for the three months ended September 30, 2009 from ($1,000) for the three months ended September 30, 2008. The increase was primarily due to no activity in available for sale investment securities during the three months ended September 30, 2009 compared to the $2,000 loss recognized on the sale of available for sale investment securities during the three months ended September 30, 2008.

Noninterest Expense. Non-interest expense increased $47,000, or 26.4%, to $226,000 for the three months ended September 30, 2009 from $179,000 for the three months ended September 30, 2008. The increase was due to increased salaries and employee benefits expense to $113,000 for the three months ended September 30, 2009 from $81,000 for the three months ended September 30, 2008. The number of full time equivalent employees increased to eight in the 2009 period from six in the 2008 period. For the same periods, FDIC insurance premiums increased $5,000 and our legal and accounting expense increased $10,000 as a result of our compliance with the federal securities laws.

Income Tax Expense. The provision for income taxes increased to $27,000 for the three months ended September 30, 2009, compared to $23,000 for the three months ended September 30, 2008, an increase of $4,000, or 17.7%, as a result of the increase in net income before income taxes.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•	decrease in asset quality;

•	future deposit insurance premium levels and special assessments;

•	future compliance costs;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 17.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $3.7 million and $5.2 million at the maximum of the offering range, or $6.0 million if the offering range is increased by 15%.

We intend to distribute the net proceeds from the stock offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	425,000 Shares		500,000 Shares		575,000 Shares		661,250 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)

Stock offering proceeds	$4,250		$5,000		$5,750		$6,613
Less offering expenses	600		600		600		600

Net offering proceeds	$3,650	100.0%	$4,400	100.0%	$5,150	100.0%	$6,013	100.0%

Use of net proceeds:
To Versailles Savings and Loan Company	$1,825	50.00%	$2,200	50.00%	$2,575	50.00%	$3,007	50.00%
To fund loan to employee stock ownership plan	340	9.30	400	9.10	460	8.90	529	8.80

Retained by Versailles Financial Corporation	$1,485	40.70%	$1,800	40.90%	$2,115	41.10%	$2,477	41.20%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Versailles Savings and Loan Company’s deposits. The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

Versailles Financial Corporation may use the proceeds it retains from the stock offering:

•	to fund a loan to the employee stock ownership plan to purchase shares of common stock in the stock offering;

•	to invest in mortgage-backed securities and debt securities issued by the United States Government and United States Government-sponsored agencies or entities;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock; and

•	for other general corporate purposes.

With the exception of the funding of the loan to the employee stock ownership plan, Versailles Financial Corporation has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in short-term investments, investment-grade debt obligations and mortgage-backed securities.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the conversion, except to fund equity benefit plans other than stock options or except when extraordinary circumstances exist and with prior regulatory approval.

Versailles Savings and Loan Company may use the net proceeds it receives from the Offering:

•	to fund new loans;

•	to repay short-term borrowings;

•	to expand its banking franchise by establishing or acquiring new branches, although we have no current plans to do so except for a new home office that we plan to build or acquire in late 2010;

•	to invest in mortgage-backed securities and debt securities issued by the United States Government and United States Government-sponsored agencies or entities; and

•	for other general corporate purposes.

Versailles Savings and Loan Company has not quantified its plans for use of the offering proceeds for each of the foregoing purposes other than potentially using $1.0 million to repay outstanding Federal Home Loan Bank advances and about $1.0 million for a new home office. Our short-term and long-term growth plans anticipate that, upon completion of the offering, we will experience growth through increased lending and investment activities and, possibly, acquisitions. We currently have no understandings or agreements to acquire other banks, thrifts, or other financial services companies. There can be no assurance that we will be able to consummate any acquisition.

Initially, the net proceeds we retain will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

OUR POLICY REGARDING DIVIDENDS

Following completion of the stock offering, our Board of Directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the Board of Directors is expected to take into account a number of factors, including capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by the Ohio Division of Financial Institutions and the Office of Thrift Supervision policy and regulations, may be paid in addition to, or in lieu of, regular cash dividends. We will file a consolidated tax return with Versailles Savings and Loan Company. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to Office of Thrift Supervision regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our articles of incorporation, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock—Common Stock.” Dividends we can declare and pay will depend, in part, upon receipt of dividends from Versailles Savings and Loan Company, because initially we will have no source of funds for the payment of dividends other than proceeds were received from the stock offering and no sources of income other than dividends from Versailles Savings and Loan Company, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments received in connection with the loan to the employee stock ownership plan. Regulations of the Office of Thrift Supervision impose limitations on “capital distributions” by savings institutions, which includes dividends. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

Any payment of dividends by Versailles Savings and Loan Company to us that would be deemed to be drawn out of Versailles Savings and Loan Company’s bad debt reserves would require a payment of taxes at the then-current tax rate by Versailles Savings and Loan Company on the amount of earnings deemed to be removed from the reserves for such distribution. Versailles Savings and Loan Company does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation—Federal Taxation” and “—State Taxation.”

MARKET FOR THE COMMON STOCK

Versailles Financial Corporation is a newly formed company and has never issued capital stock. Versailles Savings and Loan Company, as a mutual institution, has never issued capital stock. Versailles Financial Corporation anticipates that its common stock will be traded in the over-the-counter market and quoted on the OTC Bulletin Board. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the reorganization and offering, but it is under no obligation to do so.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At June 30, 2009, Versailles Savings and Loan Company exceeded all of the Office of Thrift Supervision regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of Versailles Savings and Loan Company at June 30, 2009, and the pro forma regulatory capital of Versailles Savings and Loan Company, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The table assumes the receipt by Versailles Savings and Loan Company of at least 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	Versailles Savings and Loan Company Historical at June 30, 2009		Pro Forma at June 30, 2009, Based Upon the Sale in the Offering of
			425,000 Shares		500,000 Shares		575,000 Shares		661,250 Shares (1)
	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)
	(Dollars in thousands)

Equity	$7,379	18.09%	$8,864	20.80%	$9,179	21.40%	$9,494	21.89%	$9,857	22.51%

Tangible capital (3)(4)	$7,789	18.91%	$9,274	21.56%	$9,589	22.10%	$9,904	22.63%	$10,267	23.23%
Tangible requirement	618	1.50	645	1.50	651	1.50	657	1.50	663	1.50

Excess	$7,171	17.41%	$8,629	20.06%	$8,938	20.60%	$9,247	21.13%	$9,604	21.73%

Core capital (3)(4)	$7,789	18.91%	$9,274	21.56%	$9,589	22.10%	$9,904	22.63%	$10,267	23.23%
Core requirement	1,648	4.00	1,721	4.00	1,736	4.00	1,751	4.00	1,768	4.00

Excess	$6,141	14.91%	$7,553	17.56%	$7,853	18.10%	$8,153	18.63%	$8,499	19.23%

Tier 1 risk-based capital	$7,789	31.60%	$9,274	37.08%	$9,589	38.22%	$9,904	39.36%	$10,267	40.67%
Risk-based requirement (5)	986	4.00	1,000	4.00	1,003	4.00	1,006	4.00	1,010	4.00

Excess	$6,803	27.60%	$8,274	33.08%	$8,586	34.22%	$8,898	35.36%	$9,257	36.67%

Total risk-based capital (3)	$8,053	32.67%	$9,538	38.14%	$9,853	39.28%	$10,168	40.41%	$10,531	41.71%
Risk-based requirement	1,972	8.00	2,001	8.00	2,007	8.00	2,013	8.00	2,020	8.00

Excess	$6,081	24.67%	$7,537	30.14%	$7,846	31.28%	$8,155	32.41%	$8,511	33.71%

Reconciliation of capital infused into Versailles Savings and Loan Company:
Net proceeds			$3,650		$4,400		$5,150		$6,013

Proceeds to Versailles Savings and Loan Company			1,825		2,200		2,575		3,007
Less: Common stock acquired by employee stock ownership plan			340		400		460		529

Pro forma increase			$1,485		$1,800		$2,115		$2,478

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	The current Office of Thrift Supervision core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.
(3)	Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Pro forma capital levels assume that we fund the stock-based benefit plans with purchases in the open market of 4% of the outstanding shares of common stock following the stock offering at a price equal to the price for which the shares of common stock are sold in the stock offering, and that the employee stock ownership plan purchases 8% of the shares of common stock to be outstanding immediately following the stock offering with funds we lend. Pro forma GAAP and regulatory capital have been reduced by the amount required to fund both of these plans. See “Management of Versailles Financial Corporation” for a discussion of the stock-based benefit plans and employee stock ownership plan. We may award shares of common stock under one or more stock-based benefit plans in excess of 4% of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering. Accordingly, we may increase the awards beyond current regulatory restrictions and beyond the amounts reflected in this table.
(5)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents the historical capitalization of Versailles Savings and Loan Company at June 30, 2009 and the pro forma consolidated capitalization of Versailles Financial Corporation, after giving effect to the conversion and the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	Versailles Savings and Loan Company Historical at June 30, 2009	Versailles Financial Corporation Pro Forma, Based Upon the Sale in the Offering at $10.00 per Share of
		425,000 Shares	500,000 Shares	575,000 Shares	661,250 Shares (1)
	(Dollars in thousands)
Deposits (2)	$24,585	$24,585	$24,585	$24,585	$24,585
Borrowings	7,500	7,500	7,500	7,500	7,500

Total deposits and borrowed funds	$32,085	$32,085	$32,085	$32,085	$32,085

Stockholders’ equity:
Preferred stock $0.01 par value, 1,000,000 shares authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock $0.01 par value, 10,000,000 shares authorized; assuming shares outstanding as shown (3)	—	4	5	6	7
Additional paid-in capital (4)	—	3,646	4,395	5,144	6,006
Retained earnings (5)	7,789	7,789	7,789	7,789	7,789
Less:
Accumulated other comprehensive loss	(410)	(410)	(410)	(410)	(410)
Common stock to be acquired by employee stock ownership plan (6)	—	(340)	(400)	(460)	(529)
Common stock to be acquired by stock-based benefit plans (7)	—	(170)	(200)	(230)	(265)

Total stockholders’ equity	$7,379	$10,519	$11,179	$11,839	$12,598

Total stockholders’ equity as a percentage of total assets (2)	18.09%	23.67%	24.74%	25.77%	26.92%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	No effect has been given to the issuance of additional shares of Versailles Financial Corporation common stock pursuant to one or more stock-based benefit plans. If these plans are implemented within 12 months following the completion of the stock offering, an amount up to 10% and 4% of the shares of Versailles Financial Corporation common stock sold in the offering will be reserved for issuance upon the exercise of stock options and for issuance as restricted stock awards, respectively. See “Management of Versailles Financial Corporation.”
(4)	The sum of the par value of the total shares outstanding and additional paid-in capital equals the net stock offering proceeds at the offering price of $10.00 per share.
(5)	The retained earnings of Versailles Savings and Loan Company will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion—Liquidation Rights” and “Supervision and Regulation.”
(6)	Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Versailles Financial Corporation. The loan will be repaid principally from Versailles Savings and Loan Company’s contributions to the employee stock ownership plan. Since Versailles Financial Corporation will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no asset or liability will be reflected on Versailles Financial Corporation’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(7)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased for grant by one or more stock-based benefit plans in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As Versailles Financial Corporation accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plans, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock stock-based benefit plans will require stockholder approval. The funds to be used by the stock-based benefit plans will be provided by Versailles Financial Corporation.

PRO FORMA DATA

The following tables summarize historical data of Versailles Savings and Loan Company and pro forma data of Versailles Financial Corporation at and for the year ended June 30, 2009. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription and community offerings;

•	101,500 shares of common stock will be purchased by our executive officers and directors, and their associates;

•

our employee stock ownership plan will purchase 8% of the shares of common stock sold in the stock offering with a loan from Versailles Financial Corporation. The loan will be repaid in substantially equal payments of principal and interest over a period of 20 years;

•

Keefe Bruyette & Woods, Inc. will receive a fee equal to $125,000 for the subscription offering, $30,000 for its advisory services and 2.0% of the dollar amount of the shares of common stock sold in the community offering, with a maximum fee of $180,000 for both offerings; and

•	expenses of the stock offering, other than fees and expenses to be paid to Keefe Bruyette & Woods, Inc., will be $427,500.

We calculated pro forma consolidated net income for the year ended June 30, 2009 as if the estimated net proceeds we received had been invested at an assumed interest rate of 1.18% or 0.78%, net of tax. This represents the monthly two-year United States Treasury Note as of June 30, 2009 which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by applicable regulations.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of stock-based benefit plans. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of our outstanding shares of common stock at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plans in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock. In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $4.15 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 22.7% for the shares of common stock, a dividend yield of 0.0%, an expected option life of ten years and a risk-free interest rate of 3.56%.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering. In addition, we may grant options and award shares that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” we intend to contribute at least 50% of the net proceeds from the stock offering to Versailles Savings, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets, the liquidation account we will establish in the conversion or tax bad debt reserves in the unlikely event we are liquidated.

At or For the Year Ended June 30, 2009 Based Upon the Sale at $10.00 Per Share of
425,000 Shares	500,000 Shares	575,000 Shares	661,250 Shares (1)
(Dollars in thousands, except per share amounts)
Gross Proceeds of Offering	$4,250	$5,000	$5,750	$6,613
Less: expenses	(600)	(600)	(600)	(600)

Estimated net proceeds	3,650	4,400	5,150	6,013
Less: Common stock purchased by ESOP (2)	(340)	(400)	(460)	(529)
Less: Common stock awarded under stock-based benefit plans (3)	(170)	(200)	(230)	(265)

Estimated net cash proceeds	$3,140	$3,800	$4,460	$5,219

For the Year Ended June 30, 2009
Consolidated net income:
Historical	$138	$138	$138	$138
Pro forma income on net proceeds	24	30	35	41
Pro forma ESOP adjustment(2)	(11)	(13)	(15)	(17)
Pro forma stock award adjustment (3)	(22)	(26)	(30)	(35)
Pro forma stock option adjustment (4)	(23)	(27)	(31)	(36)

Pro forma net income	$106	$102	$97	$91

Per share net income
Historical	$0.37	$0.31	$0.27	$0.24
Pro forma income on net proceeds	0.06	0.07	0.07	0.07
Pro forma ESOP adjustment (2)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock award adjustment (3)	(0.06)	(0.06)	(0.06)	(0.06)
Pro forma stock option adjustment (4)	(0.06)	(0.06)	(0.06)	(0.06)

Pro forma net income per share (5)	$0.28	$0.23	$0.19	$0.16

Offering price as a multiple of pro forma net earnings per share	35.71	x	43.48	x	52.63	x	66.67	x
Number of shares outstanding for pro forma net income per share calculations (5)	376,550	443,000	509,450	585,868

At June 30, 2009
Stockholders’ equity:
Historical	$7,379	$7,379	$7,379	$7,379
Estimated net proceeds	3,650	4,400	5,150	6,013
Less: Common stock acquired by ESOP (2)	(340)	(400)	(460)	(529)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(170)	(200)	(230)	(265)

Pro forma stockholders’ equity	$10,519	$11,179	$11,839	$12,598

Stockholders’ equity per share:
Historical	$17.36	$14.76	$12.83	$11.16
Estimated net proceeds	8.59	8.80	8.96	9.09
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (6)	$24.75	$22.36	$20.59	$19.05

Offering price as percentage of pro forma stockholders’ equity per share	40.40%	44.73%	48.57%	52.49%
Number of shares outstanding for pro forma book value per share calculations	425,000	500,000	575,000	661,250

(footnotes begin on following page)

(Footnotes from previous page)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Versailles Financial Corporation. Versailles Savings and Loan Company intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Versailles Savings and Loan Company’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans” (“SOP 93-6”), requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Versailles Savings and Loan Company, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 34.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 1,700, 2,000, 2,300 and 2,645 shares were committed to be released during the fiscal year at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with SOP 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations. The committed to be released shares were assumed to be earned evenly throughout the year.
(3)	If approved by Versailles Financial Corporation’s stockholders, one or more stock-based benefit plans plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Versailles Financial Corporation or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Versailles Financial Corporation. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the fiscal year and (iii) the stock-based benefit plans expense reflects an effective combined federal and state tax rate of 34.0%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.9%. The pro forma net income further assumes that 3,400, 4,000, 4,600 and 5,290 shares were earned during the fiscal year at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, only the stock awards earned during the period were considered outstanding for purposes of income per share calculations. The earned shares were assumed to be earned evenly throughout the year.

The following table shows pro forma earnings per share and stockholders’ equity per share, assuming all the shares to fund the stock awards are obtained from authorized but unissued shares, based on the sale of shares as indicated.

For the Year Ended June 30, 2009	425,000 Shares	500,000 Shares	575,000 Shares	661,250 Shares
Pro forma earnings per share	$0.27	$0.22	$0.18	$0.15
Stockholders’ equity per share	$24.18	$21.88	$20.18	$18.70

(4)	If approved by Versailles Financial Corporation’s stockholders, one of more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $4.15 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock used to fund stock options (equal to 10% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 10%. All options were assumed to be nonqualified.
(5)	Income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with SOP 93-6, subtracting the employee stock ownership plan shares that have not been committed for release during the period and subtracting non-vested stock awards granted under one or more stock-based benefit plans. See note 2 and 3, above.
(6)	The retained earnings of Versailles Savings and Loan Company will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion—Liquidation Rights” and “Supervision and Regulation.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF VERSAILLES SAVINGS AND LOAN COMPANY

This section is intended to help potential investors understand the financial performance of Versailles Savings and Loan Company through a discussion of the factors affecting our financial condition at June 30, 2009 and our results of operations for the years ended June 30, 2009, 2008 and 2007. This section should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear elsewhere in this prospectus.

Overview

We have historically operated as a traditional thrift institution. A significant majority of our assets consist of long-term, one- to four-family fixed-rate residential mortgage loans and mortgage-backed securities, which we have funded primarily with deposit accounts and Federal Home Loan Bank of Cincinnati advances. Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities (including U.S. Government agencies, AMF Short U.S. Government Fund and Government sponsored entities residential mortgage-backed securities) and other interest-earning assets, primarily interest-earning deposits at other financial institutions, and the interest paid on our interest-bearing liabilities, consisting primarily of savings accounts, certificates of deposit, and Federal Home Loan Bank of Cincinnati advances. Our results of operations also are affected by our provisions for loan losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of service charges on deposit accounts and other income, gains or losses on the sale of available for sale securities and other-than-temporary impairment losses on securities. Non-interest expense currently consists primarily of salaries and employee benefits, occupancy and equipment expenses, data processing, legal, accounting and exam fees and other operating expenses. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Other than our loans for the construction of one- to four-family properties, we do not offer “interest only” mortgage loans on one- to four-family residential properties (where the borrower pays only interest for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on his or her loan, resulting in an increased principal balance during the life of the loan. We do not offer “subprime loans” (loans that generally target borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (generally defined as loans having less than full documentation).

All of our residential mortgage-backed securities have been issued or guaranteed by Freddie Mac, Fannie Mae or Ginnie Mae, all of which are U.S. government-sponsored entities. These agencies guarantee the payment of principal and interest on our residential mortgage-backed securities. We do not own any preferred stock issued by Fannie Mae or Freddie Mac. We also do not own any trust preferred securities.

Anticipated Increase in Non-Interest Expense Due to Stock Benefit Plans

Following the completion of the conversion and stock offering, we anticipate that our non-interest expense will increase as a result of increased compensation expenses associated with the implementation of our employee stock ownership plan and the implementation of a stock-based incentive plan, if that incentive plan is approved by our stockholders.

Assuming that the maximum number of shares is sold in the offering:

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the employee stock ownership plan will acquire 46,000 shares of common stock with a $460,000 loan that is expected to be repaid over 20 years, resulting in an annual pre-tax expense of approximately $23,000 (assuming that the common stock maintains a value of $10.00 per share);

•

the stock-based incentive plan would permit us to grant options to purchase shares equal to 10.0% of the total outstanding shares, or 57,500 shares to eligible participants, which would result in compensation expense over the vesting period of the options. Assuming a five-year vesting period, a Black-Scholes option pricing analysis of $4.15 per option, as described in “Pro Forma Data”, the pre-tax expense associated with the stock options would be approximately $48,000; and

•

the stock-based incentive plan would award a number of restricted shares of common stock equal to 4.0% of the outstanding shares, or 23,000 shares, to eligible participants, which would be expensed as the awards vest. Assuming that all shares are awarded under the stock-based incentive plan at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted shares awarded under the stock-based incentive plan would be approximately $46,000.

These estimates are subject to change. The actual expense that will be recorded for the employee stock ownership plan will be determined by the fair market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and any accelerated repayment of the loan will increase the annual employee stock ownership plan expense. Further, the actual expense of the stock awards issued under the stock-based incentive plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share. The actual expense of the stock options issued under the stock-based incentive plan will be determined by the grant-date fair value of the options which will depend on a number of factors, including the valuation assumptions used in the Black-Scholes option pricing model.

Critical Accounting Policies

We consider accounting policies that require management to exercise significant judgment or discretion or make significant assumptions that have, or could have, a material impact on income or on the carrying value of certain assets, to be critical accounting policies. We consider the following to be our critical accounting policies:

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan terms is not expected. Commercial and non-residential real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Securities Impairment. In April 2009, the FASB issued FSP No. 115-2 and No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, which amends existing guidance for determining whether impairment is other-than-temporary (OTTI) for debt securities. The FSP requires an entity to assess whether it intends to sell, or it is more likely than not that it will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. If either of these criteria is met, the entire difference between amortized cost and fair value is recognized in earnings. For securities that do not meet the aforementioned criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income. Additionally, the FSP expands and increases the frequency of existing disclosures about other-than-temporary impairments for debt and equity securities. This FSP is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of this FSP did not have a material impact on the results of operations or financial position.

Deferred Compensation and Supplemental Retirement Plans. The deferred compensation and supplemental retirement plans require management to make estimates on participants’ service periods and earnings on deferred amounts.

Retirement Plans. Amounts reported for the pension obligation require management to use estimates that may be subject to significant change in the near term. These estimates are based on projection of the weighted average discount rate, rate of increase in future compensation levels, and weighted average expected long-term rate of return on pension assets. The deferred compensation and supplemental retirement plans require management to make estimates on the participants’ service period and earnings on deferred amounts.

Business Strategy

We have focused primarily on improving the execution of our community oriented retail banking strategy. Highlights of our current business strategy include the following:

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Continue to Focus on Residential Lending. We have been and will continue to be primarily a one- to four-family residential mortgage lender for borrowers in our market area. As of June 30, 2009, $27.0 million, or 77.9%, of our total loan portfolio consisted of one- to four-family residential mortgage loans (including home equity loans). Although we have historically retained in our portfolio all loans that we originate, we will consider in the future whether to hold our originated mortgage loans for investment or to sell the loans to investors, choosing the strategy that we believe is most advantageous to us from a profitability and risk management standpoint.

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Increase Non-residential Real Estate Lending. While we will continue to emphasize one- to four-family residential mortgage loans, we also intend to continue to increase our originations of non-residential real estate loans in order to increase the yield of, and reduce the term to repricing of, our total loan portfolio. We originated $3.0 million of non-residential real estate during the year ended June 30, 2009. At June 30, 2009, $5.8 million, or 16.9%, of our total loan portfolio consisted of non-residential real estate loans. The additional capital raised in the stock offering will increase our commercial lending capacity by enabling us to originate more loans and loans with larger balances. This will permit us to serve commercial borrowers with larger lending needs and to originate larger commercial loans than we have in the past. We have hired a new Senior Lender with substantial commercial lending experience to oversee this effort. See “Business of Versailles Savings and Loan Company—Lending Activities— Non-residential Real Estate Lending.”

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Manage Interest Rate Risk While Maintaining or Enhancing to the Extent Practicable our Net Interest Margin. Subject to market conditions, we have sought to enhance net interest income by emphasizing controls on the cost of funds rather than attempting to maximize asset yields, as loans with high yields often involve greater credit risk or may be repaid during periods of decreasing market interest rates.

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Build or Acquire a Larger Home Office Location and Provide Banking Relationships to a Larger Base of Customers. We were established in 1887 and have been operating continuously in Darke County since that time. Our share of

FDIC-insured deposits in Darke County as of June 30, 2009 (the latest date for which such information is available) was 2.6%. We will seek to expand our customer base by building or acquiring a new, larger home office in Versailles to replace our existing location, which will facilitate on-site parking, drive-through windows and ATMs. In this way we can offer our products and services to the new base of customers, by using our recognized brand name and the goodwill developed over years of providing timely, efficient banking services.

•

Offer New Deposit Products. In connection with the establishment of a new home office location, we plan to offer money market deposit accounts and checking accounts. These products will provide a lower cost funding source and a new source of non-interest income.

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Maintain Strong Asset Quality. We have emphasized maintaining strong asset quality by following conservative underwriting guidelines, sound loan administration, and focusing on loans secured by real estate located within our market area only. Our non-performing assets totaled $265,000 or 0.65% of total assets at June 30, 2009. Our total nonperforming loans to total loans ratio was 0.76% at June 30, 2009.

Comparison of Financial Condition at June 30, 2009 and June 30, 2008

General. Our total assets increased to $40.8 million at June 30, 2009 from $38.8 million at June 30, 2008. The increase was primarily due to an increase in net loans of $3.1 million, or 10.1%, to $34.4 million at June 30, 2009 from $31.3 million at June 30, 2008.

Loans. The increase in net loans reflected steady demand for loans in our market area in a low interest rate environment, particularly for one- to four-family residential real estate loans. The largest growth in our loan portfolio during the year ended June 30, 2009 was in one- to four-family residential real estate loans, which increased to $27.0 million at June 30, 2009 from $24.1 million at June 30, 2008, reflecting our emphasis on the origination of this type of loan product. Non-residential real estate loans increased to $5.8 million at June 30, 2009 from $4.8 million at June 30, 2008. Non-residential real estate loans help us manage interest rate risk as these types of loans have a higher yield and shorter term than one- to four-family residential mortgage loans, but carry a greater credit risk since they are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business.

Investments. Investment securities decreased to $2.0 million at June 30, 2009 from $3.1 million at June 30, 2008 reflecting the sale of $250,000 of available for sale securities, an other-than-temporary impairment charge of $52,000 and the net payback of $800,000 in government securities.

Cash and Cash Equivalents. Cash and cash equivalents decreased to $2.5 million at June 30, 2009 from $3.5 million at June 30, 2008, reflecting normal cash flows as well as an increase in loans.

Deposits. Deposits increased $1.1 million, or 4.6%, to $24.6 million at June 30, 2009 from $23.5 million at June 30, 2008. The increase in deposits was due to an increase in regular savings and other deposits to $7.5 million at June 30, 2009 from $6.4 million at June 30, 2008, as some investors shifted funds to deposit products from equity-based investments, given the extreme volatility in the stock markets during the year. The increase in deposits was used to fund new loans. We generally do not accept brokered deposits and no brokered deposits were accepted during the 12 months ended June 30, 2009.

Borrowings. Federal Home Loan Bank of Cincinnati advances increased to $7.5 million at June 30, 2009 from $7.0 million at June 30, 2008. We continue to utilize borrowings as an alternative funding source, and our borrowings from the Federal Home Loan Bank of Cincinnati consist of advances with laddered terms of up to five years.

Equity. Total equity of $7.4 million was unchanged at June 30, 2009 and June 30, 2008. Net income was offset by an increase in accumulated other comprehensive loss.

Comparison of Operating Results for the Years Ended June 30, 2009 and June 30, 2008

General. Net income decreased to $138,000 for the year ended June 30, 2009 from $259,000 for the year ended June 30, 2008. The decrease primarily reflected lower net interest income, a higher provision for loan losses of $110,000 and an increase in non-interest expenses, along with an other-than-temporary impairment charge of $52,000 on available for sale securities.

Interest Income. Interest and dividend income decreased $207,000, or 9.1%, to $2.1 million for the year ended June 30, 2009 from $2.3 million for the year ended June 30, 2008. The decrease reflected a decrease in average yield on interest earning assets partially offset by an increase in average interest-earning assets to $38.4 million for the 2009 fiscal year compared to $38.0 million for the 2008 fiscal year. The average yield on interest-earning assets decreased to 5.35% in fiscal 2009 from 5.96% in fiscal 2008, reflecting a decrease in the proportion of higher-yielding loans and investment securities compared to the proportion of lower-yielding loans and investment securities.

Interest income on loans decreased $118,000 or 5.9%, to $1.9 million for the year ended June 30, 2009 from $2.0 million for the year ended June 30, 2008, reflecting an increase in the average balance to $32.8 million from $31.6 million, which was more than offset by lower average yields on such balances, to 5.74% in fiscal 2009 from 6.33% in fiscal 2008. The lower yields reflected the lower interest rate environment.

Interest income on investment securities decreased to $113,000 for the year ended June 30, 2009 from $133,000 for the year ended June 30, 2008, reflecting a decrease in the average balance of such securities to $2.6 million in 2009 from $2.9 million in 2008, as well as a decrease in the average yield on available for sale securities to 4.04% from 4.64% and a decrease in the average yield on held to maturity securities to 4.34% from 4.61%.

Interest Expense. Interest expense decreased $179,000, or 16.1%, to $931,000 for the year ended June 30, 2009 from $1.1 million for the year ended June 30, 2008. The decrease reflected a decrease in the average rate paid on deposits, including certificates of deposit, and Federal Home Loan Bank borrowings in 2009 compared to 2008, which more than offset the increases in the average balance of such deposits and borrowings.

Interest expense on certificates of deposit decreased to $563,000 for the year ended June 30, 2009 from $685,000 for the year ended June 30, 2008. An increase in the average balance of such certificates to $17.3 million from $17.0 million was more than offset by a decrease in the average cost of such certificates to 3.25% in fiscal 2009 from 4.02% in fiscal 2008. The increase in average balances of our certificates of deposit resulted primarily from our customers seeking lower-risk investments in lieu of higher volatility equity investments during 2009.

Interest expense on borrowings, consisting of advances from the Federal Home Loan Bank of Cincinnati, decreased $45,000, or 11.3%, to $354,000 for the year ended June 30, 2009 from $399,000 for the year ended June 30, 2008. The decrease reflected the lower weighted average rate paid on such borrowings to 5.25% for the year ended June 30, 2009, from 5.41% for the year ended June 30, 2008, and the decrease in the average balances of such borrowings to $6.8 million for the year ended June 30, 2009 from $7.4 million for the year ended June 30, 2008.

Net Interest Income. Net interest income decreased slightly to $1.1 million for the year ended June 30, 2009 from $1.2 million for the year ended June 30, 2008. This reflected an increase in our interest rate spread to 2.35% from 2.33%, which offset a slight decrease in the ratio of our average interest earning assets to average interest bearing liabilities to 123.80% from 124.27%. Our net interest margin decreased to 2.93% from 3.04%. The increase in our interest rate spread and decrease in our net interest margin reflected a steepening of the United States Treasury yield curve due to significant decreases during 2009 in the Federal Reserve Board’s target federal funds rate, while our average assets increased.

Provision for Loan Losses. We establish a provision for loan losses, which is charged to operations, in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loans losses, we consider past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of nonperforming loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or economic conditions change. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as circumstances change or as more information becomes available. We assess the allowance for loan losses on a quarterly basis and make provisions for loan losses as required in order to maintain the allowance.

We recorded a provision for loan losses of $110,000 for the year ended June 30, 2009 compared to no provision in 2008. The increase in the provision in 2009 compared to 2008 was due to the general downturn in local economic conditions. The unemployment rate for Darke County increased from 5.6% at June 30, 2008 to 11.7% at June 30, 2009. The provision for loan losses in 2009 also reflected net charge offs of $12,000 for the year ended June 30, 2009 compared to no charge-offs for the year ended June 30, 2008. The allowance for loan losses was $264,000, or 0.76% of total loans at June 30, 2009 compared to $166,000, or 0.53% of total loans at June 30, 2008. Total nonperforming assets were $265,000 at June 30, 2009 compared to $274,000 at June 30, 2008. We used the same methodology in assessing the allowances for both periods. To the best of our knowledge, we have recorded all probable incurred credit losses for the years ended June 30, 2009 and 2008.

Noninterest Income. Our noninterest income increased to ($49,000) for the year ended June 30, 2009 from ($66,000) for the year ended June 30, 2008. The increase in noninterest income was primarily attributable to a lower impairment charge for the other-than-temporary decline in the fair value of a mutual fund during 2009. During 2009, the impairment charge was $52,000, compared to $70,000 in 2008. These losses were partially offset by increased service charges on deposit account to $5,000 from $4,000, reflecting higher balances of deposits.

Noninterest Expense. Noninterest expense increased $61,000, or 8.9%, to $761,000 for the year ended June 30, 2009 from $700,000 for the year ended June 30, 2008. The increase was due to increased salaries and employee benefits expense to $329,000 for the year ended June 30, 2009 from $305,000 for the year ended June 30, 2008, reflecting normal annual salary increases and payouts under our benefit plans. The number of full time equivalent employees increased to seven in the 2009 period from six in the 2008 period, and compensation expense increased $24,000 from the employment of our new senior lender. FDIC insurance premiums increased $20,000, with a remaining $5,000 one-time assessment credit balance to offset against future FDIC insurance premiums. Our legal and accounting expense will increase in future years as a result of our compliance with the federal securities laws. Occupancy and office costs are also expected to increase with our new larger home office under consideration.

Income Tax Expense. The provision for income taxes was $69,000 for the year ended June 30, 2009 compared to $130,000 for the year ended June 30, 2008, reflecting a decrease in pretax income. Our effective tax rate was 33.17% for the year ended June 30, 2009 compared to 33.42% for the year ended June 30, 2008. The decrease in our effective tax rate for 2009 was primarily attributable to the level of tax exempt interest income in comparison to pre-tax income.

The components of other comprehensive income (loss) include unrealized holding gains and losses on available for sale securities, unrealized losses on defined benefit pension plan, the amortization of unrecognized net loss for the defined benefit pension plan, and the amortization of prior service cost for both the defined benefit pension plan and the supplemental retirement plans. Other comprehensive income decreased to a loss of $155,000 for the year ended June 30, 2009 from a loss of $35,000 for the year ended June 30, 2008. The decrease reflected the loss in value of the defined benefit pension plan, which had unrealized losses of $257,000 for the year ended June 30, 2009, compared to unrealized losses of $111,000 during the year ended June 30, 2008. The increase in the unrealized loss on the defined benefit pension plan was due to actual investment return on plan assets being significantly less than the expected return on plan assets for the year.

Comparison of Operating Results for the Years Ended June 30, 2008 and June 30, 2007

General. Net income decreased to $259,000 for the year ended June 30, 2008 from $345,000 for the year ended June 30, 2007. The decrease primarily reflected lower net interest income and noninterest income, which consisted mostly of an other-than-temporary impairment charge of $70,000 on a mutual fund.

Interest Income. Interest and dividend income of $2.3 million was unchanged at June 30, 2008 and June 30, 2007. This reflected an increase in average interest-earning assets to $38.0 million for the 2008 period compared to $37.3 million for the 2007 period, offset by a decrease in average yield on interest earning assets. The average yield on interest-earning assets decreased to 5.96% in fiscal 2008 from 6.13% in fiscal 2007, reflecting a decrease in the proportion of higher-yielding loans and investment securities compared to the proportion of lower-yielding loans and investment securities.

Interest income on loans decreased $49,000 or 2.4%, to $2.0 million for the year ended June 30, 2008 from $2.1 million for the year ended June 30, 2007, reflecting a decrease in the average balance to $31.6 million in fiscal 2008 from $32.4 million in fiscal 2007 while the average yield was unchanged at 6.33% in fiscal 2008 and 2007. Interest income on investment securities decreased to $133,000 for the year ended June 30, 2008 from $134,000 for the year ended June 30, 2007, reflecting a increase in the average balance of such securities to $2.9 million in fiscal 2008 from $2.8 million in fiscal 2007, offset by a decrease in the average yield on held for sale securities to 4.64% in fiscal 2008 from 4.87% in fiscal 2007 and a decrease in the average yield on held to maturity securities to 4.61% in fiscal 2008 from 4.74% in fiscal 2007.

Interest Expense. Interest expense increased $45,000, or 4.2%, to $1.1 million for the year ended June 30, 2008 from $1.1 million for the year ended June 30, 2007. The slight increase reflected an increase in the average balance and yield on deposits, in 2008 compared to 2007 and a decrease in the average rate paid on Federal Home Loan Bank borrowings of 5.41% in fiscal 2008 compared to 5.47% in fiscal 2007.

Interest expense on certificates of deposit increased to $685,000 for the year ended June 30, 2008 from $629,000 for the year ended June 30, 2007. The increase was a result of an increase in the average balance of such certificates to $17.0 million in fiscal 2008 from $16.3 million in fiscal 2007 and an increase in the average cost of such certificates to 4.02% from 3.86%. The increase in average balances of our certificates of deposit resulted primarily from our customers seeking lower-risk investments in lieu of higher volatility equity investments during 2008.

Interest expense on borrowings, consisting of advances from the Federal Home Loan Bank of Cincinnati, decreased $2,000, or 0.5%, to $399,000 for the year ended June 30, 2008 from $401,000 for the year ended June 30, 2007. The decrease reflected the lower weighted average rate paid on such borrowings to 5.41% for the year ended June 30, 2008 from 5.47% for the year ended June 30, 2007, partially offset by a slight increase in average balances of such borrowings to $7.4 million for the year ended June 30, 2008 from $7.3 million for the year ended June 30, 2007.

Net Interest Income. Net interest income of $1.2 million was unchanged for the year ended June 30, 2008 and for the year ended June 30, 2007. This reflected an increase in average interest earning assets, but at a lower yield. Interest bearing liabilities increased to some extent at a slightly higher cost. The net interest rate spread decreased to 2.33% in fiscal 2008 from 2.62% in fiscal 2007 while the net interest margin decreased to 3.04% in fiscal 2008 from 3.28% in fiscal 2007.

Provision for Loan Losses. We establish a provision for loan losses, which is charged to operations, in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loans losses, we consider past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of nonperforming loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or economic conditions change. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as circumstances change or as more information becomes available. We assess the allowance for loan losses on a quarterly basis and make provisions for loan losses as required in order to maintain the allowance.

No additional provision for loan losses was recorded for the year ended June 30, 2008 and the year ended June 30, 2007. No provisions for loan losses were recorded despite the increase in non-performing loans due to the overall decline in the loan portfolio balance. The allowance for loan losses was $166,000, or 0.53% of total loans at June 30, 2008 and 0.51% at June 30, 2007 Total non-performing loans were $274,000 at June 30, 2008 compared to $83,000 at June 30, 2007. We used the same methodology in assessing the allowances for both periods. To the best of our knowledge, we have recorded all probable incurred credit losses for the years ended June 30, 2008 and June 30, 2007.

Noninterest Income. Our noninterest income/(loss) decreased to ($66,000) for the year ended June 30, 2008 from $4,000 for the year ended June 30, 2007. The decrease in noninterest income was primarily attributable to an impairment charge for the other-than-temporary decline in the fair value of a mutual fund during 2008 in the amount of $70,000. The loss was partially offset by service charges on deposit accounts of $4,000 at June 30, 2008 and June 30, 2007.

Noninterest Expense. Noninterest expense decreased $7,000, or 1.0%, to $700,000 for the year ended June 30, 2008 from $707,000 for the year ended June 30, 2007. Due to deferred compensation generated from greater loan volume, salaries and employee benefits expense decreased to $305,000 for the year ended June 30, 2008 from $315,000 for the year ended June 30, 2007. Additionally, data processing expense increased $2,000 to $67,000 for the year ended June 30, 2008 from $65,000 for the year ended June 30, 2007, reflecting new services contracted to keep Versailles Savings in compliance with federal and state regulations.

Income Tax Expense. The provision for income taxes was $130,000 for the year ended June 30, 2008 compared to $174,000 for the year ended June 30, 2007, reflecting a decrease in pretax income. Our effective tax rate was 33.42% for the year ended June 30, 2008 compared to 33.53% for the year ended June 30, 2007. The decrease in our effective tax rate for 2008 was primarily attributable to the level of tax exempt income in comparison to pre-tax income.

For the year ended June 30, 2008, the components of other comprehensive income (loss) included unrealized holding gains and losses on available for sale securities, unrealized losses on defined benefit pension plan, the amortization of unrecognized net loss for the defined benefit pension plan, and the amortization of prior service cost for both the defined benefit pension plan and the supplemental retirement plans, while, for the year ended June 30, 2008, the components of other comprehensive income (loss) included only unrealized holding gains and losses on available for sale securities. Beginning with the year ended June 30, 2008, Statement of Financial Accounting Standards No. 158 required that changes in the funded status of a defined benefit postretirement plan be recognized in comprehensive income in the year in which the changes occurred.

Other comprehensive income decreased to a loss of $35,000 for the year ended June 30, 2008 from a gain of $1,000 for the year ended June 30, 2007. The decrease reflected the loss in value of the defined benefit pension plan, which had unrealized losses of $111,000 for the year ended June 30, 2008 due to actual investment return on plan assets being significantly less than the expected return on plan assets for the year. The unrealized loss on the defined benefit pension plan was somewhat offset by net unrealized gains on available for sale securities of $40,000 for the year ended June 30, 2008 compared to unrealized gains of $2,000 for the year ended June 30, 2007.

Analysis of Net Interest Income

Net interest income represents the difference between the income we earn on interest-earning assets and the interest expense we pay on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the tables as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income.

			For the year ended June 30,
	At June 30, 2009		2009			2008
	Actual Balance	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$34,428	5.62%	$32,809	$1,884	5.74%	$31,636	$2,003	6.33%
Investment securities available for sale	897	3.85%	1,161	48	4.04%	1,245	59	4.64%
Investment securities held to maturity	1,124	4.21%	1,485	65	4.34%	1,615	74	4.61%
FHLB stock	389	4.50%	388	19	4.82%	376	23	6.04%
Other interest-earning assets	2,442	1.22%	2,579	42	1.64%	3,098	106	3.42%

Total interest-earning assets	39,280	5.26%	38,422	2,058	5.35%	37,970	2,265	5.96%

Noninterest-earning assets	1,508		1,108			832

Total assets	$40,788		$39,530			$38,802

Liabilities and equity:
Interest-bearing liabilities:
Savings deposits	$7,468	0.13%	$7,030	$14	0.20%	$6,168	$26	0.41%
Certificates of deposit	17,117	2.72%	17,282	563	3.25%	17,027	685	4.02%

Total interest-bearing deposits	24,585	1.93%	24,312	577	2.37%	23,195	711	3.06%

FHLB advances	7,500	4.91%	6,750	354	5.25%	7,375	399	5.41%

Total interest-bearing liabilities	32,085	2.63%	31,062	931	3.00%	30,570	1,110	3.63%

Other noninterest-bearing liabilities	1,324		970			852

Total liabilities	33,409		32,032			31,422

Retained earnings	7,789		7,764			7,565
Accumulated other comprehensive income	(410)		(266)			(185)

Total equity	7,379		7,498			7,380

Total liabilities and equity	$40,788		$39,530			$38,802

Net interest income	$1,127			$1,127			$1,155

Interest rate spread					2.35%			2.33%

Net interest margin					2.93%			3.04%

Average interest-earning assets to average interest-bearing liabilities			123.80%			124.27%

Rate/Volume Analysis

The following table presents the dollar amount of changes in interest income and interest expense for the major categories of Versailles Savings and Loan Company’s interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

2009 Compared to 2008	Volume	Rate	Net
	(In thousands)
Interest income:
Loans receivable	$72	$(191)	$(119)
Investment securities available for sale	(4)	(7)	(11)
Investment securities held to maturity	(5)	(4)	(9)
FHLB stock	1	(5)	(4)
Other interest-earning assets	(16)	(48)	(64)

Total	48	(255)	(207)

Interest expense:
Savings deposits	1	(14)	(12)
Certificates of deposit	11	(133)	(122)
FHLB advances	(33)	(12)	(45)

Total	(20)	(159)	(179)

Increase (decrease) in net interest income	$68	$(96)	$(28)

Management of Market Risk

Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. Our Board of Directors is responsible for the review and oversight of our asset/liability strategies. The Asset/Liability Committee of the Board of Directors meets quarterly and is charged with developing an asset/liability management plan. Our Board of Directors has established an Asset/Liability Management Committee, consisting of senior management. This committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors.

Among the techniques we are currently using to manage interest rate risk are: (i) maintaining a portfolio of adjustable-rate one- to four-family residential loans; (ii) increasing our origination of non-residential real estate loans as they generally reprice more quickly than residential mortgage loans; (iii) reducing the interest rate sensitivity of our liabilities by using fixed-rate certificates of deposit and fixed-rate Federal Home Loan Bank advances with laddered terms; and (iv) maintaining a strong capital position, which provides for a favorable level of interest-earning assets relative to interest-bearing liabilities.

While these strategies have helped reduce our interest rate exposure, they do pose risks. For example, the annual interest rate caps and prepayment options embedded in adjustable-rate one- to four-family residential loans, which allow for early repayment at the borrower’s discretion, may result in prepayment before the loan reaches the fully indexed rate. Conversely, in a falling interest rate environment, borrowers may refinance to fixed rate loans to lock in the then lower rates. In addition, multi-family and non-residential real estate lending generally presents higher credit risks than residential one- to four-family lending.

An important measure of interest rate risk is the amount by which the net present value of an institution’s cash flow from assets, liabilities and off balance sheet items changes in the event of a range of assumed changes in market interest rates. We have utilized the Office of Thrift Supervision net portfolio value model (“NPV”) to provide an analysis of estimated changes in our NPV under the assumed instantaneous changes in the United States treasury yield curve. The financial model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of the NPV. Set forth below is an analysis of the changes to the economic value of our equity that would occur to our NPV as of June 30, 2009 in the event of designated changes in the United States treasury yield curve. At June 30, 2009, our economic value of equity exposure related to these hypothetical changes in market interest rates was within the current guidelines we have established.

	Net Portfolio (Dollars in thousands)			NPV as % of PV of Assets
Change in Rates	$ Amount	$ Change	% Change	NPP Ratio	Change
+300 bp	5,816	(2,294)	(28)%	14.81%	(443) bp
+200 bp	6,654	(1,456)	(18)%	16.51%	(272) bp
+100 bp	7,457	(654)	(8)%	18.06%	(118) bp
+50 bp	7,811	(300)	(4)%	18.71%	(53) bp
0 bp	8,110	—	—	19.24%	—
-50 bp	8,383	273	3%	19.70%	47 bp
-100 bp	8,558	448	6%	19.99%	75 bp

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Our policies do not permit hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities.

Liquidity and Capital Resources

Our primary sources of funds are deposits and the proceeds from principal and interest payments on loans and investment securities. We also utilize Federal Home Loan Bank advances. While maturities and scheduled amortization of loans and securities are predicable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. We generally manage the pricing of our deposits to be competitive within our market and to increase core deposit relationships.

Our cash flows are comprised of three primary classifications: (i) cash flows provided by operating activities, (ii) investing activities, and (iii) financing activities. Net cash flows from operating activities were $420,000 for the year ended June 30, 2009 and $317,000 for the year ended June 30, 2008. Net cash from investing activities consisted primarily of disbursements for loan originations and the purchase of securities, offset by principal collections on loans, and proceeds from maturation and sales of securities. Net cash flows from investing activities were ($3.0 million) for the year ended June 30, 2009 and net cash flows from investing activities were $898,000 for the year ended June 30, 2008. Net cash provided by financing activities consisted of activity in deposits and borrowings. Net cash flows from financing activities were $1.6 million for the year ended June 30, 2009 and net cash flows from financing activities were ($417,000) for the year ended June 30, 2008. The changes in net cash flows provided by financing activities over the periods were primarily due to the repayment of advances from the Federal Home Loan Bank of Cincinnati.

Our most liquid assets are cash and short-term investments. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period. At June 30, 2009 and June 30, 2008, cash and short-term investments totaled $2.5 million and $3.5 million, respectively. We may also utilize the sale of securities available-for-sale, federal funds purchased, Federal Home Loan Bank of Cincinnati advances and other borrowings as sources of funds.

At June 30, 2009 and June 30, 2008, we had outstanding commitments to originate loans of $536,000 and $896,000, respectively, and unfunded commitments under lines of credit and standby letter of credit of $38,900 and no commitments, respectively. We anticipate that we will have sufficient funds available to meet our current loan commitments. Loan commitments have, in recent periods, been funded through liquidity and normal deposit flows. Certificates of deposit scheduled to mature in one year or less from June 30, 2009 totaled $12.4 million. Management believes, based on past experience, that a significant portion of such deposits will remain with us. Based on the foregoing, in addition to our level of core deposits and capital, we consider our liquidity and capital resources sufficient to meet our outstanding short-term and long-term needs.

Liquidity management is both a daily and long-term responsibility of management. We adjust our investments in liquid assets based upon management’s assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and investment securities, and (iv) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning overnight deposits, federal funds sold, and short and intermediate-term U.S. Government and agency obligations and residential mortgage-backed securities of short duration. If we require funds beyond our ability to generate them internally, we have additional borrowing capacity with the Federal Home Loan Bank of Cincinnati. At June 30, 2009, we had $7.5 million in advances from the Federal Home Loan Bank of Cincinnati and an additional borrowing capacity of $9.0 million. It is anticipated that immediately upon completion of the conversion and offering Versailles Financial Corporation and Versailles Savings and Loan Company’s liquid assets will be increased. See “How We Intend to Use the Proceeds from the Offering.”

We are subject to various regulatory capital requirements. At June 30, 2009, we were in compliance with all applicable capital requirements. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and “Pro Forma Data” and Note 12 of the Notes to our Consolidated Financial Statements.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with U.S. generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see Note 10 of the Notes to our Financial Statements.

For fiscal year 2009 and the year ended June 30, 2009, we did not engage in any off-balance-sheet transactions other than loan origination commitments in the normal course of our lending activities.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141R, Business Combinations (Revised 2007) which replaces SFAS 141, Business Combinations, and applies to all transactions and other events in which one entity obtains control over one or more other businesses. SFAS 141R requires an acquirer, upon initially obtaining control of another entity, to recognize the assets, liabilities and any non-controlling interest in the acquiree at fair value as of the acquisition date. Contingent consideration is required to be recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of that consideration may be determinable beyond a reasonable doubt. This fair value approach replaces the cost-allocation process required under SFAS 141 whereby the cost of an acquisition was allocated to the individual assets acquired and liabilities assumed based on their estimated fair value. SFAS 141R requires acquirers to expense acquisition-related costs as incurred rather than allocating such costs to the assets acquired and liabilities assumed, as was previously the case under SFAS 141. Under SFAS 141R, the requirements of SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities, would have to be met in order to accrue for a restructuring plan in purchase accounting. Pre-acquisition contingencies are to be recognized at fair value, unless it is a non-contractual contingency that is not likely to materialize, in which case, nothing should be recognized in purchase accounting and, instead, that contingency would be subject to the probable and estimable recognition criteria of SFAS 5, Accounting for Contingencies. SFAS 141R is applicable to Versailles Financial Corporation’s accounting for business combinations closing on or after July 1, 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB Statement No. 51 which amends Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 clarifies that a non-controlling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, SFAS 160 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. SFAS 160 became effective for Versailles Financial Corporation on July 1, 2009 and did not have a significant impact on Versailles Financial Corporation’s financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures About Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133 amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities, to amend and expand the disclosure requirements of SFAS 133 to provide greater transparency about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedge items are accounted for under SFAS 133 and its related interpretations, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows. To meet those objectives, SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. SFAS 161 became effective for the Company on July 1, 2009 and did not have a significant impact on Versailles Financial Corporation’s financial statements.

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets, an Amendment of FASB Statement No. 140 amends SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. SFAS 166 also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. SFAS 166 will be effective July 1, 2010 and is not expected to have a significant impact on Versailles Financial Corporation’s financial statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) amends FIN 46 (Revised December 2003), Consolidation of Variable Interest Entities, to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. SFAS 167 requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its affect on the entity’s financial statements. SFAS 167 will be effective July 1, 2010 and is not expected to have a significant impact on Versailles Financial Corporation’s financial statements.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a Replacement of FASB Statement No. 162 replaces SFAS 162, The Hierarchy of Generally Accepted Accounting Principles which establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in the preparation of financial statements in conformity with generally accepted accounting principles. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative guidance for SEC registrants. All guidance contained in the Codification carries an equal level of authority. All non-grandfathered, non-SEC accounting literature not included in the Codification is superseded and deemed non-authoritative. SFAS 168 will be effective for Versailles Financial Corporation’s financial statements for periods ending after September 15, 2009. SFAS 168 is not expected have a significant impact on Versailles Financial Corporation’s financial statements.

In June 2008, the FASB issued FASB Staff Position (FSP) EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. This FSP clarifies that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. FSP EITF 03-6-1 became effective on July 1, 2009 and did not have a significant impact on Versailles Financial Corporation’s financial statements.

In December 2008, the FASB issued FSP SFAS 132R-1, Employers’ Disclosures about Postretirement Benefit Plan Assets. This FSP provides guidance related to an employer’s disclosures about plan assets of defined benefit pension or other post-retirement benefit plans. Under FSP SFAS 132R-1, disclosures should provide users of financial statements with an understanding of how investment allocation decisions are made, the factors that are pertinent to an understanding of investment policies and strategies, the major categories of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets, the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period and significant concentrations of risk within plan assets. The disclosures required by FSP SFAS 132R-1 will be included in Versailles Financial Corporation’s financial statements beginning with the financial statements for the year-ended June 30, 2010.

In April 2009, the FASB issued FSP SFAS 141R-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies which amends the guidance in SFAS 141R to require that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably estimated. If fair value of such an asset or liability cannot be reasonably estimated, the asset or liability would generally be recognized in accordance with SFAS 5, Accounting for Contingencies, and FASB Interpretation (FIN) No. 14, Reasonable Estimation of the Amount of a Loss. FSP SFAS 141R-1 removes subsequent accounting guidance for assets and liabilities arising from contingencies from SFAS 141R and requires entities to develop a systematic and rational basis for subsequently measuring and accounting for assets and liabilities arising from contingencies. FSP SFAS 141R-1 eliminates the requirement to disclose an estimate of the range of outcomes of recognized contingencies at the acquisition date. For unrecognized contingencies, entities are required to include only the disclosures required by SFAS 5. FSP SFAS 141R-1 also requires that contingent consideration arrangements of an acquiree assumed by the acquirer in a business combination be treated as contingent consideration of the acquirer and should be initially and subsequently measured at fair value in accordance with SFAS 141R. FSP SFAS 141R-1 is effective for assets or liabilities arising from contingencies Versailles Financial Corporation acquires in business combinations occurring after July 1, 2009.

BUSINESS OF VERSAILLES FINANCIAL CORPORATION

Versailles Financial Corporation was incorporated in the State of Maryland in September 2009. We have not engaged in any business to date. Upon completion of the conversion, we will own all of the issued and outstanding stock of Versailles Savings and Loan Company. We will retain up to 50% of the net proceeds from the offering and initially invest the remaining net proceeds in Versailles Savings as additional capital of Versailles Savings. Versailles Financial Corporation will use a portion of the net proceeds to make a loan to the employee stock ownership plan. At a later date, we may use the net proceeds to pay dividends to stockholders and may repurchase shares of common stock, subject to regulatory limitations. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, Versailles Financial Corporation, as the holding company of Versailles Savings and Loan Company, will be authorized to pursue other business activities permitted by applicable laws and regulations. See “Supervision and Regulation—Holding Company Regulation” for a discussion of the activities that are permitted for savings and loan holding companies. We may also borrow funds for reinvestment in Versailles Savings and Loan Company.

Following the offering, our cash flow will depend on earnings from the investment of the net proceeds from the offering that we retain, and any dividends we receive from Versailles Savings and Loan Company. Initially, Versailles Financial Corporation will neither own nor lease any property, but will instead pay a fee to Versailles Savings and Loan Company for the use of its premises, equipment and furniture. At the present time, we intend to employ only persons who are officers of Versailles Savings and Loan Company to serve as officers of Versailles Financial Corporation. We will, however, use the support staff of Versailles Savings and Loan Company from time to time. We will pay a fee to Versailles Savings and Loan Company for the time devoted to Versailles Financial Corporation by employees of Versailles Savings and Loan Company. However, these persons will not be separately compensated by Versailles Financial Corporation. Versailles Financial Corporation may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF VERSAILLES SAVINGS AND LOAN COMPANY

General

Our principal business consists of attracting retail deposits from the general public in our market and investing those deposits, together with funds generated from operations and, to a lesser extent, borrowings primarily in first lien one- to four-family residential mortgage loans and, to a lesser extent, non-residential real estate loans, including farm loans; consumer loans, consisting primarily of automobile loans; commercial business loans and other loans. We also invest in residential mortgage-backed U.S. Government and federal agency securities and, to a lesser extent, mutual funds that invest in those securities. Our revenues are derived principally from the interest on loans and securities, loan origination fees and fees levied on deposit accounts. Our primary sources of funds are principal and interest payments on loans and securities, deposits and advances from the Federal Home Loan Bank of Cincinnati.

We currently operate out of one office and do not have any automated teller machines, drive-up facilities or participate in an ATM network. In connection with our plans to build or acquire a new home office in Versailles in 2010, we plan to include an ATM and drive-up facilities, as well as participate in an ATM network.

Market Area and Competition

Versailles Savings conducts business from its single office located in Versailles, located in Darke County, Ohio. Versailles Savings’ primary market area is northeastern Darke County and western Shelby County, in west central Ohio, near the Indiana border.

Versailles Savings and Loan’s primary market area has a diversified employment base and a higher level of manufacturing employment than the State of Ohio and the country in general. The major employers include consumer products manufacturers and retailers, health care providers and transportation and distribution companies, as well as governmental entities. The top ten employers in Darke County are Whirlpool Corporation, Midmark Corporation (manufacturer of health care products), Greenville Technology, Inc., Wayne Hospital, Brethren Retirement Community, Honeywell (manufacturer of a wide range of products, including aerospace and technology for buildings), Neff Co. (custom lettering and graphic design), Beauty Systems Group (distributor of hair care and makeup products), Dick Lavy Trucking and Norcold (manufacturer of refrigerators and freezers for RVs, boats and trucks). Darke County is predominantly rural and is one of the top agricultural counties in Ohio.

The unemployment rate in Darke County in June 2009 was 11.7%, compared to 11.2% for the State of Ohio and 9.7% for the United States. The population of Darke County reflected net out-migration from 2000 to 2008, declining from approximately 53,300 to approximately 52,027. The median household income in Darke County increased from $39,307 in 2000 to $46,556 in 2007, or 18.4%, while the median household income in the State of Ohio increased at almost the same rate from $41,499 to $49,099 and median household income in the United States increased at a slightly higher rate, from $42,729 to $50,740.

Shelby County is a slightly smaller county lying northeast of Darke County. The largest city in Shelby County is Sidney, Ohio. The major employers in Shelby County relate to manufacturing including the four largest employers: Honda of America Manufacturing, PlastiPak Packaging, Emerson Climate Technologies and NK Parts. Additional large employers include Griffon Corp/Clopay Corp. (garage doors), Sidney City Board of Education, Superior Metal Products/Am Trim, Wal-Mart Stores, Inc. and Wilson Memorial Hospital.

The economy of Shelby County has experienced higher unemployment in recent months due to its heavy reliance on manufacturing. In June 2009, the unemployment rate in Shelby County was 13.5% versus 11.7% for Darke County. Shelby County population has reflected some modest growth since 2000 increasing from 47,910 to 48,919, or 2.1%. Median household income increased at a slightly slower pace relative to Darke County, increasing 16.4% from $44,507 to $51,841.

We face competition within our market area both in making loans and attracting deposits. The Versailles area has a moderate concentration of financial institutions including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. As of June 30, 2009 our market share of deposits represented 2.7% of FDIC-insured deposits in Darke County, Ohio. To effectively compete, we seek to emphasize our community orientation, local and timely decision making and superior customer service.

Lending Activities

The principal lending activity of Versailles Savings and Loan Company is originating first lien one- to four-family residential mortgage loans and, to a lesser extent, non-residential real estate loans, including farm loans, and consumer loans consisting primarily of automobile loans, commercial business loans and other loans. In recent years we have expanded our non-residential real estate loan portfolio in an effort to diversify our overall loan portfolio, increase the yield of our loans and shorten asset duration. We expect non-residential real estate lending will continue to be an area of loan growth, and we have focused our efforts in this area on borrowers seeking loans in the $200,000 to $750,000 range. We currently retain in our portfolio all the loans we originate, but we are considering selling loans in the future to manage interest rate risk, capital and our liquidity needs. As a long-standing community lender, we believe we can effectively compete for this business by emphasizing superior customer service and local underwriting, which differentiates us from larger commercial banks that have recently commenced operations in our primary market area.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated.

	At June 30,
	2009		2008
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family	$26,968	77.88%	$24,111	76.88%
Multi-family	326	0.94%	433	1.38%
Non-residential real estate (1)	5,846	16.88%	4,759	15.17%
Construction	1	0.00%	449	1.43%

Total real estate loans	33,141	95.70%	29,752	94.86%

Commercial loans	356	1.03%	329	1.05%
Consumer loans	1,133	3.27%	1,282	4.09%

Total loans	$34,630	100.00%	$31,363	100.00%

Net deferred loan fees	62	0.18%	72	0.23%
Allowance for losses	(264)	0.77%	(166)	0.53%

Loans, net	$34,428		$31,269

(1)	Includes $4.3 million secured by farm land.

Contractual Maturities and Interest Rate Sensitivity. The following table summarizes the scheduled repayments of our loan portfolio at June 30, 2009. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. Loans are presented net of loans in process.

	One- to Four-Family Residential	Multi-Family	Non- residential Real Estate	Construction	Commercial	Consumer	Total
	(Dollars in thousands)
Amounts due in:
One year or less	$2,491	$33	$596	$1	$83	$501	$3,705
More than one to three years	2,770	34	905	—	134	355	4,198
More than three to five years	2,770	32	860	—	103	138	3,903
More than five to ten years	6,931	63	1,863	—	36	124	9,017
More than ten to twenty years	10,162	137	1,444	—	—	15	11,758
More than twenty years	1,844	27	178	—	—	—	2,049

Total	$26,968	$326	$5,846	$1	$356	$1,133	$34,630

The following table sets forth our fixed and adjustable-rate loans at June 30, 2009 that are contractually due after June 30, 2010. Loans are presented net of loans in process.

	Due After June 30, 2010
	Fixed	Adjustable	Total
	(In thousands)
Real Estate:
One- to four-family	$18,533	$5,944	$24,477
Multi-family	106	187	293
Non-residential real estate	3,377	1,873	5,250
Construction	—	—	—

Total real estate loans	22,016	8,004	30,020

Commercial	273	—	273
Consumer loans	632	—	632

Total loans	$22,921	$8,004	$30,925

Loan Approval Procedures and Authority. The aggregate amount of loans that Versailles Savings and Loan Company is permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of Versailles Savings and Loan Company’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral”). At June 30, 2009, based on the 15% limitation, Versailles Savings and Loan Company’s loans-to-one-borrower limit was approximately $1.1 million. On the same date, Versailles Savings and Loan Company had no borrowers with outstanding balances in excess of this amount. At June 30, 2009, our largest non-residential real estate loan totaled $479,000 and was secured by a mortgage on a building in our primary market area. At June 30, 2009, this loan was performing in accordance with its terms.

Our lending is subject to written underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower and property valuations (consistent with our appraisal policy) prepared by outside independent licensed appraisers approved by our Board of Directors as well as internal evaluations, where permitted by regulations. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, financial statements and tax returns.

Under our loan policy, the individual processing an application is responsible for ensuring that all documentation is obtained prior to the submission of the application to an officer for approval. An officer then reviews these materials and verifies that the requested loan meets our underwriting guidelines described below.

Our president and senior lending officers have approval authority of up to $150,000 for residential mortgage loans, secured commercial loans and secured consumer loans. Our senior lending officers have approval authority of up to $50,000 for unsecured commercial and consumer loans. An aggregate credit commitment of up to $250,000 may be approved by the president and the senior lending officers. Loans above these amounts require approval by the Loan Committee or the Board of Directors.

Generally, we require title insurance or abstracts on our mortgage loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan.

One- to Four-Family Residential Real Estate Lending. The cornerstone of our lending program has long been the origination of long-term first lien permanent loans secured by mortgages on owner-occupied one- to four-family residences. At June 30, 2009, $27.0 million, or 77.9% of our total loan portfolio consisted of loans on one- to four-family residences. At that date, our average outstanding one- to four-family residential loan balance was $78,000 and our largest outstanding one- to four-family residential loan had a principal balance of $339,000. Virtually all of the residential loans we originate are secured by properties located in our market area. We currently retain in our portfolio all the loans we originate, but may begin to sell loans in the secondary market within the next 12 months. See “—Originations, Sales and Purchases of Loans.”

Due to consumer demand in the current low interest rate environment, many of our recent originations are 15- to 25-year fixed-rate loans secured by one- to four-family residential real estate. We generally originate our fixed-rate and adjustable rate one- to four-family residential loans in accordance with secondary market standards. At June 30, 2009, we had $11.7 million of fixed-rate residential loans maturing in 10 years or less, $7.4 million of fixed-rate residential loans maturing between 10 and 20 years and $1.3 million of fixed-rate residential loans maturing in excess of 20 years in our portfolio.

In order to reduce the term to repricing of our loan portfolio, we also originate adjustable-rate one- to four-family residential mortgage loans. Our current adjustable-rate mortgage loans carry interest rates that adjust annually at a margin (generally 300 basis points) over the one-year U.S. Treasury constant maturity index. Most of our adjustable-rate one- to four-family residential mortgage loans have fixed rates for initial terms of three or five years. Such loans carry terms to maturity of up to 25 years. The adjustable-rate mortgage loans currently offered by us generally provide for a 200 basis point annual interest rate change cap and a lifetime cap of 600 basis points over the initial rate.

Although adjustable-rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically reprice, as interest rates increase, the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by the maximum periodic and lifetime rate adjustments permitted by our loan documents. Moreover, the interest rates on many of our adjustable-rate loans do not adjust for the first three or five years. As a result, the effectiveness of adjustable-rate mortgage loans may be limited during periods of rapidly rising interest rates. At June 30, 2009, $6.6 million, or 24.6% of our one- to four-family residential loans, had adjustable rates of interest.

We evaluate both the borrower’s ability to make principal, interest and escrow payments and the value of the property that will secure the loan. Our one- to four-family residential mortgage loans do not currently include prepayment penalties, are non-assumable and do not produce negative amortization. Our one- to four-family residential mortgage loans customarily include due-on-sale clauses giving us the right to declare the loan immediately due and payable in the event that, among other things, the borrower sells the property subject to the mortgage. We currently originate residential mortgage loans for our portfolio with loan-to-value ratios of up to 90% for owner-occupied one- to four-family homes and up to 80% for non-owner occupied homes. We do not require private mortgage insurance for loans in excess of 80%, but charge a higher interest rate and also obtain additional collateral and/or personal guarantees.

At June 30, 2009, we had two one- to four-family residential mortgage loans that were 60 days or more delinquent.

We also originate closed end variable-rate and fixed-rate second mortgage loans secured by a lien on the borrower’s primary residence on a very limited basis. The total balance of these loans at June 30, 2009, which are included in the previous totals, was $0.6 million. We only make such loans on properties where we hold the first lien. Generally, these second mortgages are limited to 80% of the property value less any other mortgages. We use the same underwriting standards for home equity loans as we use for one- to four-family residential mortgage loans. Our variable-rate second mortgage loan product carries an interest rate tied to the same indices we use for purchase money first lien residential mortgages.

Non-residential Real Estate Lending. In recent years, we have sought to increase our non-residential real estate loans. At June 30, 2009, we had $5.8 million in non-residential real estate loans, representing 16.9% of our total loan portfolio. Typically we obtain personal guarantees as well as additional collateral on these loans.

The following table shows the composition of our non-residential real estate portfolio at the dates indicated:

	At June 30,
Type of Loan	2009	2008
	(In thousands)
Office	$71	$345
Industrial	360	403
Retail	443	447
Developed Building Lots	32	39
Farm/Agriculture	4,336	3,394
Mixed use	480	—
Other Improved Real Estate	124	131

Total	$5,846	$4,759

Most of our non-residential real estate loans have amortization periods of up to 20 years. We offer both fixed and variable rate loans. Our variable rate loans typically have initial fixed rates of three or five years. The maximum loan-to-value ratio of our non-residential real estate loans is generally 70%. At June 30, 2009, our largest non-residential real estate loan totaled $479,000 and was secured by a mortgage on retail, residential and farmland properties in our primary market area. At June 30, 2009, this loan was performing in accordance with its terms. At June 30, 2009, $2.0 million of our non-residential real estate loans carried adjustable rates.

We consider a number of factors in originating non-residential real estate loans. We evaluate the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service). All non-residential real estate loans are appraised by outside independent appraisers approved by the Board of Directors or by internal evaluations, where permitted by regulation. Personal guarantees are generally obtained from the principals of non-residential real estate borrowers.

Loans secured by non-residential real estate generally are larger than one- to four-family residential loans and involve greater credit risk. Non-residential real estate loans often involve large loan balances to single borrowers or groups of related borrowers. Repayment of these loans depends to a large degree on the results of operations and management of the properties securing the loans or the businesses conducted on such property, and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general, including today’s economic recession. We typically require additional collateral or personal guarantees. Accordingly, the nature of these loans makes them more difficult for management to monitor and evaluate. At June 30, 2009, we had no non-performing non-residential real estate loans. We also make a limited amount of multi-family loans on the same general terms as non-residential real estate loans.

Commercial Business Lending. From time to time, we originate commercial business loans and lines of credit to small- and medium-sized companies in our primary market area. Our commercial business loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture. The commercial business loans that we offer are short term fixed-rate loans with generally a one-year term or less. Our commercial business loan portfolio consists primarily of secured loans, along with a small amount of unsecured loans.

At June 30, 2009, Versailles Savings and Loan Company had $356,000 of commercial business loans outstanding, representing 1.0% of the total loan portfolio.

When making commercial business loans, we consider the borrower’s financial statements, lending history, debt service capabilities, the projected cash flows of the business, the value of the collateral, if any, and whether the loan is guaranteed by the principals of the borrower. Commercial business loans are generally secured by accounts receivable, inventory and equipment.

Commercial business loans generally have a greater credit risk than residential mortgage loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans is likely substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. We seek to minimize these risks through our underwriting standards.

At June 30, 2009, our largest commercial business loan relationship was a $187,000 loan to a farming implement dealer secured by real estate and limited personal guarantees by several individuals. At June 30, 2009, this loan was performing in accordance with its terms.

Consumer Lending. To date, our consumer lending has been limited. At June 30, 2009, Versailles Savings and Loan Company had $1.1 million of consumer loans outstanding, representing 3.3% of the total loan portfolio. Consumer loans consist of loans secured by deposits, auto loans and miscellaneous other types of installment loans. At June 30, 2009, we had $386,000 in new and used automobile loans made on a direct basis with our customers. We do not actively market automobile loans. We also plan to offer home equity lines of credit in the future.

Consumer loans may entail greater credit risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or are secured by rapidly depreciable assets, such as automobiles. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. At June 30, 2009, we had no consumer loans that were non-performing.

Originations, Purchases and Sales of Loans

Lending activities are conducted primarily by our salaried loan personnel. All loans originated by us are underwritten pursuant to our policies and procedures. We originate both fixed-rate and adjustable-rate loans. Our ability to originate fixed or adjustable-rate loans is dependent upon relative customer demand for such loans, which is affected by current and expected future levels of market interest rates. We originate real estate and other loans through our loan officers, marketing efforts, our customer base, walk-in customers and referrals from real estate brokers, builders and attorneys.

We currently retain all the loans we originate. We may, however, sell loans we originate in the future for interest rate risk management, capital management and for liquidity purposes. We also currently do not purchase loans nor have any significant participation interests in loans.

The following table shows our loan origination and principal repayment activity for loans originated for our portfolio during the periods indicated. Loans are presented net of loans in process.

	Years Ended June 30,
	2009	2008
	(In thousands)
Total loans at beginning of period	$31,269	$32,577

Loans originated:
Real estate loans:
One- to four-family	13,256	8,718
Multi-family	—	—
Non-residential real estate	3,031	583
Construction	1,573	1,042

Total real estate loans	17,860	10,343
Commercial loans	142	—
Consumer loans	1,151	1,464

Total loans originated	19,153	11,807

Deduct:
Principal repayments	15,886	13,115
Loan sales	—	—
Home equity lines of credit, net	—	—
Net, other	108	—

Net loan activity	3,159	(1,308)

Total loans at end of period	$34,428	$31,269

Delinquencies and Non-Performing Assets

Delinquency Procedures. When a borrower fails to make a required monthly loan payment by the due date, a late notice is generated stating the payment and late charges due. Our policies provide that borrowers that become 20 days or more delinquent are contacted by mail and at 30 days we send an additional letter and place a phone call to determine the reason for nonpayment and to discuss future payments. If repayment is not possible or doubtful, the loan will be brought to the Board of Directors for possible foreclosure. Once the Board of Directors declares a loan due and payable, a certified letter is sent to the borrower explaining that the entire balance of the loan is due and payable. The borrower is permitted ten additional days to submit payment. If the loan is made current, foreclosure proceedings will be discontinued and the borrower will be permitted to continue to make payments. If the borrower does not respond, we will initiate foreclosure proceedings.

When we acquire real estate as a result of foreclosure or by deed in lieu of foreclosure, the real estate is classified as foreclosed real estate until it is sold. The real estate is recorded at estimated fair value at the date of acquisition less estimated costs to sell, and any write-down resulting from the acquisition is charged to the allowance for loan losses. Subsequent decreases in the value of the property are charged to operations through the creation of a valuation allowance. After acquisition, all costs in maintaining the property are expensed as incurred. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

Delinquent Loans. The following table sets forth our loan delinquencies, including non-accrual loans, by type and amount at the dates indicated.

	At June 30,
	2009			2008
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
	(Dollars in thousands)
Real estate loans:
One- to four-family	$87	$55	$66	$401	$119	$—
Multi-family	—	—	199	—	—	197
Non-residential real estate	26	—	—	28	4	—
Construction	—	—	—	—	—	—

Total real estate loans	113	55	265	429	123	197

Commercial loans	—	—	—	—	—	59
Consumer loans	—	—	—	6	28	18

Total	$113	$55	$265	$435	$151	$274

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the Office of Thrift Supervision to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses. General allowances represent loss allowances which have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies a problem asset as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific loss allowances.

In connection with the filing of our periodic reports with the Ohio Division of Financial Institutions and the Office of Thrift Supervision and in accordance with our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations.

On the basis of this review of our assets, our classified and special mention assets at the dates indicated were as follows:

	At June 30,
	2009	2008
	(In thousands)
Special mention assets	$—	$—
Substandard assets	168	380
Doubtful assets	199	—
Loss assets	—	—

Total classified assets	$367	$380

The increase in loans classified as doubtful between June 30, 2009 and 2008 was due primarily to the transfer of $194,000 in loans from substandard to doubtful and the decrease in loans classified as substandard.

Non-Performing Assets. We cease accruing interest on our loans when contractual payments of principal or interest have become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Funds received on nonaccrual loans generally are applied against principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. At the dates indicated, we had no real estate acquired through foreclosure or any loans classified as a troubled debt restructuring. The multi-family loan is secured by rental properties consisting of two duplexes and a single family home.

	At June 30,
	2009	2008
	(Dollars in thousands)
Non-Accrual:
Real estate loans:
One- to four-family	$66	$—
Multi-family	199	—
Non-residential real estate	—	—
Construction	—	—

Total real estate loans	265	—
Commercial loans	—	—
Consumer loans	—	—

Total nonaccrual loans	$265	$—

Accruing loans past due 90 days or more:
Real estate loans:
One- to four-family	$—	$—
Multi-family	—	197
Non-residential real estate	—	—
Construction	—	—

Total real estate loans	—	197
Commercial loans	—	59
Consumer loans	—	18

Total accruing loans past due 90 days or more	—	274

Total of non-accrual and 90 days or more past due loans	$265	$274

Other nonperforming assets	—	—

Total nonperforming assets	$265	$274

Total nonperforming loans to total loans	0.76%	0.87%
Total nonperforming assets to total assets	0.65%	0.71%

At June 30, 2009, total substandard and doubtful loans were $367,000, of which $265,000 is included in nonperforming loans in the table above. There were no other loans that are not already disclosed where there is information about possible credit problems of borrowers that caused us serious doubts about the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure of such loans in the future.

For the year ended June 30, 2009 and the year ended June 30, 2008, gross interest income that would have been recorded had our non-accruing loans been current in accordance with their original terms was $22,000 and none, respectively.

Allowance for Loan Losses

Analysis and Determination of the Allowance for Loan Losses. Our allowance for loan losses is the amount considered necessary to reflect probable incurred losses in our loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of two key elements: (i) specific allowances for identified problem loans; and (ii) a general valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

Specific Allowances for Identified Problem Loans. We establish a specific allowance when loans are determined to be impaired. Loss is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. Factors in identifying a specific problem loan include: (i) the strength of the customer’s personal or business cash flows; (ii) the availability of other sources of repayment; (iii) the amount due or past due; (iv) the type and value of collateral; (v) the strength of our collateral position; (vi) the estimated cost to sell the collateral; and (vii) the borrower’s effort to cure the delinquency. In addition, for loans secured by real estate, we consider the extent of any past due and unpaid property taxes applicable to the property serving as collateral on the mortgage.

General Valuation Allowance on the Remainder of the Loan Portfolio. We establish a general allowance for loans that are not classified as substandard to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience, delinquency trends and management’s evaluation of the collectibility of the loan portfolio. The allowance may be adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary market area, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. The applied loss factors are re-evaluated quarterly to ensure their relevance in the current real estate environment.

In addition, as an integral part of their examination process, the Ohio Division of Financial Institutions and the Office of Thrift Supervision will periodically review our allowance for loan losses, and they may require that we recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Allowance for Loan Losses. The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At June 30,
	2009	2008
	(Dollars in thousands)
Allowance at beginning of period	$166	$166
Provision for loan losses	110	—
Charge offs:
Real estate loans
One- to four-family	—	—
Multi-family	—	—
Non-residential real estate	—	—
Construction	—	—
Commercial	—	—
Consumer	12	—

Total charge-offs	$12	$—

Recoveries:
Real estate loans
One- to four-family	—	—
Multi-family	—	—
Non-residential real estate	—	—
Construction	—	—
Commercial	—	—
Consumer	—	—

Total recoveries	$—	$—

Net charge-offs (recoveries)	$12	$—

Allowance at end of period	$264	$166

Allowance to nonperforming loans	99.65%	60.61%
Allowance to total loans outstanding at the end of the period	0.76%	0.53%
Net charge-offs (recoveries) to average loans outstanding during the period	0.04%	0.00%

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category, and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the general allowance to absorb losses in other categories.

	At June 30,
	2009			2008
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family	$146	55.30%	77.88%	$86	51.81%	76.88%
Multi-family	79	29.92	0.94	50	30.12	1.38
Non-residential real estate	20	7.58	16.88	11	6.63	15.17
Construction	—	—	—	1.60		1.43

Total real estate loans	245	92.80%	95.70%	148	89.16%	94.86%
Commercial loans	1	0.38	1.03	12	7.23	1.05
Consumer loans	18	6.82	3.27	6	3.61	4.09
Unallocated	—	—	—	—	—	—

Total allowance for loan losses	$264	100.00%	100.00%	$166	100.00%	100.00%

At June 30, 2009, our allowance for loan losses represented 0.76% of total loans and 99.65% of nonperforming loans. The allowance for loan losses increased to $264,000 at June 30, 2009 from $166,000 at June 30, 2008, due to the provision for loan losses of $110,000 and charge-offs of $12,000.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loan deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Investment Activities

General. The goals of our investment policy are to provide and maintain liquidity to meet deposit withdrawal and loan funding needs, to help mitigate our interest rate risk, and to generate a favorable return on idle funds within the context of our interest rate and credit risk objectives.

Our Board of Directors is responsible for adopting our investment policy. The investment policy is reviewed annually by management and any changes to the policy are recommended to and subject to the approval of the Board of Directors. Authority to make investments under the approved investment policy guidelines is delegated to our President and Chief Executive Officer and our Chief Financial Officer (all investment decisions require the approval of both investment officers). All investment transactions are reviewed at regularly scheduled quarterly meetings of the Board of Directors.

Our current investment policy permits investments in securities issued by the United States Government and its agencies or government sponsored entities. We also invest in residential mortgage-backed securities and, to a lesser extent, mutual funds that invest in residential mortgage-backed securities. Our investment policy also permits, with certain limitations, investments in bank-owned life insurance, collateralized mortgage obligations, asset-backed securities, real estate mortgage investment conduits, Ohio revenue bonds and municipal securities.

At June 30, 2009, we did not have an investment in the securities of any single non-government issuer that exceeded 10% of equity at that date other than our investment in the AMF Short U.S. Government Fund in which the carrying value of our investment was $694,000.

Our current investment policy does not permit investment in stripped mortgage-backed securities, complex securities and derivatives as defined in federal banking regulations and other high-risk securities. As of June 30, 2009, we held no asset-backed securities other than residential mortgage-backed securities. Our current policy does not permit hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities.

At June 30, 2009, none of the collateral underlying our securities portfolio was considered subprime or Alt-A, and we did not hold any common or preferred stock issued by Freddie Mac or Fannie Mae as of that date.

In April 2009, the FASB issued FSP No. 115-2 and No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, which amends existing guidance for determining whether impairment is other-than-temporary (OTTI) for debt securities. The FSP requires an entity to assess whether it intends to sell, or it is more likely than not that it will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. If either of these criteria is met, the entire difference between amortized cost and fair value is recognized in earnings. For securities that do not meet the aforementioned criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income. Additionally, the FSP expands and increases the frequency of existing disclosures about other-than-temporary impairments for debt and equity securities. This FSP is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of this FSP did not have a material impact on the results of operations or financial position.

Securities Portfolio. At June 30, 2009, our U.S. Government and federal agency securities portfolio totaled $2.0 million, $897,000 of which was classified as available-for-sale. While the securities held to maturity generally provide lower yields than other investments in our securities investment portfolio, we maintain these investments, to the extent appropriate, for liquidity purposes, as collateral for borrowings and for prepayment protection.

Residential Mortgage-Backed Securities. At June 30, 2009, our residential mortgage-backed securities portfolio totaled $1.1 million, all of which was classified as held to maturity. Residential mortgage-backed securities are securities issued in the secondary market that are collateralized by pools of mortgages. Certain types of residential mortgage-backed securities are commonly referred to as “pass-through” certificates because the principal and interest of the underlying loans is “passed through” to investors, net of certain costs, including servicing and guarantee fees. Residential mortgage-backed securities typically are collateralized by pools of one- to four-family or multifamily mortgages, although we invest primarily in residential mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as Versailles Savings and Loan Company. The interest rate of the security is lower than the interest rates of the underlying loans to allow for payment of servicing and guaranty fees. Ginnie Mae, a United States Government agency, and government sponsored entities, such as Fannie Mae and Freddie Mac, either guarantee the payments or guarantee the timely payment of principal and interest to investors. Residential mortgage-backed securities are more liquid than individual mortgage loans because there is an active trading market for such securities. In addition, residential mortgage-backed securities may be used to collateralize our borrowings. Investments in residential mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. Current prepayment speeds determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

AMF Short U.S. Government Fund. At June 30, 2009, our mutual fund portfolio totaled $694,000, all of which was classified as available-for-sale and all of which was invested in the AMF Short U.S. Government Fund, a fund that invests primarily in mortgage-related securities. For the years ended June 30, 2009 and 2008, we recognized a loss for other-than-temporary impairment on our mutual fund investment of $52,000 and $70,000, respectively, due to a decline in the fair value of this fund below our cost and our judgment as to the unpredictability for recovery to cost.

United States Government Agencies. At June 30, 2009, we had U.S. Government agency securities consisting of a Federal Home Loan Bank Consolidated Bond, with a fair market value of $203,000, which were classified as available for sale.

Restricted Equity Securities. We invest in the common stock of the Federal Home Loan Bank of Cincinnati. Stock of the Federal Home Loan Bank of Cincinnati is carried at cost and classified as restricted equity securities. We periodically evaluate these shares of common stock for impairment based on ultimate recovery of par value.

Securities Portfolio Composition. The following table sets forth the composition of our securities portfolio at the dates indicated.

	At June 30,
	2009		2008
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available for sale:
U.S. Government agencies	$200	$203	$200	$205
Mortgage-backed securities	—	—	—	—

Total debt securities	200	203	200	205
Mutual fund (1)	694	694	998	998

Total available for sale	894	897	1,198	1,203

Securities held to maturity:
U.S. Government agencies	$—	$—	$500	$495
Mortgage-backed securities	1,124	1,146	1,374	1,359

Total held to maturity	1,124	1,146	1,874	1,854

Total	$2,018	$2,043	$3,072	$3,057

(1)	Consists of AMF Short US Government Fund

Securities Portfolio Maturities and Yields. The following table sets forth the contractual maturities and weighted average yields of our securities portfolio at June 30, 2009. Mortgage-backed securities are anticipated to be repaid in advance of their contractual maturities as a result of projected mortgage loan prepayments.

	No Stated Maturity		One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
June 30, 2009	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Securities available-for-sale:
U.S. Government agencies	$—	—%	$200	5.00%	$—	—%	$—	—%	$—	—%	$200	5.00%
Mortgage-backed securities	—	—	—	—	—	—	—	—	—	—	—	—

Total debt securities	—	—	200	5.00	—	—	—	—	—	—	200	5.00
Mutual fund (1)	694	3.52	—	—	—	—	—	—	—	—	694	3.52

Total available for sale	694	3.52%	200	5.00%	—	—%	—	—%	—	—%	894	3.85%
Securities held to maturity:
U.S. Government agencies	$—	—%	$—	—%	$—	—%	$—	—%	$—	—%	$—	—%
Mortgage-backed securities	—	—	—	—	—	—	—	—	1,124	4.21	1,124	4.21

Total held to maturity	—	—	—	—	—	—	—	—	1,124	4.21	1,124	4.21

Total	$694	3.52%	$200	5.00%	$—	—%	$—	—%	$1,124	4.21%	$2,018	4.05%

(1)	Consists of AMF Short US Government Fund

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also use borrowings, primarily Federal Home Loan Bank of Cincinnati advances, to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from within our primary market area. We offer a selection of deposit accounts, including savings accounts and certificates of deposit. We currently do not offer NOW accounts, money market or demand accounts, but may do so in the future. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We have not accepted brokered deposits in the past, although we have the authority to do so.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. We rely upon personalized customer service, long-standing relationships with customers, and the favorable image of Versailles Savings and Loan Company in the community to attract and retain deposits.

The flow of deposits is influenced significantly by general economic conditions, changes in interest rates and competition. Our ability to gather deposits is impacted by the competitive market in which we operate, which includes numerous financial institutions of varying sizes offering a wide range of products. We often use promotional rates to meet asset/liability and market segment goals.

The variety of rates and terms on the deposit accounts we offer allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on our experience, we believe that statement savings may be somewhat more stable sources of deposits than certificates of deposits.

The following table sets forth the distribution of total deposits by account type, at the dates indicated.

	At June 30,
	2009		2008
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Savings accounts	$7,468	30.38%	6,373	27.11%
Certificates of deposit	17,117	69.62%	17,134	72.89%

Total	$24,585	100.00%	$23,507	100.00%

As of June 30, 2009, the aggregate amount of our outstanding certificate of deposit in amounts greater than or equal to $100,000 was approximately $1.5 million. The following table sets forth the maturity of these certificates as of June 30, 2009.

Certificates of Deposit
(In thousands)
Maturity Period:
Three months or less	$677
Over three through six months	611
Over six through twelve months	121
Over twelve months	100

Total	$1,509

The following table sets forth our time deposits classified by interest rate as of the dates indicated.

	At June 30,
	2009	2008
	(In thousands)
INTEREST RATE:
2% or less	$5,779	$1,311
2.01% - 3.00%	6,163	6,001
3.01% - 4.00%	785	2,245
4.01% - 5.00%	4,199	6,533
5.01% - 6.00%	191	1,044

Total	$17,117	$17,134

The following table sets forth the amount and maturities of our time deposits at June 30, 2009.

	At June 30, 2009
	Period to Maturity
	Less Than One Year	Over One Year to Two Years	Over Two Years to Three Years	Over Three Years	Total	Percentage of Total Certificate Accounts
	(Dollars in thousands)
INTEREST RATE:
2% or less	$4,766	$619	$394	$—	$5,779	33.76%
2.01% - 3.00%	3,495	1,930	322	416	6,163	36.00
3.01% - 4.00%	317	110	156	202	785	4.59
4.01% - 5.00%	3,722	275	202	—	4,199	24.53
5.01% - 6.00%	102	—	89	—	191	1.12

Total	$12,402	$2,934	$1,163	$618	$17,117	100.00%

Borrowings. We obtain advances from the Federal Home Loan Bank of Cincinnati upon the security of our capital stock in the Federal Home Loan Bank of Cincinnati and certain of our mortgage loans. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. To the extent such borrowings have different terms to repricing than our deposits, they can change our interest rate risk profile.

From time to time during recent years, we have utilized short-term borrowings to fund loan demand. To a limited extent, we have also used borrowings where market conditions permit us to purchase securities of a similar duration in order to increase our net interest income by the amount of the spread between the asset yield and the borrowing cost. Finally, from time to time, we have obtained advances with longer terms for asset and liability management.

Our borrowings currently consist primarily of advances from the Federal Home Loan Bank of Cincinnati. At June 30, 2009, we had access to additional Federal Home Loan Bank advances of up to $9.0 million. The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at the date and for the noted year.

	At or for the Year Ended June 30,
	2009	2008
	(Dollars in thousands)
Maximum amount at any month end:
FHLB advances	$7,500	$7,500
Average amount outstanding during the period:
FHLB advances	6,750	7,375
Weighted average interest rate during the period:
FHLB advances	5.25%	5.41%
Balance outstanding at end of period:
FHLB advances	$7,500	$7,000
Weighted average interest rate at end of period:
FHLB advances	4.91%	5.36%

Properties

As of June 30, 2009, the net book value of our home office was $9,000.

Location	Leased or Owned	Year Acquired or Leased	Square Footage	Net Book Value of Real Property
				(Dollars in thousands)
Main Office:

27 East Main Street, Versailles, Ohio	Owned	1955	2,875	$9

We believe that current facilities are adequate to meet our present and foreseeable needs, subject to possible future expansion, including the construction or acquisition of a new larger home office.

Subsidiary and Other Activities

Versailles Savings and Loan Company has no subsidiaries.

Legal Proceedings

We are not involved in any pending legal proceedings as a plaintiff or a defendant other than routine legal proceedings occurring in the ordinary course of business. At June 30, 2009, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

Versailles Savings and Loan Company will enter into an agreement with Versailles Financial Corporation to provide it with certain administrative support services for compensation not less than the fair market value of the services provided. In addition, Versailles Savings and Loan Company and Versailles Financial Corporation will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of June 30, 2009, we had seven full-time employees and one part-time employee. Our employees are not represented by any collective bargaining group. Management believes that we have good relations with our employees.

TAXATION

Federal Taxation

General. Versailles Financial Corporation and Versailles Savings and Loan Company are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Versailles Financial Corporation and Versailles Savings and Loan Company.

Method of Accounting. For federal income tax purposes, Versailles Savings and Loan Company currently reports its income and expenses on the cash method of accounting and uses a tax year ending June 30th for filing its federal income tax return.

Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At June 30, 2009, Versailles Savings and Loan Company had no net operating loss carryforward for federal income tax purposes.

Corporate Dividends-Received Deduction. If Versailles Financial Corporation elects to file a consolidated return with Versailles Savings and Loan Company, dividends it receives from Versailles Savings and Loan Company will not be included as income to Versailles Financial Corporation. The corporate dividends-received deduction is 100%, or 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, depending on the level of stock ownership of the payer of the dividend.

Audit of Tax Returns. Versailles Savings and Loan Company’s federal income tax returns have not been audited in the most recent five-year period.

State Taxation

Versailles Savings and Loan Company is subject to Ohio taxation in the same general manner as other financial institutions. In particular, Versailles Savings and Loan Company is subject to the Ohio corporation franchise tax, which is an excise tax imposed on corporations (including financial institutions) for the privilege of doing business in Ohio, owning capital or property in Ohio, holding a charter or certificate of compliance authorizing the corporation to do business in Ohio, or otherwise having nexus with Ohio during a calendar year. The franchise tax is based upon the net worth of Versailles Savings and Loan Company plus certain reserve adjustments and exemptions. For Ohio franchise tax purposes, savings institutions are currently taxed at a rate equal to 1.3% of taxable net worth. Versailles Savings and Loan Company is not currently under audit with respect to its Ohio franchise tax returns.

SUPERVISION AND REGULATION

General

Versailles Savings and Loan Company is subject to examination and supervision by the Ohio Division of Financial Institutions, the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance funds and depositors, and not for the protection of security holders. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Versailles Savings and Loan Company also is a member of and owns stock in the Federal Home Loan Bank of Cincinnati, which is one of the twelve regional banks in the Federal Home Loan Bank System. Versailles Savings and Loan Company also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, or Federal Reserve Board, governing reserves to be maintained against deposits and other matters. The Ohio Division of Financial Institutions and the Office of Thrift Supervision examine Versailles Savings and Loan Company and prepare reports for the consideration of its Board of Directors on any operating deficiencies. Versailles Savings and Loan Company’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, especially in matters concerning the ownership of deposit accounts and the form and content of Versailles Savings and Loan Company’s loan documents.

Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the Ohio Division of Financial Institutions or Congress, could have a material adverse impact on Versailles Financial Corporation, Versailles Savings and Loan Company and their operations.

Versailles Financial Corporation, as a savings and loan holding company following the conversion, will be required to file certain reports with, will be subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. Versailles Financial Corporation will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Certain of the regulatory requirements that are or will be applicable to Versailles Savings and Loan Company and Versailles Financial Corporation are described below. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on Versailles Savings and Loan Company and Versailles Financial Corporation and is qualified in its entirety by reference to the actual statutes and regulations.

State Regulation

The Ohio Division of Financial Institutions is responsible for the regulation and supervision of Ohio savings institutions in accordance with the laws of the State of Ohio. Ohio law prescribes the permissible investments and activities of Ohio savings and loan associations, including the types of lending that such associations may engage in and the investments in real estate, subsidiaries, and corporate or government securities that such associations may make. The ability of Ohio associations to engage in these state-authorized investments or activities is subject to oversight and approval by the FDIC, if such investments or activities are not permissible for a federally chartered savings and loan association.

The Ohio Division of Financial Institutions also has approval authority over the payment of dividends and any mergers involving or acquisitions of control of Ohio savings institutions. The Ohio Division of Financial Institutions may initiate certain supervisory measures or formal enforcement actions against Ohio associations. Ultimately, if the grounds provided by law exist, the Ohio Division of Financial Institutions may place an Ohio association in conservatorship or receivership.

The Ohio Division of Financial Institutions conducts regular examinations of Versailles Savings and Loan Company approximately once every eighteen months. Such examinations are usually conducted jointly with one or both federal regulators. The Ohio Division of Financial Institutions imposes assessments on Ohio associations based on their asset size to cover the cost of supervision and examination.

Federal Banking Regulation

Capital Requirements. Office of Thrift Supervision regulations require savings and loan associations to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for savings banks receiving the highest rating on the CAMELS rating system), a 4% core capital to risk-weighted assets ratio and an 8% risk-based capital ratio.

The risk-based capital standard for savings banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision, based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a savings and loan association that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the recourse back to the savings and loan association. In assessing an institution’s capital adequacy, the Office of Thrift Supervision takes into consideration not only these numeric factors but also qualitative factors as well, and has the authority to establish higher capital requirements for individual associations where necessary.

At June 30, 2009, Versailles Savings and Loan Company’s capital exceeded all applicable requirements. See “Historical and Pro Forma Regulatory Capital Compliance.”

Loans-to-One Borrower. Generally, an Ohio savings and loan association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of June 30, 2009, Versailles Savings and Loan Company’s largest lending relationship with a single or related group of borrowers totaled $479,000, which represented 6.5% of unimpaired capital and surplus. Therefore, Versailles Savings and Loan Company was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As an Ohio savings and loan association, Versailles Savings and Loan Company must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, Versailles Savings and Loan Company must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings bank’s business.

Versailles Savings and Loan Company also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings and loan association that fails the qualified thrift lender test must either convert to a commercial bank charter or operate under specified restrictions set forth in the Home Owners’ Loan Act. At June 30, 2009, Versailles Savings and Loan Company maintained approximately 85.8% of its portfolio assets in qualified thrift investments and, therefore, satisfied the QTL test.

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a savings and loan association, which include cash dividends, stock repurchases and other transactions charged to the savings and loan association’s capital account. A savings and loan association must file an application for approval of a capital distribution if:

•

the total capital distributions for the applicable calendar year exceed the sum of the savings and loan association’s net income for that year to date plus the savings and loan association’s retained net income for the preceding two years;

•	the savings and loan association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the savings and loan association is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings and loan association that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the Board of Directors declares a dividend or approves a capital distribution.

The Office of Thrift Supervision may disapprove a notice or application if:

•	the savings and loan association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized.

Liquidity. A savings and loan association is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation. We anticipate that our liquidity levels will increase following the completion of the stock offering.

Community Reinvestment Act and Fair Lending Laws. All savings institutions have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a state savings and loan association, the Office of Thrift Supervision is required to assess the institution’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity

Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings and loan association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Versailles Savings and Loan Company received a satisfactory Community Reinvestment Act rating in its most recent federal examination. The Community Reinvestment Act requires all Federal Deposit Insurance-insured institutions to publicly disclose their rating.

Transactions with Related Parties. A savings and loan association’s authority to engage in transactions with its affiliates is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act and its implementing Regulation W promulgated by the Board of Governors of the Federal Reserve System. An affiliate is generally a company that controls, is controlled by, or is under common control with an insured depository institution such as Versailles Savings and Loan Company. Versailles Financial Corporation is an affiliate of Versailles Savings and Loan Company. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative and collateral requirements. In addition, Office of Thrift Supervision regulations prohibit a savings and loan association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. The Office of Thrift Supervision requires savings banks to maintain detailed records of all transactions with affiliates.

Versailles Savings and Loan Company’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders:

(i)	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and

(ii)	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Versailles Savings and Loan Company’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Versailles Savings and Loan Company’s Board of Directors. Versailles Savings and Loan Company is in compliance with these credit limitations.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over FDIC insured savings and loan associations and has the authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action by the Office of Thrift Supervision may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution, and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance or to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action Regulations. Under prompt corrective action regulations, the Office of Thrift Supervision is authorized and, under certain circumstances, required to take supervisory actions against undercapitalized savings and loan associations. For this purpose, a savings and loan association is placed in one of the following five categories based on the savings bank’s capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 3% leverage capital, 4% Tier 1 risk-based capital or 8% total risk-based capital);

•	significantly undercapitalized (less than 3% leverage capital, 3% Tier 1 risk-based capital or 6% total risk-based capital); and

•	critically undercapitalized (less than 2% tangible capital).

Generally, the Office of Thrift Supervision is required to appoint a receiver or conservator for a savings bank that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings bank receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any holding company for the savings bank required to submit a capital restoration plan must guarantee the lesser of an amount equal to 5% of the savings bank’s assets at the time it was notified or deemed to be undercapitalized by the Office of Thrift Supervision, or the amount necessary to restore the savings bank to adequately capitalized status. This guarantee remains in place until the Office of Thrift Supervision notifies the savings and loan association that it has maintained adequately capitalized status for each of four consecutive calendar quarters, and the Office of Thrift Supervision has the authority to require payment and collect payment under the guarantee. Failure by a holding company to provide the required guarantee will result in certain operating restrictions on the savings and loan association, such as restrictions on the ability to declare and pay dividends, pay executive compensation and management fees, and increase assets or expand operations. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At June 30, 2009, Versailles Savings and Loan Company met the criteria for being considered “well-capitalized.”

Insurance of Deposit Accounts. Versailles Savings and Loan Company is a member of the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation. Deposit accounts at Versailles Savings and Loan Company are insured by the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 for each separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. However, the Federal Deposit Insurance Corporation increased the deposit insurance available on all deposit accounts to $250,000, effective until December 31, 2013. In addition, certain noninterest-bearing transaction accounts maintained with financial institutions participating in the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program are fully insured regardless of the dollar amount until June 30, 2010. Versailles Savings and Loan Company has opted to participate in the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. See “—Temporary Liquidity Guarantee Program.”

The Federal Deposit Insurance Corporation imposes an assessment against institutions for deposit insurance. This assessment is based on the risk category of the institution and, prior to 2009, ranged from 5 to 43 basis points of the institution’s deposits. On December 22, 2008, the Federal Deposit Insurance Corporation published a final rule that raises the current deposit insurance assessment rates uniformly for all institutions by 7 basis points (to a range from 12 to

50 basis points) effective for the first quarter of 2009. On February 27, 2009, the Federal Deposit Insurance Corporation issued a final rule that will alter the way the Federal Deposit Insurance Corporation calculates federal deposit insurance assessment rates beginning in the second quarter of 2009 and thereafter.

Under the rule, the Federal Deposit Insurance Corporation would first establish an institution’s initial base assessment rate. This initial base assessment rate would range, depending on the risk category of the institution, from 12 to 45 basis points. The Federal Deposit Insurance Corporation would then adjust the initial base assessment (higher or lower) to obtain the total base assessment rate. The adjustments to the initial base assessment rate would be based upon an institution’s levels of unsecured debt, secured liabilities, and brokered deposits. The total base assessment rate would range from 7 to 77.5 basis points of the institution’s deposits. Additionally, the Federal Deposit Insurance Corporation on May 22, 2009, issued a final rule that would impose a special 5 basis points assessment on each FDIC-insured depository institution's assets, minus its Tier 1 capital on June 30, 2009, which would be collected on September 30, 2009. The special assessment will be capped at 10 basis points of an institution's domestic deposits. Future special assessments could also be assessed. Based upon Versailles Savings and Loan Company’s review of the Federal Deposit Insurance Corporation’s new rule, its Federal Deposit Insurance Corporation assessment rate for the second quarter of 2009 would increase to approximately $6,900 less the remainder of the one-time assessment credit of $5,200.

On September 29, 2009, the Federal Deposit Insurance Corporation issued a proposed rule pursuant to which all insured depository institutions would be required to prepay their estimated assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012. Under the proposed rule, this pre-payment would be due on December 30, 2009. Under the proposed rule, the assessment rate for the fourth quarter of 2009 and for 2010 would be based on each institution’s total base assessment rate for the third quarter of 2009, modified to assume that the assessment rate in effect on September 30, 2009 had been in effect for the entire third quarter, and the assessment rate for 2011 and 2012 would be equal to the modified third quarter assessment rate plus an additional 3 basis points. In addition, each institution’s base assessment rate for each period would be calculated using its third quarter assessment base, adjusted quarterly for an estimated 5% annual growth rate in the assessment base through the end of 2012. Based on our deposits and assessment rate at September 30, 2009, we estimate that our prepayment amount will be approximately $88,000. We expect that we will be able to make the prepayment from available cash on hand.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation. We do not currently know of any practice, condition or violation that might lead to termination of our deposit insurance.

In addition to the Federal Deposit Insurance Corporation assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended June 30, 2009, the annualized FICO assessment was equal to 0.00260 basis points for each $100 in domestic deposits maintained at an institution.

Temporary Liquidity Guarantee Program. On October 14, 2008, the Federal Deposit Insurance Corporation announced a new program – the Temporary Liquidity Guarantee Program. This program has two components. One guarantees newly issued senior unsecured debt of a participating organization, up to certain limits established for each institution, issued between October 14, 2008 and June 30, 2009. The Federal Deposit Insurance Corporation will pay the unpaid principal and interest on a Federal Deposit Insurance Corporation-guaranteed debt instrument upon the uncured failure of the participating entity to make a timely payment of principal or interest in accordance with the terms of the instrument. The guarantee will remain in effect until June 30, 2012. In return for the Federal Deposit Insurance Corporation’s guarantee, participating institutions will pay the Federal Deposit Insurance Corporation a fee based on the amount and maturity of the debt. We opted not to participate in this component of the Temporary Liquidity Guarantee Program.

The other component of the program provides full federal deposit insurance coverage for non-interest bearing transaction deposit accounts, regardless of dollar amount, until June 30, 2010. An annualized 10 basis point assessment on balances in noninterest-bearing transaction accounts that exceed the existing deposit insurance limit of $250,000 will be assessed on a quarterly basis to insured depository institutions that have not opted out of this component of the Temporary Liquidity Guarantee Program. We opted to participate in this component of the Temporary Liquidity Guarantee Program.

U.S. Treasury’s Troubled Asset Relief Program Capital Purchase Program. On October 3, 2008, the Emergency Economic Stabilization Act of 2008 was enacted that provides the U.S. Secretary of the Treasury with broad authority to implement certain actions to help restore stability and liquidity to U.S. markets. One of the provisions resulting from the legislation is the Troubled Asset Relief Program Capital Purchase Program (“CPP”), which provides direct equity investment in perpetual preferred stock by the U.S. Treasury Department in qualified financial institutions. The program is voluntary and requires an institution to comply with a number of restrictions and provisions, including limits on executive compensation, stock redemptions and declaration of dividends. The CPP provides for a minimum investment of one percent of total risk-weighted assets and a maximum investment equal to the lesser of three percent of total risk-weighted assets or $25 billion. Participation in the program is not automatic and is subject to approval by the U.S. Treasury Department. We opted not to participate in the CPP.

Prohibitions Against Tying Arrangements. FDIC insured savings and loan associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. Versailles Savings and Loan Company is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan

Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Cincinnati, Versailles Savings and Loan Company is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of June 30, 2009, Versailles Savings and Loan Company was in compliance with this requirement.

Other Regulations

Interest and other charges collected or contracted for by Versailles Savings and Loan Company are subject to state usury laws and federal laws concerning interest rates. Versailles Savings and Loan Company’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Versailles Savings and Loan Company also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•

The USA PATRIOT Act, which requires savings and loan associations operating to, among other things, establish broadened anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•

The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. Upon completion of the conversion, Versailles Financial Corporation will be a non-diversified savings and loan holding company within the meaning of the Home Owners’ Loan Act. As such, Versailles Financial Corporation will be registered with the Office of Thrift Supervision and subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision will have enforcement authority over Versailles Financial Corporation and its subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. Unlike bank holding companies, federal savings and loan holding companies are not subject to any regulatory capital requirements or to supervision by the Federal Reserve Board.

Permissible Activities. Under present law, the business activities of Versailles Financial Corporation will be generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.

Federal law prohibits a savings and loan holding company, including Versailles Financial Corporation, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities that are not closely related to banking or financial in nature, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

(i)	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

(ii)	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Federal Securities Laws

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the stock offering. Upon completion of the stock offering, our common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

Under regulations of the Office of Thrift Supervision the shares of common stock must remain registered for a period of at least three years following completion of the conversion. Under regulations of the Securities and Exchange Commission, the minimum period is one year. Following the three year period, and pursuant to the rules of the Securities and Exchange Commission, Versailles Financial Corporation may determine to deregister the common stock provided there are less than 300 record holders as calculated under the rules and regulations of the Securities and Exchange Commission. Following the one year period, and if we have less than 300 record holders, we intend to request a waiver of the three year mandatory registration requirement from the Office of Thrift Supervision. There can be no assurance that our request will be granted, as the Office of Thrift Supervision has never granted such a request.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. We will be subject to further reporting and audit requirements beginning with the fiscal year ending June 30, 2011 under the requirements of the Sarbanes-Oxley Act. We will prepare policies, procedures and systems designed to ensure compliance with these regulations.

MANAGEMENT OF VERSAILLES FINANCIAL CORPORATION

Shared Management Structure

The directors of Versailles Financial Corporation are the same persons who are the directors of Versailles Savings and Loan Company. In addition, each executive officer of Versailles Financial Corporation is also an executive officer of Versailles Savings and Loan Company. We expect that Versailles Financial Corporation and Versailles Savings and Loan Company will continue to have common executive officers until there is a business reason to establish separate management structures. We do not anticipate paying director fees to the directors for their service with Versailles Financial Corporation unless Versailles Financial Corporation becomes an operating company.

Executive Officers of Versailles Financial Corporation and Versailles Savings and Loan Company

The following table sets forth information regarding the executive officers of Versailles Financial Corporation and Versailles Savings and Loan Company as of June 30, 2009.

Name	Age	Position
Douglas P. Ahlers	54	President and Chief Executive Officer
Cheryl J. Leach	57	Executive Vice President and Chief Financial Officer
Jerome F. Bey, III	37	Vice President and Senior Lender

The executive officers of Versailles Financial Corporation and Versailles Savings and Loan Company are appointed annually by the Board of Directors.

Directors of Versailles Financial Corporation and Versailles Savings and Loan Company

Versailles Financial Corporation has five directors. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of Versailles Savings and Loan Company will be elected by Versailles Financial Corporation as its sole stockholder.

The following table states our directors’ names, their ages as of June 30, 2009, the years when they began serving as directors of Versailles Savings and Loan Company and when their current term expires:

Name	Position(s) Held With Versailles Financial Corporation	Age	Director Since	Current Term Expires
Edward L. Borchers	Chairman of the Board	70	1981	2011
Douglas P. Ahlers	President and Chief Executive Officer	54	1994	2012
Kevin J. Drees	Director	47	2005	2012
Thomas L. Guillozet	Director	50	2007	2010
James C. Poeppelman	Director	57	2000	2010

Board Independence

We intend that a majority of our directors will be independent and, although our common stock will not be listed on the NASDAQ Stock Market, under the NASDAQ corporate governance listing standards, the Board of Directors has determined that each of our directors, with the exception of President and Chief Executive Officer Douglas P. Ahlers, is “independent” as defined in the listing standards of the NASDAQ Stock Market. Mr. Ahlers is not independent because he is one of our executive officers.

The Business Background of Our Directors and Executive Officers

Directors:

The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Edward L. Borchers. Mr. Borchers is currently retired. From 1990 until 2006, he was the President of Superior Aluminum Products, Inc., Russia, Ohio.

Douglas P. Ahlers. Mr. Ahlers has served as President of Versailles Savings and Loan Company since 1994. Prior to 1994, Mr. Ahlers served as a commercial loan officer at Fifth Third Bank for six years.

Kevin J. Drees. Mr. Drees is the owner of Urb Drees Construction, a residential home construction company located in Versailles, Ohio. He has been president since 1994.

Thomas L. Guillozet. Mr. Guillozet has served as a partner in the law firm of Hanes, Schipfer, Cooper, Graber, Guillozet & Dtling, Ltd., located in Greenville, Ohio, since 1988.

James C. Poeppelman. Mr. Poeppelman is the President and Owner of C.F. Poeppelman, Inc., a concrete supply firm located in Bradford, Ohio. He has served in that position since 1985.

Executive Officers Who Are Not Also Directors:

Cheryl J. Leach. Ms. Leach is the Chief Financial Officer of Versailles Savings and Loan Company, a position she has held since 1992.

Jerome F. Bey, III. Mr. Bey is the Senior Lender of Versailles Savings and Loan Company. Prior to joining the savings institution in March, 2009, Mr. Bey served as Vice President of Consumer Lending at Second National Bank from 2000 to 2009.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our Board of Directors and its committees. During the year ended June 30, 2009, the Board of Directors of Versailles Savings and Loan Company met 17 times. The Board of Directors of Versailles Financial Corporation, which was established in September 2009, has established the following standing committees: the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee. The Executive Committee consists of the entire board. The Audit Committee will consist of Directors Borchers, Poeppelman and Drees, with Mr. Borchers serving as chairman. The Nominating and Corporate Governance Committee will consist of Directors Borchers, Drees and Guillozet with Mr. Guillozet, serving as chairman. The Compensation Committee will consist of Directors Borchers, Drees, Guillozet and Poeppelman, with Mr. Poeppelman serving as chairman. Each of these committees operates under a written charter, which governs its composition, responsibilities and operations.

The Audit Committee will be responsible for supervising Versailles Financial Corporation’s accounting, financial reporting and financial control processes. Generally, the Audit Committee will oversee management’s efforts with respect to the quality and integrity of our financial information and reporting functions and the adequacy and effectiveness of our system of internal accounting and financial controls. The Audit Committee will also review the independent audit process and the qualifications of the independent registered public accounting firm. We intend that each member of the Audit Committee will be deemed “independent” as defined in the NASDAQ corporate governance listing standards. Beginning in 2010, the Audit Committee will have sole responsibility for engaging our registered public accounting firm. Based on its review of the criteria of an “audit committee financial expert” under the rules adopted by the Securities and Exchange Commission, the Board of Directors believes that Mr. Borchers qualifies as an audit committee financial expert. Each of them has an understanding of, and the ability to analyze and evaluate, Versailles Savings and Loan Company’s financial statements, as well as an understanding of an audit committee’s functions. Additionally, each member has overseen and assessed the finances of their personal businesses.

The Nominating and Corporate Governance Committee will meet annually in order to nominate candidates for membership on the Board of Directors. This committee is expected to be comprised of the board members who are not standing for election.

The Compensation Committee will establish Versailles Financial Corporation’s compensation policies and will review compensation matters. It is expected that the Compensation Committee will consist only of non-employee directors.

Corporate Governance Policies and Procedures

In addition to establishing committees of the Board of Directors, Versailles Financial Corporation will adopt several policies to govern the activities of both Versailles Financial Corporation and Versailles Savings and Loan Company, including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to involve such matters as the following:

•	the composition, responsibilities and operation of the Board of Directors;

•	the establishment and operation of board committees, including audit, nominating and compensation committees;

•	convening executive sessions of independent directors; and

•	the Board of Directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Director Compensation

Director Fees. Each individual who serves as a director of Versailles Savings and Loan Company earns an annual retainer, attendance, committee and special meeting fees. For the fiscal year ending June 30, 2009, each director was paid an annual retainer of $8,000 and $200 for each regular and special meeting attended. Committee members are paid $200 for each meeting attended. Messrs. Ahlers, Borchers, Drees, Guillozet and Poeppelman were paid $2,250, $2,250, $2,250, $2,050 and $1,475, respectively, for attendance fees and $3,294, $2,250, $2,181, $1,981 and $3,094, respectively, for special meeting fees. In addition, the directors receive an annual amount contributed on their behalf to our deferred compensation plan equal to 24% (8% for Mr. Ahlers) of the cash compensation earned during a year. For more information on this contribution, please see “Executive officer Compensation—Deferred Compensation Plans.”

Following the conversion, each individual who serves as a director of Versailles Savings and Loan Company will serve as a director of Versailles Financial Corporation. We expect that directors of Versailles Savings and Loan Company will receive directors’ fees equivalent to the fees paid prior to the conversion. We do not plan to compensate the directors of Versailles Financial Corporation until it may become actively engaged in activities other than holding the stock of Versailles Savings.

The following table sets forth for the fiscal year ended June 30, 2009 certain information as to the total remuneration we paid to our directors other than Mr. Ahlers. Information with respect to director fees paid to Mr. Ahlers is included below in “Executive Officer Compensation—Summary Compensation Table.”

Director Compensation Table For the Fiscal Year Ended June 30, 2009
Name	Fees earned or paid in cash ($)	All Other Compensation ($)(1)	Total
Edward L. Borchers	$12,500	$3,000	$15,500

Kevin J. Drees	12,431	2,984	15,415

Thomas L. Guillozet	12,031	2,888	14,919

James C. Poeppelman	12,569	3,017	15,586

(1)	Represents an employer contribution to our deferred compensation plan on behalf of each director in an amount equal to 24% of the cash compensation a director earned during the year.

Executive Officer Compensation

Summary Compensation Table. The table below summarizes the total compensation paid to or earned by our President and Chief Executive Officer Douglas P. Ahlers. No other executive officer earned total compensation that exceeded $100,000.

Name and principal position	Year	Salary		Bonus	Nonqualified Deferred Compensation Earnings		All Other Compensation		Total
Douglas P. Ahlers President and Chief Executive Officer	2009	$108,794	(1)	$5,000	$—	(2)	$19,604	(3)	$133,398

(1)	Includes fees in the amount of $13,544 relating to service as a member of the Board of Directors and base salary in the amount of $95,250.
(2)	No above-market earnings were paid on Mr. Ahlers account under the Versailles Savings and Loan Company Deferred Compensation Plan.
(3)	Includes $9,104 as an employer contribution to our deferred compensation plan, $3,008 for 401(k) Plan matching contributions, $6,186 for health insurance premiums, $573 for disability insurance premiums and $733 for life insurance premiums.

Benefit Plans and Agreements

Deferred Compensation Plans. Versailles Savings and Loan Company maintains two deferred compensation plans for selected officers and directors. Mr. Ahlers currently participates in both deferred compensation plans. In addition, directors Borchers, Drees, Guillozet and Poeppelman participate in both deferred compensation plans. The two deferred compensation plans contain substantially identical terms. To comply with changes in federal tax laws, Versailles Savings and Loan Company elected to cease all employee, director and employer contributions to the first deferred compensation plan as of December 31, 2004. Contributions made after 2004 are made to the second deferred compensation plan. For purposes of this discussion, the second deferred compensation plan is referred to as the “2005 Deferred Compensation Plan.” In August 2009, Versailles Savings and Loan Company’s Board of Directors amended both deferred compensation plans to permit the account balances to be invested in the common stock of Versailles Financial Corporation and to permit director fees paid by Versailles Financial Corporation, if any, to be deferred. In August 2009, Versailles Savings and Loan Company’s Board of Directors also adopted a rabbi trust to hold shares of common stock of Versailles Financial Corporation that may be purchased with assets of the plans.

Under the 2005 Deferred Compensation Plan, Mr. Ahlers receives an annual amount contributed to his account equal to 8% of the cash compensation that he earned during a calendar year. Non-Employee Directors that participate in the plan receive a contribution equal to 24% of the cash compensation earned during a calendar year. In addition, participants in the plan are permitted to defer up to 25% of their salary and cash bonuses and up to 100% of board fees. Both deferred compensation plans, which are unfunded plans, provide that at the end of each calendar year, Versailles Savings and Loan Company shall credit the average balance credited to the participant’s account during the year with an investment return equal to the highest annual return that Versailles Savings and Loan Company is paying on January 1 of the particular year on certificates of deposit having a term of one year or less or, as elected by a participant, an amount equal to Versailles Savings and Loan Company’s actual return on average equity for the particular year. If assets are invested in the common stock of Versailles Financial Corporation, the appreciation or depreciation will be determined solely by the fair market value of the common stock. In addition, each participant is always 100% vested in his account balance, except that a participant will forfeit the amount of employer contributions upon a termination for just cause, as such term is defined in the plan. Participants will receive a distribution upon termination of service, or if earlier, the occurrence of an unforeseen hardship. For 2009, Mr. Ahlers deferred $13,544 and received an employer contribution of $9,104 under the 2005 Deferred Compensation Plan.

Employment Agreement. Upon completion of the conversion, Versailles Savings and Loan Company will enter into an employment agreement with President and Chief Executive Officer Douglas P. Ahlers. The agreement with Mr. Ahlers will have an initial term of three years. Commencing on the first anniversary of the agreement and on each subsequent anniversary thereafter, the agreement will be renewed for an additional year so that the remaining term will be three years, subject to termination on notice as provided in the agreement. Under the agreement, the base salary will be $97,000. In addition to the base salary, the agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to senior executives. Mr. Ahlers’ employment may be terminated for cause at any time, in which event Mr. Ahlers would have no right to receive compensation or other benefits for any period after termination.

Certain events resulting in Mr. Ahlers’ termination or resignation will entitle Mr. Ahlers to payments of severance benefits following termination of employment. In the event Mr. Ahlers’ employment is terminated for reasons other than for cause, disability or retirement, or in the event Mr. Ahlers resigns during the term of the agreement following (i) failure to elect or reelect or to appoint or reappoint Mr. Ahlers to his executive position, (ii) a material change in the nature or scope of Mr. Ahlers’ authority resulting in a reduction of the responsibility, scope, or importance of Mr. Ahlers’ position, (iii) relocation of Mr. Ahlers’ office by more than 20 miles, (iv) a material reduction in the benefits or perquisites paid to Mr. Ahlers unless such reduction is employer-wide, (vi) the liquidation or dissolution of Versailles Savings and Loan Company, or (vi) a material breach of the employment agreement by Versailles Savings and Loan Company, then Mr. Ahlers would be entitled to a severance payment in the form of a cash lump sum equal to the base salary and bonus Mr. Ahlers would be entitled to receive for the remaining unexpired term of the employment agreement. For this purpose, the bonuses payable will be deemed to be equal to the highest bonus paid at any time during the prior three years, plus (b) a lump sum equal to the present value of the contributions that would reasonably have been expected to be made on Mr. Ahlers’ behalf under Versailles Savings and Loan Company’s defined contribution plans (e.g., 401(k) Plan, Employee Stock Ownership Plan) if Mr. Ahlers had continued working for the remaining unexpired term of the employment agreement earning the salary that would have been achieved during such period. Internal Revenue Code Section 409A may require that a portion of the above payments cannot be made until six months after termination of employment if Mr. Ahlers is a “key employee” under IRS rules. In addition, Mr. Ahlers would be entitled, at no expense to him, to the continuation of life, medical, and dental coverage for the remaining unexpired term of the employment agreement.

In the event of a change in control of Versailles Savings and Loan Company or Versailles Financial Corporation, followed by Mr. Ahlers’ involuntary termination or resignation for one of the reasons set forth above, then Mr. Ahlers would be entitled to a severance payment in the form of a cash lump sum equal to (a) three times the sum of (i) the highest rate of base salary paid to Mr. Ahlers at any time, and (ii) the highest bonus paid to Mr. Ahlers with respect to the three completed fiscal years prior to the change in control, plus (b) a lump sum equal to the present value of the contributions that would reasonably have been expected to be made on Mr. Ahlers’ behalf under Versailles Savings and Loan Company’s defined contribution plans (e.g., 401(k) Plan, Employee Stock Ownership Plan) if Mr. Ahlers had continued working for an additional 36 months after termination of employment, earning the salary that would have been achieved during such period. In addition, Mr. Ahlers would be entitled, at no expense to him, to the continuation of life, medical, and dental coverage for 36 months following the termination of employment.

Notwithstanding the above, in the event payments to Mr. Ahlers on a change in control exceed three times Mr. Ahler’s average taxable income for the five years ending in the year immediately preceding the year of a change in control (the “Section 280G Threshold”), payments under the employment agreement with Versailles Savings and Loan Company would be reduced in order to avoid this result. Assuming this agreement was in effect and Mr. Ahlers was terminated in connection with a change in control as of June 30, 2009, Mr. Ahlers would have received aggregate severance payments of approximately $253,238 based upon his current level of compensation, which payments represent a reduction in the amount he would otherwise be entitled to due to his Section 280G Threshold.

Under Mr. Ahlers’ employment agreement, if Mr. Ahlers becomes disabled within the meaning of such term under Section 409A of the Internal Revenue Code, Mr. Ahlers would receive benefits under any short-term or long-term disability plans maintained by Versailles Savings and Loan Company, plus, if the amount paid under such disability programs is less than Mr. Ahlers’ base salary, Versailles Savings and Loan Company shall pay Mr. Ahlers an additional amount equal to the difference between such disability plan benefits and the amount of Mr. Ahlers’ base salary for the longer of one (1) year following the termination of employment due to disability or the remaining term of the agreement. Versailles Savings and Loan Company will also provide Mr. Ahlers with continued life, medical and dental coverage until the earlier of (i) the date Mr. Ahlers returns to employment with Versailles Savings and Loan Company, (ii) Mr. Ahlers’ full-time employment with another employer, (iii) the expiration of the remaining term of the agreement, or (iv) Mr. Ahlers’ death. In the event of Mr. Ahlers’ death, Mr. Ahlers’ estate or beneficiaries will be paid Mr. Ahlers’ base salary for one (1) year from Mr. Ahlers’ death, and continued medical, dental and other insurance for twelve (12) months following Mr. Ahlers’ death. Upon retirement at age 67, Mr. Ahlers will receive only those benefits to which he is entitled under any retirement plan of Versailles Savings and Loan Company to which he is a party.

Upon termination of Mr. Ahlers’ employment, Mr. Ahlers shall be subject to certain restrictions on his ability to compete, or to solicit business or employees of Versailles Savings and Loan Company for a period of one year following termination of employment.

401(k) Savings Plan. Versailles Savings and Loan Company maintains a tax-qualified defined contribution plan for eligible employees (the “401(k) Savings Plan”). All employees at least age 21 who have completed at least one year of service are eligible to participate in the 401(k) Savings Plan. Eligible employees may elect to defer up to 50% of their compensation in any taxable year, subject to Internal Revenue Service limits. Versailles Savings and Loan Company may make a matching contribution on the first 6% of compensation that eligible employees defer. In addition, Versailles Savings and Loan Company may make annual discretionary contributions to the 401(k) Savings Plan which is shared among all eligible participants, including Mr. Ahlers. Participants are always 100% vested in their salary deferrals and become 100% vested in the employer matching and profit sharing contributions made to their account upon the completion of 6 years of service. In calendar year 2008, Versailles Savings and Loan Company did not make a discretionary contribution and it made a matching contribution in the amount of $6,591 to the 401(k) Savings Plan. For calendar year 2008, Mr. Ahlers received an employer matching contribution equal to $2,955.

Defined Benefit Pension Plan. Versailles Savings and Loan Company maintains a tax-qualified defined benefit pension plan for eligible employees (the “Pension Plan”) that covers substantially all of our employees. All employees at least age 21 who have completed at least one year of service are eligible to participate in the Pension Plan. Participants in the pension plan become fully vested in their retirement benefits upon completion of 6 years of service. They also become 100% vested upon attaining age 65 or upon death. A participant who terminates employment on or after reaching age 65 and completing 25 years of service is entitled to the full retirement benefit. A participant’s normal retirement benefit is generally based on a formula that takes into account 60% of a participant’s average monthly compensation, subject to certain reductions. The Pension Plan permits early retirement at age 60 if a participant has completed 6 years of service. Eligible participants who elect an early retirement benefit will receive a reduced normal retirement benefit. As of December 31, 2008, Mr. Ahlers was eligible for early retirement but not eligible for normal retirement.

For the plan year ending April 30, 2008, we made contributions to the pension plan of $37,236 and $48,552 for the plan year ending April 30, 2009.

Employee Stock Ownership Plan. The Board of Directors of Versailles Savings and Loan Company adopted an employee stock ownership plan for eligible employees to be effective January 1, 2010. Eligible employees who have attained age 21 and were employed by us as of January 1, 2010 will begin participation in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8% of the total number of shares of Versailles Financial

Corporation common stock issued in the offering. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from Versailles Financial Corporation equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Versailles Savings and Loan Company’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be an adjustable rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as we repay the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. Participants will become 100% vested upon the completion of six (6) years of service. Participants who were employed by Versailles Savings and Loan Company immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Versailles Savings and Loan Company will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts, which may be more or less than the original issue price. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in Versailles Financial Corporation’s earnings.

Benefits to be Considered Following Completion of the Stock Offering

Following the stock offering, we intend to adopt a new stock-based incentive plan that will provide for grants of stock options and restricted common stock awards. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted stock, not to exceed 10% and 4%, respectively, of the shares issued in the offering. These limitations will not apply if the plan is implemented more than one year after the conversion.

The stock-based incentive plan will not be established sooner than six months after the stock offering and, if adopted within one year after the stock offering, would require the approval by stockholders owning a majority of the outstanding shares of common stock of Versailles Financial Corporation. If the stock-based incentive plan is established after one year after the stock offering, it would require the approval of our stockholders by a majority of votes cast.

The following additional restrictions would apply to our stock-based incentive plan only if the plan is adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Versailles Savings and Loan Company or Versailles Financial Corporation.

Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is 0%; the expected option life is ten years; the risk free interest rate is 3.56% (based on the ten-year Treasury rate) and the volatility rate on the shares of common stock is 22.7% (based on an index of publicly traded thrift institutions), the estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis is $4.15 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with the stock options would be $48,000 at the maximum of the offering range. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under the stock-based benefit plan would be $46,000 at the maximum of the offering range. However, if we grant shares of common stock or options in excess of these amounts or at higher prices, such grants would increase our costs further.

The shares of restricted stock granted under the stock-based benefit plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the shares of restricted stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Versailles Financial

Corporation) and cost the same as the $10.00 purchase price in the stock offering, the reduction to stockholders’ equity due to the plan would be between $170,000 at the minimum of the offering range and $230,000 at the maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that are available under one or more stock-based benefit plans if such plans are adopted within one year following the completion of the conversion and the offering. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased			Dilution Resulting From Issuance of Shares for Stock Benefit Plans	Value of Grants (1)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Issued (2)(3)		At Minimum of Offering Range	At Maximum of Offering Range
					(Dollars in thousands)

Employee stock ownership plan	34,000	46,000	8.00%	7.41%	$340	$460
Stock awards	17,000	23,000	4.00	3.85%	170	230
Stock options	42,500	57,500	10.00	9.09%	176	239

Total	93,500	126,500	22.00%	18.03%	$686	$929

(1)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $4.15 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of ten years; a risk-free interest rate of 3.56%; and a volatility rate of 22.7% based on an index of publicly traded thrift institutions. The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.
(2)	The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.
(3)	The table assumes Versailles Savings and Loan Company will have 10% tangible capital following the conversion in order to allow stock awards equal to 4% of the stock issued.

The actual value of restricted stock grants will be determined based on their fair value (the closing market price of shares of common stock of Versailles Financial Corporation) as of the date grants are made. The following table presents the total value of all shares to be available for awards of restricted stock under the stock-based benefit plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $16.00 per share at the time of the grant.

Share Price	17,000 Shares Awarded at Minimum of Offering Range	20,000 Shares Awarded at Midpoint of Offering Range	23,000 Shares Awarded at Maximum of Offering Range	26,450 Shares Awarded at Maximum of Offering Range, As Adjusted
(In thousands, except share price information)
$8.00	$136	$160	$184	$212
10.00	170	200	230	265
12.00	204	240	276	317
14.00	238	280	322	370
16.00	272	320	368	423

The grant-date fair value of the stock options granted under the stock-based benefit plans will be based, in part, on the closing price of shares of common stock of Versailles Financial Corporation on the date the options are granted. The fair value will also depend on the various assumptions utilized in the option-pricing model ultimately adopted. The following table presents the total estimated value of the stock options to be available for grant under the stock-based benefit plans, assuming the range of market prices for the shares are $8.00 per share to $16.00 per share at the time of the grant.

Exercise Price	Grant-Date Fair Value Per Option	42,500 Options at Minimum of Range	50,000 Options at Midpoint of Range	57,500 Options at Maximum of Range	66,125 Options at Maximum of Range, As Adjusted
(In thousands, except share price information)
$8.00	$3.32	$141	$166	$191	$220
10.00	4.15	176	208	239	274
12.00	4.98	212	249	286	329
14.00	5.81	247	291	334	384
16.00	6.64	282	332	382	439

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 17.

These restrictions do not apply to plans adopted after one year following the completion of the stock offering.

We have not yet determined whether we will present the stock-based incentive plan for stockholder approval within one year following the completion of the conversion or whether we will present this plan for stockholder approval more than one year after the completion of the conversion. In the event the Office of Thrift Supervision changes its regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

Transactions with Certain Related Persons

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Versailles Savings and Loan Company to our executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other third persons and must not involve more than the normal risk or repayment or present other unfavorable features. Versailles Savings and Loan Company is therefore prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made under a benefit program generally available to all other employees and that does not give preference to any executive officer or director over any other employee. Additionally, all future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to legal counsel.

Loans to directors, executive officers and employees on their primary residence are included in Versailles Savings and Loan Company’s employee loan program. This program offers fixed rate loans at an interest rate of 1% less than the market rate and 1-year adjustable rate loans at an interest rate of .5% less than the market rate.

Set forth below is certain information as to loans made by Versailles Savings and Loan Company to certain of its directors and executive officers, or their affiliates, whose aggregate indebtedness to Versailles Savings and Loan Company exceeded $120,000 at any time since July 1, 2006, and participated in the above-referenced employee loan program which is available to all employees and does not give preference to any executive officer or director over any other employee. All of the loans in the following table are first mortgage loans secured by the borrower’s principal place of residence.

Name of individual	Highest Balance Since July 1, 2006	Balance on June 30, 2009	Amount of Principal Paid from July 1, 2006 to June 30, 2009	Amount of Interest Paid from July 1, 2006 to June 30, 2009	Amounts Paid as of June 30, 2009	Interest Rate on June 30, 2009
Jerome F. Bey III (1)	$158,266	$153,883	$4,383	$1,617	$6,000	4.125%

(1)	Mr. Bey was made an officer on August 21, 2009.

Other than as described above and except for one employee loan whose principal balance has been less than $120,000 since July 1, 2006, all loans made by Versailles Savings and Loan Company to executive officers, directors, immediate family members of executive officers and directors, or organizations with which executive officers and directors are affiliated, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Versailles Savings and Loan Company, and did not present any unusual risk of collectability or have any other unfavorable features. Versailles Savings and Loan Company is in compliance with these federal regulations with respect to its loans and extensions of credit to executive officers and directors.

In addition, loans made to a director or executive officer must be approved in advance by a majority of the disinterested members of the Board of Directors. The aggregate amount of our loans to our officers and directors and their related entities was $91,000 at June 30, 2009. As of June 30, 2009, these loans were performing according to their original terms.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers of Versailles Savings and Loan Company and their associates, and by all directors and executive officers as a group. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The table includes, however, shares of common stock that may be purchased through the deferred compensation plans of Versailles Savings and Loan Company. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of $1,015,000 of shares of common stock, equal to 23.9% of the number of shares of common stock to be sold in the offering at the minimum of the offering range, assuming shares are available. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale.

Name and Title	Number of Shares	Aggregate Purchase Price	Percent at Minimum of Offering Range
Edward L. Borchers	30,000	300,000	7.0%
Douglas P. Ahlers	10,000	100,000	2.3
Kevin J. Drees	20,000	200,000	4.7
Thomas L. Guillozet	15,000	150,000	3.5
James C. Poeppelman	25,000	250,000	5.9
Cheryl J. Leach	1,000	10,000	*
Jerome F. Bey, III	500	5,000	*

All directors and executive officers as a group (7 persons)	101,500	$1,015,000	23.9%

*	Less than 1%.

THE CONVERSION

The Board of Directors of Versailles Savings and Loan Company has approved the plan of conversion. The plan of conversion must also be approved by Versailles Savings and Loan Company’s members. A special meeting of members has been called for this purpose. The Ohio Division of Financial Institutions and the Office of Thrift Supervision have conditionally approved the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by either agency.

General

The Board of Directors of Versailles Savings and Loan Company adopted the plan of conversion on August 21, 2009. Pursuant to the plan of conversion, Versailles Savings and Loan Company will convert from the mutual form of organization to the fully stock form and we will sell shares of common stock to the public in our offering. In connection with the conversion, we have organized a new Maryland stock holding company named Versailles Financial Corporation. When the conversion is completed, all of the capital stock of Versailles Savings and Loan Company will be owned by Versailles Financial Corporation, and all of the common stock of Versailles Financial Corporation will be owned by public stockholders.

We intend to retain between $1.5 million and $2.1 million of the net proceeds of the offering, or $2.5 million if the offering range is increased by 15%, and to contribute the balance of the net proceeds to Versailles Savings and Loan Company. The conversion will be consummated only upon the issuance of at least 425,000 shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan, supplemental eligible account holders and other members. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons residing in the Ohio counties of Darke and Shelby.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the Office of Thrift Supervision. See “—Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of Versailles Financial Corporation. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion. We recommend reading the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at the home office of Versailles Savings and Loan Company and at the Central Regional Office and the Washington, D.C. Office of the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to Versailles Savings and Loan Company’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Ohio Division of Financial Institutions and the Office of Thrift Supervision. In addition, a copy of the plan has also been included as an exhibit to the registration statement filed by Versailles Financial Corporation with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are:

•	to support our internal growth through lending in communities we serve or may serve in the future;

•	to support the introduction of new financial products and services to enhance our competitive position and customer experience;

•	to provide better capital management tools, including the ability to pay dividends and to repurchase shares of our common stock, subject to market conditions;

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees; and

•	to provide additional financial resources to build or acquire a new, larger home office.

In the stock holding company structure, we will have greater flexibility in structuring mergers and acquisitions. Our current mutual structure prevents us from offering shares of our common stock as consideration for a merger or acquisition. Potential sellers often want stock for at least part of the acquisition consideration. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise.

We have no current arrangements or agreements to acquire other banks, thrifts, credit unions, financial service companies or branch offices and there can be no assurance that we will be able to consummate any acquisitions or establish any new branches.

We believe that the additional capital raised in the offering may enable us to take advantage of business opportunities that may not otherwise be available to us. We are not subject to a directive or a recommendation from the Ohio Division of Financial Institutions and the Office of Thrift Supervision to raise capital.

Approvals Required

The affirmative vote of a majority of the total eligible votes of members of Versailles Savings and Loan Company at the special meeting of members is required to approve the plan of conversion. The plan of conversion also must be approved by the Ohio Division of Financial Institutions and the Office of Thrift Supervision, each of which has given its conditional approval to the plan of conversion.

A special meeting of members to consider and vote upon the plan of conversion has been set for December 22, 2009.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. We will continue to be an Ohio chartered savings and loan association and will continue to be regulated by the Ohio Division of Financial Institutions and the Office of Thrift Supervision. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving Versailles Savings and Loan Company at the time of the conversion will be the directors of both Versailles Savings and Loan Company and Versailles Financial Corporation, a Maryland corporation, after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of Versailles Savings and Loan Company at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Versailles Savings and Loan Company will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, all of our depositors are members of, and have voting rights in, Versailles Savings and Loan Company as to all matters requiring membership action. Upon completion of the conversion, depositors will cease to be members of Versailles Savings and Loan Company and will no longer have voting rights. Upon completion of the conversion, all voting rights in Versailles Savings and Loan Company will be vested in Versailles Financial Corporation as the sole stockholder of Versailles Savings and Loan Company. The stockholders of Versailles Financial Corporation will possess exclusive voting rights with respect to Versailles Financial Corporation common stock.

Tax Effects. We will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Versailles Savings and Loan Company or its members. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Versailles Savings and Loan Company has both a deposit account in Versailles Savings and Loan Company and a pro rata ownership interest in the net worth of Versailles Savings and Loan Company based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Versailles Savings and Loan Company. Any depositor who opens a deposit account obtains a pro rata ownership interest in Versailles Savings and Loan Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Versailles Savings and Loan Company, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a mutual savings bank normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the association is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Versailles Savings and Loan Company after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that Versailles Savings and Loan Company were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the “liquidation account” to depositors as of December 31, 2007 and September 30, 2009 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Versailles Financial Corporation as the holder of Versailles Savings and Loan Company’s capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained Keller & Company, Inc. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, Keller & Company, Inc. will receive a fee of $30,000, and will be reimbursed for its expenses up to $500. Keller & Company, Inc. will receive an additional fee of $2,000 for each update to the valuation appraisal. We have agreed to indemnify Keller & Company, Inc. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. Keller & Company, Inc. did not place significant emphasis on the price-to-assets approach, believing that, under current market conditions, the price-to-assets approach would not sufficiently take into account the effects of any abnormal variability in earnings and book value and any withdrawals of customer deposits to purchase stock in the offering. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies identified by Keller & Company, Inc., subject to valuation adjustments applied by Keller & Company, Inc. to account for differences between us and our peer group.

The independent valuation was prepared by Keller & Company, Inc. in reliance upon the information contained in this prospectus, including our financial statements. Keller & Company, Inc. also considered the following factors, among others:

•	our present and projected results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and the offering on our equity and earnings potential;

•	our potential to pay cash dividends; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of August 19, 2009, the estimated pro forma market value of Versailles Financial Corporation ranged from $4.3 million to $5.8 million, with a midpoint of $5.0 million. Our Board of Directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range will be 425,000 shares, the midpoint of the offering range will be 500,000 shares and the maximum of the offering range will be 575,000 shares, or 661,250 shares if the maximum amount is adjusted because of demand for shares or changes in market conditions.

The following table presents a summary of selected pricing ratios for Versailles Financial Corporation and our peer group companies identified by Keller & Company, Inc. Pro forma price-to-core earnings multiple is based on core earnings for the 12 months ended June 30, 2009, and pro forma price-to-book value and price-to-tangible book value ratios are based on equity as of June 30, 2009. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a premium of 6.28% on a price-to-core earnings basis, a discount of 21.21% on a price-to-book basis and a discount of 25.08% on a price-to-tangible book basis. The pricing ratios result from our generally having higher levels of equity but lower earnings than the companies in the peer group on a pro forma basis. Our Board of Directors, in reviewing and approving the valuation, considered the range of price-to-core earnings multiples and the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering.

	Pro forma price-to-book value ratio	Pro forma price-to-tangible book value ratio	Pro forma price-to-core earnings multiple
Versailles Financial Corporation
Maximum, as adjusted	52.49%	52.49%	34.12	x
Maximum	48.57%	48.57%	28.48	x
Midpoint	44.73%	43.14%	23.94	x
Minimum	40.40%	40.40%	19.68	x

Valuation of peer group companies using stock prices as of August 19, 2009
Average	61.64%	62.66%	30.39	x
Median	55.83%	61.95%	15.26	x

Our Board of Directors reviewed the independent valuation and, in particular, considered the following:

•	Our financial condition and results of operations;

•	comparison of our financial performance ratios to those of other financial institutions of similar size; and

•	market conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. Our Board of Directors also reviewed the methodology and the assumptions used by Keller & Company, Inc. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in our financial condition or market conditions generally. In the event the independent valuation is updated to amend our pro forma market value to less than $4.3 million or more than $6.6 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to our registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Keller & Company, Inc. did not independently verify our financial statements and other information that we provided to them, nor did Keller & Company, Inc. independently value our assets or liabilities. The independent valuation considers Versailles Savings and Loan Company as a going concern and should not be considered as an indication of the liquidation value of Versailles Savings and Loan Company. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $6.6 million, without resoliciting subscribers, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 661,250 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $6.6 million and a corresponding increase in the offering range to more than 661,250 shares, or a decrease in the minimum of the valuation range to less than $4.3 million and a corresponding decrease in the offering range to fewer than 425,000 shares, then we may promptly return with interest at our current passbook savings rate of interest all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations, and, after consulting with the Ohio Division of Financial Institutions and the Office of Thrift Supervision, we may terminate the plan of conversion. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Ohio Division of Financial Institutions and the Office of Thrift Supervision in order to complete the conversion and the offering. In the event of a resolicitation, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Ohio Division of Financial Institutions and the Office of Thrift Supervision for periods of up to 90 days.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of Keller & Company, Inc. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at our main office and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) on December 31, 2007 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 15,000 shares of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order and certification form all deposit accounts in which he or she has an ownership interest on December 31, 2007. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or executive officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits during the year preceding December 31, 2007.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee benefit plans, including our employee stock ownership plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each depositor with a Qualifying Deposit on September 30, 2009 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 15,000 shares of common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order and certification form all deposit accounts in which he or she has an ownership interest at September 30, 2009. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans and Supplemental Eligible Account Holders, each depositor on the voting record date of October 31, 2009 who is not an Eligible Account Holder or Supplemental

Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 15,000 shares of common stock or 0.10% of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member whose subscription remains unfilled in the proportion that the amount of his or her subscription bears to the total amount of subscriptions of all Other Members whose subscriptions remain unfilled.

Expiration Date. The Subscription Offering will expire at 12:00 p.m., Eastern time, on December 15, 2009, unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, if necessary. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 425,000 shares within 45 days after the expiration date and the Ohio Division of Financial Institutions and the Office of Thrift Supervision have not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at our current passbook savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond January 29, 2010 is granted by the Ohio Division of Financial Institutions and the Office of Thrift Supervision, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Extensions may not go beyond December 21, 2011, which is two years after the special meeting of our members to vote on the conversion.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares may be offered with a preference to natural persons residing in the Ohio counties of Darke and Shelby.

Subscribers in the community offering may purchase up to 15,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock

Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the Ohio counties of Darke and Shelby, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in the Ohio counties of Darke and Shelby, whose orders remain unsatisfied on an equal number of shares basis per order. If, after the allocation of shares to natural persons residing in the Ohio counties of Darke and Shelby, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied on an equal number of shares basis per order.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Ohio counties of Darke or Shelby, has a present intent to remain within the community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin at the same time as, during or after the subscription offering. It is currently expected to terminate at the same time as the subscription offering, although it must terminate no more than 45 days following the subscription offering. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond January 29, 2010. If an extension beyond January 29, 2010 is granted by the Ohio Division of Financial Institutions and the Office of Thrift Supervision, we will resolicit persons whose orders we accept in the community offering, giving them an opportunity to change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return purchase funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond December 21, 2011, which is two years after the special meeting of our members to vote on the conversion.

Syndicated Community Offering

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc., acting as our agent. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than January 29, 2011, unless extended by us, with approval of the Ohio Division of Financial Institutions and the Office of Thrift Supervision. See “—Community Offering” above for a discussion of rights of persons who place orders in the syndicated community offering in the event an extension is granted.

The opportunity to order shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Purchasers in the syndicated community offering are eligible to purchase up to 15,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” We may begin the syndicated community offering at any time following the commencement of the subscription offering.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Ohio Division of Financial Institutions and the Office of Thrift Supervision and may provide for purchases by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and in excess of the proposed director purchases discussed earlier, although no such excess purchases are currently intended. If other purchase arrangements cannot be made, we may do any of the following: terminate the offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the Ohio Division of Financial Institutions and the Office of Thrift Supervision.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•	No individual, or individuals exercising subscription rights through a single qualifying account held jointly, may purchase more than 15,000 shares;

•

No person or entity together with any associate or group of persons acting in concert may purchase more than 30,000 shares of common stock in the offering, except that our tax-qualified employee benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering (including shares issued in the event of an increase in the offering range of up to 15%);

•

The maximum number of shares of common stock that may be purchased in all categories of the offering by our executive officers and directors and their associates, in the aggregate, may not exceed 35% of the shares issued in the offering; and

•	The minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, our Board of Directors, with the approval of the Ohio Division of Financial Institutions and the Office of Thrift Supervision and without further approval of our members, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation would be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(1)	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the total number of shares of common stock issued in the offering;

(2)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(3)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the Ohio counties of Darke and Shelby.

The term “associate” of a person means:

(1)	any corporation or organization, other than Versailles Savings and Loan Company, Versailles Financial Corporation or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% beneficial stockholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either lives in the same home as the person or who is a director or officer of Versailles Savings and Loan Company or Versailles Financial Corporation.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our executive officers and directors and except as described below. Any purchases made by any associate of Versailles Savings and Loan Company or Versailles Financial Corporation for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares After Conversion” and “Restrictions on Acquisition of Versailles Financial Corporation.”

Marketing and Distribution; Compensation

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Stock Information Center.

We have engaged Keefe, Bruyette & Woods, Inc., a broker-dealer registered with the Financial Industry Regulatory Authority, as a financial advisor in connection with the offering of our common stock. In its role as financial advisor, Keefe, Bruyette & Woods, Inc., will:

•	provide advice on the financial and securities market implications of the plan of conversion and related corporate documents, including our business plan;

•	assist in structuring our stock offering, including developing and assisting in implementing a marketing strategy for the stock offering;

•	review all offering documents, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

•	assist us in analyzing proposals from outside vendors retained in connection with the stock offering, including printers, transfer agents and appraisal firms;

•	assist us in the drafting and distribution of press releases as required or appropriate in connection with the stock offering

•	meet with the Board of Directors and management to discuss any of these services; and

•	provide such other financial advisory and investment banking services in connection with the stock offering as may be agreed upon by Keefe, Bruyette & Woods, Inc. and us.

For these services, Keefe, Bruyette & Woods, Inc. will receive a management fee of $30,000, payable in four consecutive monthly installments commencing in September 2009, a success fee of $125,000 upon the closing of the subscription offering and a success fee of 2.0% of the aggregate dollar amount of the common stock sold in the direct community offering. The aggregate success fees in the subscription and direct community offering shall not exceed $180,000. The management fee will be credited against the fee payable upon the consummation of the conversion.

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, Keefe, Bruyette & Woods, Inc. will receive a management fee not to exceed 7.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. This fee will be in addition to the success fees earned by Keefe, Bruyette & Woods, Inc. in connection with the subscription and community offerings set forth above. Of this amount, Keefe, Bruyette & Woods, Inc. will pass on to selected broker-dealers, who assist in the syndicated community offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment.

We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its marketing effort up to $10,000. In addition, we will reimburse Keefe, Bruyette & Woods, Inc. for fees and expenses of its counsel not to exceed $37,500. If the plan of conversion is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agreement, Keefe, Bruyette & Woods, Inc. will only receive reimbursement of its reasonable out-of-pocket expenses and the portion of the management fee payable and will return any amounts paid or advanced by us in excess of these amounts. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our financial advisor and performance of services as our financial advisor.

We have also engaged Keefe, Bruyette & Woods, Inc. to act as our conversion agent in connection with the stock offering. In its role as conversion agent, Keefe, Bruyette & Woods, Inc. will, among other things:

•	consolidate accounts and develop a central file;

•	prepare proxy forms and proxy materials;

•	tabulate proxies and ballots;

•	act as inspector of election at the special meeting of members;

•	establish and manage the Stock Information Center;

•	assist our financial printer with labeling of stock offering materials;

•	process stock order forms and certification forms and produce daily reports and analysis;

•	assist our transfer agent with the generation and mailing of stock certificates;

•	advise us on interest and refund calculations; and

•	create tax forms for interest reporting.

For these services, Keefe, Bruyette & Woods, Inc. will receive a fee of $15,000, and we have made an advance payment of $10,000 to Keefe, Bruyette & Woods, Inc. with respect to this fee. We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its acting as conversion agent. If the plan of conversion is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agreement, Keefe, Bruyette & Woods, Inc. will be entitled to the advance payment and also receive reimbursement of its reasonable out-of-pocket expenses. In the event the offering is terminated, in connection with its conversion agent services, Keefe, Bruyette & Woods, Inc. will receive reimbursement of its reasonable out-of-pocket expenses and will retain the $10,000 previously paid for such services, but will return to us any amounts paid or advanced in excess of these amounts. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our conversion agent and performance of services as our conversion agent.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of Versailles Savings and Loan Company or its affiliates may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 12:00 p.m., Eastern time, on December 15, 2009, unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond January 29, 2010 would require the Ohio Division of Financial Institutions and the Office of Thrift Supervision’s approval. If an extension beyond January 29, 2010 is granted by the Ohio Division of Financial Institutions and the Office of Thrift Supervision, we will resolicit subscribers/persons who place orders, giving them an opportunity to change or cancel their orders. We will notify these persons of the extension of time and of the rights to place a new stock order for a specified period of time. If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. If we have not received orders to purchase the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all funds received for shares of common stock. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, subscribers may be resolicited with the approval of the Ohio Division of Financial Institutions and the Office of Thrift Supervision.

To ensure that each purchaser receives a prospectus at least 48 hours before December 15, 2009, the expiration date of the offering, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in a segregated account at Versailles Savings and Loan Company or at another insured depository institution and will earn interest at our current passbook savings rate from the date of receipt.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at our current passbook savings rate from the date of receipt.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit full payment. We will not be required to accept incomplete order forms, unsigned order forms, or orders submitted on photocopied or facsimiled order forms. We must receive all order forms prior to 12:00 p.m., Eastern time, on December 15, 2009. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. A postmark prior to December 15, 2009 will not entitle you to purchase shares of common stock unless we receive the envelope by December 15, 2009. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your stock order and certification form by mail using the order reply envelope provided, by overnight courier to the Stock Information Center address indicated on the order form, or by hand delivery to our offices located at 27 E. Main Street, Versailles, Ohio 45380. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final, subject to the authority of the Ohio Division of Financial Institutions and the Office of Thrift Supervision.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Versailles Savings and Loan Company or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)	personal check, bank check or money order, payable to Versailles Financial Corporation; or

(2)	authorization of withdrawal from Versailles Savings and Loan Company deposit accounts designated on the order form.

Appropriate means for designating withdrawals from deposit accounts at Versailles Savings and Loan Company are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest at our current passbook savings rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Versailles Savings and Loan Company and/or another insured depository institution and will earn interest at our current passbook savings rate from the date payment is received until the offering is completed or terminated. Subscribers’ checks will be transmitted to the segregated account referred to above by not later than 12:00 noon of the next business day, where they will be invested in investments that are permissible under SEC Rule 15c2-4.

You may not use a check drawn on an Versailles Savings and Loan Company line of credit, and we will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to Versailles Financial Corporation. If you request that we place a hold on your checking account for the subscription amount, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, Versailles Savings and Loan Company’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in an Versailles Savings and Loan Company individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your Versailles Savings and Loan Company individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the syndicated community offering at any time prior to the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or Versailles Financial Corporation to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Regulations prohibit Versailles Savings and Loan Company from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and Versailles Savings and Loan Company checks representing any applicable refund and/or interest paid on subscriptions made by check or money order will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

Restrictions on Transfer of Subscription Rights and Shares

Office of Thrift Supervision regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

If you have any questions regarding the offering, please call our Stock Information Center, toll free, at (877) 860-2091, Monday through Friday between 10:00 a.m. and 5:00 p.m., Eastern time. The Stock Information Center will be closed weekends and bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of Versailles Savings and Loan Company prior to the conversion, all claims of creditors of Versailles Savings and Loan Company, including those of depositors of Versailles Savings and Loan Company (to the extent of their deposit balances), would be paid first. Then, if there were any assets of Versailles Savings and Loan Company remaining, members of Versailles Savings and Loan Company would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Versailles Savings and Loan Company immediately prior to liquidation. In the unlikely event that Versailles Savings and Loan Company were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to Versailles Financial Corporation as the holder of Versailles Savings and Loan Company capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of Versailles Savings and Loan Company as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Versailles Savings and Loan Company after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Versailles Savings and Loan Company after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Versailles Savings and Loan Company, would be entitled, on a complete liquidation of Versailles Savings and Loan Company after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Versailles Financial Corporation. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Versailles Savings and Loan Company on December 31, 2007 and September 30, 2009, respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on December 31, 2007 and September 30, 2009, respectively, bears to the balance of all deposit accounts in Versailles Savings and Loan Company on such dates.

If, however, on any June 30 annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2007 and September 30, 2009, as applicable, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Versailles Financial Corporation, as the sole stockholder of Versailles Savings and Loan Company.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Versailles Savings and Loan Company, Versailles Financial Corporation, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Versailles Savings and Loan Company or Versailles Financial Corporation would prevail in a judicial proceeding.

Versailles Savings and Loan Company and Versailles Financial Corporation have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.	The conversion of Versailles Savings and Loan Company to an Ohio chartered stock savings and loan association will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	Neither Versailles Financial Corporation, nor Versailles Savings and Loan Company will recognize any gain or loss upon the transfer of assets of Versailles Financial Corporation to Versailles Savings and Loan Company in exchange for shares of common stock of Versailles Savings and Loan Company. (Sections 361 and 1032(a) of the Internal Revenue Code).

3.	The basis of the assets of Versailles Financial Corporation and the holding period of such assets to be received by Versailles Savings and Loan Company will be the same as the basis and holding period in such assets in the hands of Versailles Financial Corporation immediately before the exchange. (Sections 362(b) and 1223(2) of the Internal Revenue Code).

4.	None of Versailles Savings and Loan Company, nor Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, will recognize any gain or loss on the transfer of the assets of Versailles Savings and Loan Company, in its mutual form, to Versailles Savings and Loan Company, in its stock form, in exchange for an interest in a liquidation account established in Versailles Savings and Loan Company, in its stock form, for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who remain depositors of Versailles Savings and Loan Company, in its stock form, and nontransferable subscription rights to purchase shares of Versailles Financial Corporation common stock.

5.	It is more likely than not that the nontransferable subscription rights have no value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the offering. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Versailles Financial Corporation common stock, provided that the amount to be paid for Versailles Financial Corporation common stock is equal to the fair market value of Versailles Financial Corporation common stock.

6.	The basis of the shares of Versailles Financial Corporation common stock purchased in the offering will be the purchase price. The holding period of the Versailles Financial Corporation common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

7.	No gain or loss will be recognized by Versailles Financial Corporation on the receipt of money in exchange for shares of Versailles Financial Corporation common stock sold in the offering.

In the view of Keller & Company, Inc. (which is acting as independent appraiser of the value of the shares of Versailles Financial Corporation common stock in connection with the conversion), which view is not binding on the Internal Revenue Service, the subscription rights do not have any value for the reasons set forth above. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to their value, and Versailles Financial Corporation could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service has announced that it will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Versailles Savings and Loan Company, the members of Versailles Savings and Loan Company, Versailles Financial Corporation and the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that Versailles Financial Corporation or Versailles Savings and Loan Company would prevail in a judicial or administrative proceeding.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Versailles Financial Corporation’s registration statement. Advice regarding the Ohio state income tax consequences consistent with the federal tax opinion has been issued by Crowe Horwath LLP, tax advisors to Versailles Savings and Loan Company and Versailles Financial Corporation.

Restrictions on Purchase or Transfer of Our Shares after Conversion

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an executive officer of Versailles Savings and Loan Company generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer.

Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Versailles Financial Corporation also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Office of Thrift Supervision regulations prohibit Versailles Financial Corporation from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

RESTRICTIONS ON ACQUISITION OF VERSAILLES FINANCIAL CORPORATION

Although the Board of Directors of Versailles Financial Corporation is not aware of any effort that might be made to obtain control of Versailles Financial Corporation after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of Versailles Financial Corporation’s articles of incorporation to protect the interests of Versailles Financial Corporation and its stockholders from takeovers which our Board of Directors might conclude are not in the best interests of Versailles Savings and Loan Company, Versailles Financial Corporation or Versailles Financial Corporation’s stockholders.

The following discussion is a general summary of the material provisions of Versailles Financial Corporation’s articles of incorporation and bylaws, Versailles Savings and Loan Company’s stock constitution and bylaws, Maryland corporate law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Versailles Financial Corporation’s articles of incorporation and bylaws and Versailles Savings and Loan Company’s stock constitution and bylaws, reference should be made in each case to the document in question, each of which is part of Versailles Savings and Loan Company’s application for conversion with the Ohio Division of Financial Institutions and the Office of Thrift Supervision and Versailles Financial Corporation’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Versailles Financial Corporation’s Articles of Incorporation and Bylaws

Although the Board of Directors of Versailles Financial Corporation is not aware of any effort that might be made to obtain control of Versailles Financial Corporation after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of Versailles Financial Corporation’s articles of incorporation to protect the interests of Versailles Financial Corporation and its stockholders from takeovers which our Board of Directors might conclude are not in the best interests of Versailles Savings and Loan Company, Versailles Financial Corporation or Versailles Financial Corporation’s stockholders.

Versailles Financial Corporation’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of Versailles Financial Corporation more difficult.

The following discussion is a general summary of the material provisions of Versailles Financial Corporation’s articles of incorporation and bylaws, Versailles Savings and Loan Company’s charter and bylaws, Maryland corporate law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Versailles Financial Corporation’s articles of incorporation and bylaws and Versailles Savings and Loan Company’s constitution charter and bylaws, reference should be made in each case to the document in question, each of which is part of Versailles Savings and Loan Company’s application for conversion with the Ohio Division of Financial Institutions and the Office of Thrift Supervision and Versailles Financial Corporation’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Directors. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including restrictions related to prior legal or regulatory violations. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation of Versailles Financial Corporation provide that its Board of Directors, when evaluating a transaction that would or may involve a change in control of Versailles Financial Corporation (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Versailles Financial Corporation and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon Versailles Financial Corporation’s stockholders, including stockholders, if any, who do not participate in the transaction;

•

the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Versailles Financial Corporation and its subsidiaries and on the communities in which Versailles Financial Corporation and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Versailles Financial Corporation;

•	whether a more favorable price could be obtained for Versailles Financial Corporation’s stock or other securities in the future;

•

the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Versailles Financial Corporation and its subsidiaries;

•	the future value of the stock or any other securities of Versailles Financial Corporation or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•

the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•

the ability of Versailles Financial Corporation to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the Board of Directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Call of Special Meetings. The bylaws provide that, unless approved by unaffiliated directors, special meetings of stockholders can be called by only the President, a majority of the total number of directors that Versailles Financial Corporation would have if there were no vacancies on the Board of Directors (the “whole board”), or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit; provided that such 10% limit shall not apply if a majority of the unaffiliated directors approve the acquisition of shares in excess of the 10% limit prior to such acquisition.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”), voting together as a single class.

Authorized but Unissued Shares. After the conversion, Versailles Financial Corporation will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock.” The articles of incorporation authorize 1,000,000 shares of serial preferred stock. Versailles Financial Corporation is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the whole board may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that Versailles Financial Corporation has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of Versailles Financial Corporation that the Board of Directors does not approve, it would be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Versailles Financial Corporation. The Board of Directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “— Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the Board of Directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our Board of Directors and also by a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The division of the Board of Directors into three staggered classes;

(iii)	The ability of the Board of Directors to fill vacancies on the board;

(iv)	The requirement that at least a majority of the outstanding shares must vote to remove directors, and directors can only be removed for cause;

(v)	The ability of the Board of Directors to amend and repeal the bylaws;

(vi)	The ability of the Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Versailles Financial Corporation;

(vii)	The authority of the Board of Directors to provide for the issuance of preferred stock;

(viii)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	The number of stockholders constituting a quorum or required for stockholder consent;

(x)	The indemnification of current and former directors and officers, as well as employees and other agents, by Versailles Financial Corporation; and

(xi)	The limitation of liability of officers and directors to Versailles Financial Corporation for money damages.

(xii)	The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xi) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this supermajority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

Maryland Corporate Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Conversion Regulations

Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Office of Thrift Supervision that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank’s voting stock, if the acquirer is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquirer being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a savings bank’s stock who do not intend to participate in or seek to exercise control over a savings bank’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the Deposit Insurance Fund.

DESCRIPTION OF CAPITAL STOCK

General

At the effective date, Versailles Financial Corporation will be authorized to issue 10,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Versailles Financial Corporation currently expects to issue in the offering up to 661,250 shares of common stock. Versailles Financial Corporation will not issue shares of preferred stock in the conversion. Each share of Versailles Financial Corporation common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of Versailles Financial Corporation will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. Versailles Financial Corporation can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if Versailles Financial Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of Versailles Financial Corporation will be entitled to receive and share equally in dividends as may be declared by our Board of Directors out of funds legally available therefore. If Versailles Financial Corporation issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of Versailles Financial Corporation will have exclusive voting rights in Versailles Financial Corporation. They will elect Versailles Financial Corporation’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Versailles Financial Corporation’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Versailles Financial Corporation issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

As an Ohio savings and loan association, corporate powers and control of Versailles Savings and Loan Company are vested in its Board of Directors, who elect the officers of Versailles Savings and Loan Company and who fill any vacancies on the Board of Directors. Voting rights of Versailles Savings and Loan Company are vested exclusively in the owners of the shares of capital stock of Versailles Savings and Loan Company, which will be Versailles

Financial Corporation, and voted at the direction of Versailles Financial Corporation’s Board of Directors. Consequently, the holders of the common stock of Versailles Financial Corporation will not have direct control of Versailles Savings and Loan Company.

Liquidation. In the event of any liquidation, dissolution or winding up of Versailles Savings and Loan Company, Versailles Financial Corporation, as the holder of 100% of Versailles Savings and Loan Company’s capital stock, would be entitled to receive all assets of Versailles Savings and Loan Company available for distribution, after payment or provision for payment of all debts and liabilities of Versailles Savings and Loan Company, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Versailles Financial Corporation, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Versailles Financial Corporation available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Versailles Financial Corporation will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the Board of Directors. The common stock is not subject to redemption.

Preferred Stock

None of the shares of Versailles Financial Corporation’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for Versailles Financial Corporation’s common stock is Registrar and Transfer Company.

EXPERTS

The financial statements included in this prospectus regarding Versailles Savings and Loan Company as of June 30, 2009 and 2008, and for each of the years in the three year period ending June 30, 2009, have been audited by Crowe Horwath LLP, independent registered public accounting firm, as stated in their report, which is included herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Keller & Company, Inc. has consented to the publication herein of the summary of its report to Versailles Financial Corporation setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL MATTERS

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Versailles Financial Corporation and Versailles Savings and Loan Company, will issue to Versailles Financial Corporation its opinions regarding the legality of the common stock and the federal income tax consequences of the conversion. Luse Gorman Pomerenk & Schick, P.C. has consented to the references in this prospectus to its opinions. Crowe Horwath LLP will issue to Versailles Financial Corporation and Versailles Savings and Loan Company its opinion regarding the state income tax consequences of the conversion. Crowe Horwath LLP has consented to the reference in this prospectus to its opinion. Certain legal matters will be passed upon for Keefe, Bruyette and Woods, Inc. by Vorys, Sater, Seymour and Pease LLP, Cincinnati, Ohio.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Versailles Financial Corporation has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Versailles Financial Corporation. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Versailles Savings and Loan Company has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Central Regional Office of the Office of Thrift Supervision, located at 1 South Wacker Drive, Suite 2000, Chicago, Illinois 60606. Our plan of conversion is available, upon request, at our home office.

In connection with the offering, Versailles Financial Corporation will register its common stock under Section 12(g) of the Securities Exchange Act of 1934 and, upon such registration, Versailles Financial Corporation and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the

Securities Exchange Act of 1934. Under the plan of conversion, Versailles Financial Corporation has undertaken that it will not terminate such registration for a period of at least three years following the conversion, unless it obtains a waiver from the Office of Thrift Supervision or its successor allowing it to terminate such registration at least one year following completion of the conversion.

INDEX TO FINANCIAL STATEMENTS OF

VERSAILLES SAVINGS AND LOAN COMPANY

***

Separate financial statements for Versailles Financial Corporation have not been included in this prospectus because Versailles Financial Corporation has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

F-1

Crowe Horwath LLP Independent Member Crowe Horwath International

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Versailles Savings and Loan Company

Versailles, Ohio

We have audited the accompanying balance sheets of Versailles Savings and Loan Company (“the Company”) as of June 30, 2009 and 2008, and the related statements of income, comprehensive income, changes in equity and cash flows for each of the three years in the period ended June 30, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Versailles Savings and Loan Company as of June 30, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2009, in conformity with U. S. generally accepted accounting principles.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Columbus, Ohio

September 9, 2009

F-2.

VERSAILLES SAVINGS AND LOAN COMPANY

BALANCE SHEETS

June 30, 2009 and 2008

	2009	2008
ASSETS
Cash and due from financial institutions	$1,708,727	$567,484
Overnight deposits	800,000	2,950,000

Total cash and cash equivalents	2,508,727	3,517,484
Interest-bearing time deposits in other financial institutions	824,000	99,099
Securities available for sale	897,284	1,203,518
Securities held to maturity (fair value of $1,146,079 and $1,854,235 at June 30, 2009 and 2008)	1,124,330	1,874,218
Federal Home Loan Bank stock	389,200	384,100
Loans, net of allowance of $264,451 and $166,350	34,428,366	31,269,032
Premises and equipment, net	25,795	29,569
Accrued interest receivable	130,850	179,225
Other assets	459,595	300,695

Total assets	$40,788,147	$38,856,940

LIABILITIES
Savings accounts	$7,468,357	$6,373,278
Certificates of deposit	17,116,786	17,133,323

Total deposits	24,585,143	23,506,601
Federal Home Loan Bank advances	7,500,000	7,000,000
Other liabilities	1,324,363	922,995

Total liabilities	33,409,506	31,429,596

Commitments and Contingencies (Note 10)	—	—

EQUITY
Retained earnings	7,789,031	7,656,439
Accumulated other comprehensive loss	(410,390)	(229,095)

Total equity	7,378,641	7,427,344

Total liabilities and equity	$40,788,147	$38,856,940

See accompanying notes to financial statements.

F-3.

VERSAILLES SAVINGS AND LOAN COMPANY

STATEMENTS OF INCOME

Years ended June 30, 2009, 2008 and 2007

	2009	2008	2007
Interest and dividend income
Loans, including fees	$1,884,311	$2,002,620	$2,052,068
Securities available for sale	48,186	58,636	69,820
Securities held to maturity	64,481	74,531	64,405
FHLB dividends	18,731	22,735	22,791
Deposits with banks	42,243	105,980	77,314

Total interest and dividend income	2,057,952	2,264,502	2,286,398

Interest expense
Deposits	576,598	710,826	663,258
Federal Home Loan Bank advances	354,157	398,738	401,061

Total interest expense	930,755	1,109,564	1,064,319

Net interest income	1,127,197	1,154,938	1,222,079

Provision for loan losses	110,000	—	—

Net interest income after provision for loan losses	1,017,197	1,154,938	1,222,079

Noninterest income
Other income	5,478	4,344	3,895
Gain/(loss) on sale of available for sale securities	(2,289)	—	—
Other than temporary impairment loss on securities	(51,883)	(70,406)	—

Total noninterest income	(48,694)	(66,062)	3,895

Noninterest expense

Salaries and employee benefits	329,003	305,496	315,431
Occupancy and equipment	35,497	31,061	34,043
Directors’ fees	63,075	52,263	53,300
Data processing	68,967	66,773	65,106
Franchise taxes	86,413	85,349	81,126
Legal, accounting and exam fees	87,838	86,457	86,127
Federal deposit insurance	22,516	2,635	2,794
Other	68,092	69,117	68,262

Total noninterest expense	761,401	699,151	706,189

Income before income taxes	207,102	389,725	519,785
Income tax expense	68,698	130,262	174,300

Net income	$138,404	$259,463	$345,485

See accompanying notes to financial statements.

F-4.

VERSAILLES SAVINGS AND LOAN COMPANY

STATEMENTS OF COMPREHENSIVE INCOME

Years ended June 30, 2009, 2008 and 2007

	2009	2008	2007

Net Income	$138,404	$259,463	$345,485

Other comprehensive income (loss):
Unrealized holding gains (losses) on available for sale securities	(56,324)	(30,191)	1,836
Reclassification adjustments for (gains) losses later recognized in income	54,172	70,406	—

Net unrealized gains (losses) on available for sale securities	(2,152)	40,215	1,836
Tax effect	732	(13,673)	(625)

Net of tax amount	(1,420)	26,542	1,211

Unrealized losses on defined benefit pension plan	(257,495)	(111,430)	—
Amortization of unrecognized net loss for defined benefit pension plan	11,529	4,967	—
Amortization of prior service cost for defined benefit pension plan	2,898	2,898	—
Amortization of prior service cost for supplemental retirement plan	11,042	11,042	—

Net unrealized gains (losses) on defined benefit pension and supplemental retirement plans	(232,026)	(92,523)	—
Tax effect	78,888	31,458	—

Net of tax amount	(153,138)	(61,065)	—

Other comprehensive income (loss)	(154,558)	(34,523)	1,211

Comprehensive income (loss)	$(16,154)	$224,940	$346,696

See accompanying notes to financial statements.

F-5.

VERSAILLES SAVINGS AND LOAN COMPANY

STATEMENTS OF CHANGES IN EQUITY

Years ended June 30, 2009, 2008 and 2007

	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net	Total Equity

Balance at July 1, 2006	$7,051,491	$(24,168)	$7,027,323

Net income	345,485	—	345,485

Change in unrealized gain (loss) on securities available-for-sale, net of tax effects of $625	—	1,211	1,211

Adjustment to initially apply SFAS No. 158, net of tax effects of $88,407	—	(171,615)	(171,615)

Balance at June 30, 2007	7,396,976	(194,572)	7,202,404

Net income	259,463	—	259,463

Change in unrealized gain (loss) on securities available-for-sale, net of tax effects of $13,673	—	26,542	26,542

Change in net unrealized loss of defined benefit pension plan, net of amortization for unrealized losses and prior service cost of $7,865 and tax effects of $35,212	—	(68,353)	(68,353)

Amortization of prior service cost for supplemental retirement plan, net of tax effects of $3,754	—	7,288	7,288

Balance at June 30, 2008	7,656,439	(229,095)	7,427,344

(Continued)

F-6.

VERSAILLES SAVINGS AND LOAN COMPANY

STATEMENTS OF CHANGES IN EQUITY (Continued)

Years ended June 30, 2009, 2008 and 2007

	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net	Total Equity

Cumulative effect adjustment for change in the Company’s measurement date for its defined benefit pension plan from April 30 to June 30 as required under SFAS No. 158	(5,812)	(26,737)	(32,549)

Balance at July 1, 2008 as adjusted	7,650,627	(255,832)	7,394,795

Net income	138,404	—	138,404

Change in unrealized gain (loss) on securities available-for-sale, net of tax effects of $732	—	(1,420)	(1,420)

Change in net unrealized loss of defined benefit pension plan, net of amortization for unrealized losses and prior service cost of $14,427 and tax effects of $82,642	—	(160,426)	(160,426)

Amortization of prior service cost for supplemental retirement plan, net of tax effects of $3,754	—	7,288	7,288

Balance at June 30, 2009	$7,789,031	$(410,390)	$7,378,641

See accompanying notes to financial statements.

F-7.

VERSAILLES SAVINGS AND LOAN COMPANY

STATEMENTS OF CASH FLOWS

Years ended June 30, 2009, 2008 and 2007

	2009	2008	2007
Cash flows from operating activities
Net income	$138,404	$259,463	$345,485
Adjustments to reconcile net income to net cash provided from operating activities
Provision for loan losses	110,000	—	—
Depreciation on premises and equipment	7,818	7,882	9,256
Net discount accretion on securities and interest bearing time deposits	(1,014)	(2,746)	(41)
FHLB stock dividends	(5,100)	(9,900)	(10,700)
Loss on sale of securities	2,289	—	—
Other than temporary impairment loss on securities	51,883	70,406	—
Deferred taxes	(92,223)	(20,464)	(3,816)
Change in:
Deferred loan costs	10,316	(286)	(6,194)
Accrued interest receivable	48,375	(28,591)	(32,700)
Other assets	29,711	56,804	2,775
Other liabilities	120,025	(15,969)	101,645

Net cash from operating activities	420,484	316,599	405,710

Cash flows from investing activities
Maturities of interest bearing time deposits	599,000	198,000	198,000
Purchase of interest bearing time deposits	(1,324,000)	—	—
Maturities, repayments and calls of securities held to maturity	1,234,400	1,245,087	401,155
Purchase of held to maturity securities	(483,489)	(1,849,417)	—
Proceeds from sales of securities available for sale	250,000	—	—
Purchase of available for sale securities	(1,000,000)	—	—
Maturities, repayments and calls of securities available for sale	1,000,000	—	—
Loan originations and payments, net	(3,279,650)	1,307,937	(682,387)
Property and equipment purchases	(4,044)	(3,135)	(9,429)

Net cash from investing activities	(3,007,783)	898,472	(92,661)

Cash flows from financing activities
Net change in deposits	1,078,542	82,771	702,879
Proceeds from Federal Home Loan Bank advances	1,000,000	—	3,000,000
Repayments of Federal Home Loan Bank advances	(500,000)	(500,000)	(2,500,000)

Net cash from financing activities	1,578,542	(417,229)	1,202,879

Net change in cash and cash equivalents	(1,008,757)	797,842	1,515,928
Cash and cash equivalents at beginning of year	3,517,484	2,719,642	1,203,714

Cash and cash equivalents at end of year	$2,508,727	$3,517,484	$2,719,642

Cash paid during the year for
Interest	$947,618	$1,123,136	$1,045,826
Income taxes	124,000	140,029	146,000

See accompanying notes to financial statements.

F-8.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: Versailles Savings and Loan Company (“Company”) is a state-chartered mutual thrift engaged primarily in the business of making residential mortgage loans and accepting passbook savings, statement savings and time deposits. Its operations are conducted through its only office located in Versailles, Ohio. Accordingly, all of its operations are reported in one segment, banking. The Company primarily grants one- to four-family residential loans to customers located in Darke and the western half of Shelby counties. This area is strongly influenced by agriculture, but there is also a substantial manufacturing base. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and commercial and residential real estate. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area.

Use of Estimates: To prepare financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses and fair values of certain financial instruments are particularly subject to change.

Cash Flows: Cash and cash equivalents include cash and due from financial institutions and overnight deposits. Net cash flows are reported for customer loan and deposit transactions and advances from the Federal Home Loan Bank with original maturities of 90 days or less.

Interest-bearing Deposits in Other Financial Institutions: Interest-bearing deposits in other financial institutions have original maturities of greater than 90 days and are carried at cost. Scheduled maturities of interest-bearing time deposits in other financial institutions were as follows.

Year ended June 30,	2010	$338,000
	2011	194,000
	2012	194,000
	2013	—
	2014	98,000

		$824,000

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

(Continued)

F-9.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest income includes amortization of purchase premiums and discounts. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Realized gains or losses are recorded on the trade date and determined based on the amortized cost of the security sold.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers the length of time and extent that fair value has been less than cost, the financial condition and near term prospects of the issuer, whether the market decline was affected by macro economic conditions and whether the Company has the intent to sell the security, or more-likely-than-not, will be required to sell the security before its anticipated recovery.

Federal Home Loan Bank (FHLB) stock: The Company is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, plus net deferred loan costs less the allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method over the contractual terms of the loan.

Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower

(Continued)

F-10.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

(Continued)

F-11.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Premises and Equipment: Premises and equipment are reported at cost less accumulated depreciation. Depreciation is computed on both the straight-line and accelerated methods over the estimated useful lives of the assets. Building and improvements have useful lives ranging from five to 39 years. Furniture and equipment have useful lives ranging from three to seven years. Depreciation expense for the years ended June 30, 2009, 2008, and 2007 was $7,818, $7,882 and $9,256. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are charged to expense as incurred and improvements are capitalized.

Retirement Plans: Pension expense is the net of service and interest cost, return on plan assets and amortization of gains and losses not immediately recognized. Employee 401(k) and profit sharing plan expense is the amount of matching contributions. Deferred compensation and supplemental retirement plan expense allocates the benefits over years of service.

Advertising Costs: Advertising costs are generally expensed as incurred. Advertising expense included in other noninterest expense totaled $10,281, $10,368 and $12,415 for the years ending June 30, 2009, 2008 and 2007.

Income Taxes: Income tax expense is the total of the current year income due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

(Continued)

F-12.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income (Loss): Comprehensive income (loss) consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes the net of tax impact of unrealized gains and losses on securities available for sale and changes in the funded status of the defined benefit pension and supplemental retirement plans, which are also recognized as separate components of equity.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Reclassifications: Some items in prior financial statements have been reclassified to conform to the current presentation.

(Continued)

F-13.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Adoption of New Accounting Standards: In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“FAS 157”). This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard was effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued Staff Position (“FSP”) 157-2, Effective Date of FASB Statement No. 157. This FSP delays the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The impact of adoption was not material. In October 2008, the FASB issued FSP 157-3, Determining the Fair Value of a Financial Asset when the Market for That Asset Is Not Active. This FSP clarifies the application of FAS 157 in a market that is not active. The impact of adoption was not material. In April 2009, the FASB issued FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. The FSP provides additional guidance for estimating fair value in accordance with FASB Statement No. 157, Fair Value Measurements, when the volume and level of activity for the asset or liability have significantly decreased. The FSP also includes guidance on identifying circumstances that indicate a transaction is not orderly. Further, the FSP emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. The FSP amends Statement 157 to require certain additional disclosures in interim and annual periods to discuss the inputs and valuation technique(s) used to measure fair value. FAS 157 and the subsequent FSPs are effective for interim and annual reporting periods ending after June 15, 2009. As such, the additional disclosures required by these standards are included in these financial statements and the notes to the financial statements.

In April 2009, the FASB issued FSP No. 115-2 and No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, which amends existing guidance for determining whether impairment is other-than-temporary (OTTI) for debt securities. The FSP requires an entity to assess whether it intends to sell, or it is more likely than not that it will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. If either of these criteria is met, the entire difference between amortized cost and fair value is recognized in earnings. For securities that do not meet the aforementioned criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income. Additionally, the FSP expands and increases the frequency of existing disclosures about other-than-temporary impairments for debt and equity securities. This FSP is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of this FSP did not have a material impact on the results of operations or financial position.

(Continued)

F-14.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard was effective for the Company on July 1, 2008. The Company did not elect the fair value option for any financial assets or financial liabilities as of July 1, 2008.

SFAS No. 165, Subsequent Events establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. SFAS 165 defines (i) the period after the balance sheet date during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (iii) the disclosures an entity should make about events or transactions that occurred after the balance sheet date. SFAS 165 became effective for the Company’s financial statements for the year ending June 30, 2009. Management has evaluated events occurring subsequent to the balance sheet date through September 9, 2009, the date the financial statements were available for issuance, determining no events require adjustment to or additional disclosure in the financial statements.

Effect of Newly Issued But Not Yet Effective Accounting Standards: SFAS No. 141R, Business Combinations (Revised 2007) replaces SFAS 141, Business Combinations, and applies to all transactions and other events in which one entity obtains control over one or more other businesses. SFAS 141R requires an acquirer, upon initially obtaining control of another entity, to recognize the assets, liabilities and any non-controlling interest in the acquiree at fair value as of the acquisition date. Contingent consideration is required to be recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of that consideration may be determinable beyond a reasonable doubt. This fair value approach replaces the cost-allocation process required under SFAS 141 whereby the cost of an acquisition was allocated to the individual assets acquired and liabilities assumed based on their estimated fair value. SFAS 141R requires acquirers to expense acquisition-related costs as incurred rather than allocating such costs to the assets acquired and liabilities assumed, as was previously the case under SFAS 141. Under SFAS 141R, the requirements of SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities, would have to be met in order to accrue for a restructuring plan in purchase accounting. Pre-acquisition contingencies are to be recognized at fair value, unless it is a non-contractual contingency that is not likely to materialize, in which case, nothing should be recognized in purchase accounting and, instead, that contingency would be subject to the probable and estimable recognition criteria of SFAS 5, Accounting for Contingencies. SFAS 141R is applicable to the Company’s accounting for business combinations closing on or after July 1, 2009.

(Continued)

F-15.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB Statement No. 51 amends Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 clarifies that a non-controlling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, SFAS 160 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. SFAS 160 became effective for the Company on July 1, 2009 and did not have a significant impact on the Company’s financial statements.

SFAS No. 161, Disclosures About Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133 amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities, to amend and expand the disclosure requirements of SFAS 133 to provide greater transparency about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedge items are accounted for under SFAS 133 and its related interpretations, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows. To meet those objectives, SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. SFAS 161 became effective for the Company on July 1, 2009 and did not have a significant impact on the Company’s financial statements.

SFAS No. 166, Accounting for Transfers of Financial Assets, an Amendment of FASB Statement No. 140 amends SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. SFAS 166 also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. SFAS 166 will be effective July 1, 2010 and is not expected to have a significant impact on the Company’s financial statements.

(Continued)

F-16.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

SFAS No. 167, Amendments to FASB Interpretation No. 46(R) amends FIN 46 (Revised December 2003), Consolidation of Variable Interest Entities, to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. SFAS 167 requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its affect on the entity’s financial statements. SFAS 167 will be effective July 1, 2010 and is not expected to have a significant impact on the Company’s financial statements.

SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a Replacement of FASB Statement No. 162 replaces SFAS 162, The Hierarchy of Generally Accepted Accounting Principles and establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in the preparation of financial statements in conformity with generally accepted accounting principles. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative guidance for SEC registrants. All guidance contained in the Codification carries an equal level of authority. All non-grandfathered, non-SEC accounting literature not included in the Codification is superseded and deemed non-authoritative. SFAS 168 will be effective for the Company’s financial statements for periods ending after September 15, 2009. SFAS 168 is not expected have a significant impact on the Company’s financial statements.

FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. FSP EITF 03-6-1 became effective on July 1, 2009 and did not have a significant impact on the Company’s financial statements.

FSP SFAS 132R-1, Employers’ Disclosures about Postretirement Benefit Plan Assets, provides guidance related to an employer’s disclosures about plan assets of defined benefit pension or other post-retirement benefit plans. Under FSP SFAS 132R-1, disclosures should provide users of financial statements with an understanding of how investment allocation decisions are made, the factors that are pertinent to an understanding of investment policies and strategies, the major categories of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets, the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period and significant concentrations of risk within plan assets. The disclosures required by FSP SFAS 132R-1 will be included in the Company’s financial statements beginning with the financial statements for the year-ended June 30, 2010.

(Continued)

F-17.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FSP SFAS 141R-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies amends the guidance in SFAS 141R to require that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably estimated. If fair value of such an asset or liability cannot be reasonably estimated, the asset or liability would generally be recognized in accordance with SFAS 5, Accounting for Contingencies, and FASB Interpretation (FIN) No. 14, Reasonable Estimation of the Amount of a Loss. FSP SFAS 141R-1 removes subsequent accounting guidance for assets and liabilities arising from contingencies from SFAS 141R and requires entities to develop a systematic and rational basis for subsequently measuring and accounting for assets and liabilities arising from contingencies. FSP SFAS 141R-1 eliminates the requirement to disclose an estimate of the range of outcomes of recognized contingencies at the acquisition date. For unrecognized contingencies, entities are required to include only the disclosures required by SFAS 5. FSP SFAS 141R-1 also requires that contingent consideration arrangements of an acquiree assumed by the acquirer in a business combination be treated as contingent consideration of the acquirer and should be initially and subsequently measured at fair value in accordance with SFAS 141R. FSP SFAS 141R-1 is effective for assets or liabilities arising from contingencies the Company acquires in business combinations occurring after July 1, 2009.

NOTE 2 - SECURITIES

The amortized cost and fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows.

	2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S. Government agencies	$199,970	$3,280	$—	$203,250
AMF Short US Government Fund	694,034	—	—	694,034

	$894,004	$3,280	$—	$897,284

(Continued)

F-18.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 2 - SECURITIES (Continued)

	2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S. Government agencies	$199,880	$5,432	$—	$205,312
AMF Short US Government Fund	998,206	—	—	998,206

	$1,198,086	$5,432	$—	$1,203,518

Sales of available for sale securities were as follows.

	2009	2008	2007

Proceeds	$250,000	$—	$—
Gross gains	—	—	—
Gross losses	2,289	—	—

During the fiscal years 2009 and 2008, the Company concluded the AMF Short US Government Fund was other-than-temporarily impaired due to the length of time the security had been in a continuous unrealized loss position and the magnitude that fair value was less than the Company’s cost basis. The entire amount of the impairment was due to credit concerns. Accordingly, the impairment recorded in the income statement was $51,883 and $70,406 for 2009 and 2008. Amortized cost of the AMF Short US Government Fund is reported net of cumulative other-than-temporary impairment charges of $104,495 as of June 30, 2009 and $70,406 as of June 30, 2008. There were no losses related to other-than-temporary impairment of these securities recognized in accumulated other comprehensive loss. The tax benefit related to the net realized losses was $17,640 for 2009 and $23,938 for 2008.

The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows.

	2009
	Carrying Amount	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value

Government sponsored entities residential mortgage-backed	$1,124,330	$21,749	$—	$1,146,079

(Continued)

F-19.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 2 - SECURITIES (Continued)

	2008
	Carrying Amount	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value

U.S. Government agencies	$500,000	$—	$(5,360)	$494,640
Government sponsored entities residential mortgage-backed	1,374,218	2,022	(16,645)	1,359,595

Total	$1,874,218	$2,022	$(22,005)	$1,854,235

The fair value of securities and carrying amount, if different, at year-end 2009 by contractual maturity were as follows. Securities not due at a single maturity date, primarily government sponsored entities mortgage-backed and mutual fund securities are shown separately.

	Available for sale		Held to maturity
	Amortized Cost	Fair Value	Carrying Amount	Fair Value

Due after one year through five years	$199,970	$203,250	$—	$—
Due after one five through ten years	—	—	—	—
Government sponsored entities mortgage-backed	—	—	1,124,330	1,146,079
AMF Short US Government Fund	694,034	694,034	—	—

	$894,004	$897,284	$1,124,330	$1,146,079

There were no securities with unrealized losses as of June 30, 2009. Securities with unrealized losses at year-end 2008, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows.

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
2008
Held to maturity
U.S. Government agencies	$494,640	$(5,360)	$—	$—	$494,640	$(5,360)
Mortgage-backed	601,815	(16,645)	—	—	601,815	(16,645)

Total	$1,096,455	$(22,005)	$—	$—	$1,096,455	$(22,005)

(Continued)

F-20.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 2 - SECURITIES (Continued)

Unrealized losses on the investment securities were not recognized into income because the securities are of high credit quality, management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to changes in interest rates. The fair value recovered during fiscal 2009 and the fair value of the security exceeds the Company’s cost basis as of June 30, 2009.

NOTE 3 - LOANS

Loans at year-end were as follows:

	2009	2008
Mortgage loans (principally conventional):
1-4 family real estate	$26,967,666	$24,111,188
Multi-family	326,366	433,082
Construction	1,497	449,229
Nonresidential real estate	5,845,927	4,758,924

	33,141,456	29,752,423
Deferred loan costs	62,047	72,363

Total mortgage loans	33,203,503	29,824,786

Commercial loans	355,743	329,090
Consumer loans:
Loans on deposits	61,969	39,628
Other consumer loans	1,071,602	1,241,878

Total consumer loans	1,133,571	1,281,506
Allowance for loan losses	(264,451)	(166,350)

	$34,428,366	$31,269,032

Loans to principal officers, directors, and their affiliates during fiscal 2009 were as follows.

2009

Beginning balance	$102,178
New loans	93,772
Repayments	(105,272)

Ending balance	$90,678

(Continued)

F-21.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 3 - LOANS (Continued)

Activity in the allowance for loan losses was as follows.

	2009	2008	2007
Beginning balance, July 1	$166,350	$166,350	$166,350
Provision for loan losses	110,000	—	—
Loans charged-off	(11,899)	—	—
Recoveries	—	—	—

Ending balance, June 30	$264,451	$166,350	$166,350

Individually impaired loans as defined under FASB Statement 114 were as follows.

	2009	2008

Year-end loans with no allocated allowance for loan losses	$101,878	$—
Year-end loans with allocated allowance for loan losses	198,952	376,774

Total	$300,830	$376,774

Amount of the allowance for loan losses allocated	$78,952	$94,193

	2009	2008	2007

Average of impaired loans during the year	$360,638	$254,310	$56,240
Interest income recognized during impairment	24,326	15,594	7,594
Cash-basis interest income recognized	23,194	8,105	—

Nonperforming loans were as follows at year-end.

	2009	2008

Loans past due over 90 days still accruing interest	$—	$274,445
Nonaccrual loans	265,368	—

Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

(Continued)

F-22.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 4 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows.

	2009	2008

Building and improvements	$233,600	$233,600
Furniture and equipment	171,147	167,387

Total	404,747	400,987
Accumulated depreciation	(378,952)	(371,418)

	$25,795	$29,569

NOTE 5 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable was as follows.

	2009	2008

Loans	$114,690	$156,479
Securities	9,035	14,123
Interest bearing deposits, fed funds sold and other	7,125	8,623

	$130,850	$179,225

NOTE 6 - DEPOSITS

Deposits from principal officers, directors, and their affiliates at June 30, 2009 and 2008 were $675,247 and $662,856. The aggregate amount of certificates of deposit accounts with balances greater than $100,000 at year-end 2009 and 2008 was $1,509,741 and $1,399,339. Prior to October 2, 2008, deposit accounts in excess of $100,000 were not federally insured. At June 30, 2009 accounts in excess of $250,000 are generally not federally insured.

Interest expense on deposits was as follows.

	2009	2008	2007
Savings	$14,210	$25,491	$33,920
Time deposits	562,388	685,335	629,338

	$576,598	$710,826	$663,258

(Continued)

F-23.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 6 - DEPOSITS (Continued)

Scheduled maturities of certificates of deposit were as follows.

Year ended June 30,	2010	$12,402,023
	2011	2,933,369
	2012	1,163,564
	2013	617,830

		$17,116,786

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

Year-end advances from the Federal Home Loan Bank were as follows.

		2009	2008

4.58%	Fixed rate advance, due March 2010	$1,000,000	$1,000,000
2.00%	Fixed rate advance, due June 2012	1,000,000	—
5.36%	Convertible advance, next reprice date September 2008, due September 2008	—	500,000
6.55%	Convertible advance, next reprice date September 2009, due June 2010	1,000,000	1,000,000
5.93%	Convertible advance, next reprice date August 2009, due August 2010	500,000	500,000
6.27%	Convertible advance, next reprice date September 2009, due September 2010	1,000,000	1,000,000
5.79%	Convertible advance, next reprice date August 2009, due November 2010	1,000,000	1,000,000
4.39%	Putable advance, next call date August 2009, due November 2011	1,000,000	1,000,000
4.26%	Putable advance, next call date September 2009, due March 2014	1,000,000	1,000,000

		$7,500,000	$7,000,000

The interest rates on the convertible advances are fixed for a specified number of years, then convertible to a LIBOR-based adjustable rate at the option of the FHLB. If the FHLB does not convert the advance to a LIBOR floating rate on the initial option date, the advance will remain at the original fixed rate until final maturity or at the next option date. If the convertible option is exercised, the advance may be prepaid without penalty.

(Continued)

F-24.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

Putable advances are fixed rate advances which may be called quarterly by the FHLB following an initial lockout period. If the advances are called, the Company must repay the advance. The FHLB will offer replacement funding at the then prevailing rate of interest for an advance product then offered by the FHLB.

(Continued)

F-25.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES (Continued)

Required payments over the next five years are:

Year ended June 30,	2010	$2,000,000
	2011	2,500,000
	2012	2,000,000
	2013	—
	2014	1,000,000
	Thereafter	—

		$7,500,000

Advances under the borrowing agreements are collateralized by a blanket pledge of the Company’s residential mortgage loan portfolio and FHLB stock. At June 30, 2009 and 2008, the Company had approximately $25,498,000 and $23,945,000 of qualifying first-mortgage loans and $128,000 and $237,000 of multi-family mortgage loans pledged, in addition to FHLB stock, as collateral for FHLB advances. At June 30, 2009 and 2008, based on the Association’s current FHLB stock ownership, total assets and pledgable first-mortgage and multi-family mortgage loan portfolios, the Association had the ability to obtain borrowings up to an additional $9,002,000.

NOTE 8 - INCOME TAXES

Income tax expense was as follows.

	2009	2008	2007

Current	$160,921	$150,726	$178,116
Deferred	(92,223)	(20,464)	(3,816)

Total	$68,698	$130,262	$174,300

(Continued)

F-26.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 8 - INCOME TAXES (Continued)

Effective tax rates differ from the federal statutory rate of 34% applied to income before income taxes due to the following.

	2009	2008	2007

Federal statutory rate times financial statement income	$70,415	$132,507	$176,727
Effect of:
Tax exempt interest income	(1,539)	(1,958)	(2,105)
Other, net	(178)	(287)	(322)

Total	$68,698	$130,262	$174,300

Effective tax rate	33.17%	33.42%	33.53%

Year-end deferred tax assets and liabilities were due to the following.

	2009	2008
Deferred tax assets
Allowance for loan losses	$89,913	$56,559
Accumulated depreciation	1,257	913
Accrued compensation	259,105	239,413
Impairment loss on securities	35,528	23,938
Pension	116,329	15,490

Total deferred tax asset	502,132	336,313

Deferred tax liabilities:
Deferred loan fees and costs	(21,096)	(24,603)
FHLB stock	(75,070)	(73,336)
Accrual to cash	(22,966)	(40,260)
Net unrealized gains on securities available for sale	(1,115)	(1,847)

Total deferred tax liability	(120,247)	(140,046)

Net deferred tax asset	$381,885	$196,267

The Company, in accordance with Statement of Financial Accounting Standards No. 109, has not recorded a deferred tax liability of approximately $265,000 related to approximately $778,000 of cumulative special bad debt deductions arising prior to December 31, 1987, the end of the Company’s base year for purposes of calculating the bad debt deduction. If the Company were liquidated or otherwise ceases to be a financial institution or if the tax laws were to change, this amount would be expensed.

(Continued)

F-27.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 9 - RETIREMENT PLANS

The Company has a funded noncontributory defined benefit pension plan that covers substantially all of its employees. The plan provides defined benefits based on years of service and final average salary. The Company uses June 30 as the measurement date for its pension plan.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132 (R). This Statement requires that defined benefit plan assets and obligations are to be measured as of the date of the employer’s fiscal year-end, starting in 2009. Through 2008, the Company utilized the early measurement date option available under FASB Statement No. 87 Employers’ Accounting for Pensions, and measured the funded status of the defined benefit plan assets and obligations as of April 30 each year. In accordance with the adoption provisions, the net periodic benefit cost for the period between April 30 and the measurement date and the 2009 fiscal year end measurement were allocated proportionately between amounts to be recognized as an adjustment to retained earnings and net periodic benefit cost for the fiscal year. As a result of this adoption, the Company reduced July 1, 2008 opening retained earnings by $5,812, increased deferred income taxes by $16,768, increased the pension liability by $49,317 and reduced accumulated other comprehensive income by $26,737.

Using an accrual measurement date of June 30, 2009 and April 30, 2008, information about changes in obligations and plan assets of the defined benefit pension plan follows.

	2009	2008
Change in benefit obligation:
Beginning benefit obligation	$784,104	$713,642
Service cost	43,834	33,405
Interest cost	55,687	40,242
Actuarial loss (gain)	69,899	26,539
Benefits paid	(34,677)	(29,724)

Ending benefit obligation	918,847	784,104

Change in plan assets, at fair value:
Beginning plan assets	$738,635	$766,058
Actual return	(175,806)	(34,935)
Employer contribution	48,552	37,236
Benefits paid	(34,677)	(29,724)

Ending plan assets	576,704	738,635

Funded status at end of year (plan assets less benefit obligations)	$(342,143)	$(45,469)

(Continued)

F-28.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 9 - RETIREMENT PLANS (Continued)

Amounts recognized in accumulated other comprehensive loss at June 30 consist of the following.

	2009	2008

Net actuarial loss	$584,280	$297,320
Prior service cost	13,200	16,581

	$597,480	$313,901

The accumulated benefit obligation was $673,462 and $574,031 at the measurement date of June 30, 2009 and April 30, 2008.

Components of Net Periodic Benefit Cost and Other Amounts Recognized in Other Comprehensive Income

The table below is presented using a measurement date of April 30 for 2007 and 2008 and June 30 for 2009. The net periodic pension expense presented for 2009 represents 14 months of expense. Net periodic pension expense for the fiscal year ended June 30, 2009 was $52,840. The remaining $8,807 was allocated to the period May 1, 2008 through June 30, 2008, and the net of tax amount is included as part of the cumulative effect adjustment.

	2009	2008	2007

Service cost	$43,834	$33,405	$28,990
Interest cost	55,687	40,242	37,313
Expected return on plan assets	(54,705)	(49,956)	(45,612)
Amortization of prior service cost	3,381	2,898	2,898
Amortization of net loss	13,450	4,967	3,562

Net periodic benefit cost	$61,647	$31,556	$27,151

(Continued)

F-29.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 9 - RETIREMENT PLANS (Continued)

	Twelve months 07/1/08- 06/30/09	Two months 04/30/08- 06/30/08	2008

Unrealized loss during the period	$257,495	$42,915	$111,430
Amortization of net loss	(11,529)	(1,921)	(4,967)
Amortization of prior service cost	(2,898)	(483)	(2,898)

Total recognized in other comprehensive income	243,068	40,511	103,565

Net periodic benefit cost	52,840	8,807	31,556

Total recognized in net periodic benefit cost and other comprehensive income	$295,908	$49,318	$135,121

The estimated net loss and prior service costs for the defined benefit pension plan that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year are $20,997 and $2,898.

	2009	2008	2007
Weighted-average assumptions used to determine net cost
Discount rate on benefit obligation	6.13%	5.76%	6.10%
Long-term expected rate of return on plan assets	6.50%	6.50%	6.50%
Rate of compensation increase	4.00%	3.00%	3.00%

Weighted-average assumptions used to determine benefit obligation at year-end
Discount rate	6.31%	6.13%	5.79%
Rate of compensation increase	4.00%	4.00%	3.00%

The Company’s pension plan asset allocation at year-end 2009 and 2008, target allocation for 2010, and expected long-term rate of return by asset category are as follows:

	Target Allocation	Percentage of Plan Assets at Year-end		Weighted- Average Expected Long-Term Rate
Asset Category	2010	2009	2008	of Return-2009

Equity securities	80%	67%	75%	7.8%
Fixed income/cash	20	33	25	4.0

(Continued)

F-30.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 9 - RETIREMENT PLANS (Continued)

The Pension Trustees work with an outside investment advisor to establish an appropriate asset allocation based upon stated objectives and risk tolerance. The outside investment advisor also assists in identifying, selecting and monitoring investments and investment managers within each asset class. The expectation for long-term rate of return on the plan assets is reviewed periodically by the Pension Trustees in consultation with the outside investment advisor. Factors considered in setting and adjusting this rate are historic and projected rates of return on the portfolio, an investment time horizon that exceeds five years and the Pension Trustees tolerance for risk which is deemed to be moderate.

The Company expects to contribute between $50,000-70,000 to its pension plan in 2010.

The following pension benefit payments are expected, which reflect expected future service.

2010	$28,380
2011	26,994
2012	25,563
2013	24,075
2014	22,535
2015-2019	173,776

Employee 401(k) and Profit Sharing Plan: The Company maintains a 401(k) and profit sharing plan for all eligible employees. To be eligible, an individual must have at least 1,000 hours of service. Eligible employees may contribute up to 15% of their compensation subject to a maximum statutory limitation. The Company provides a matching contribution on behalf of participants who make elective compensation deferrals, at the rate of 50% of the first 6% of the participant’s discretionary contribution. Employee contributions are always 100% vested. Employer matching contributions vest on a graduated basis at the rate of 20% per year in years two through six so that the employee is 100% vested after six years of service. The 2009, 2008 and 2007 expense related to this plan was $7,105, $6,809 and $6,104 respectively.

Deferred Compensation and Supplemental Retirement Plan: The Board of Directors adopted a deferred compensation and supplemental retirement plan for directors and an executive officer of the Company during fiscal 1999. Upon adoption, each nonemployee director was credited with $1,494 for each year of service as a director and the employee director was credited with $5,103 for each year of prior service. The total liability for prior service upon adoption of the Plan was $143,541. The prior service cost is being amortized over the estimated future service period (13 years) on a straight-line basis. On each December 31 after 1998, each nonemployee director receives a credit to their account equal to 24% of the cash compensation that a participant earned during that calendar year. The employee director receives an annual credit of 8%. At the participant’s election, the participant’s account earns interest at the rate of the Company’s return on average equity for that year or at the rate the Company is paying on a certificate of deposit having a term of one year or less at January 1 of that year. Total expense related to the Plan was $37,156, $42,234 and $44,225 for the years ended June 30, 2009, 2008 and 2007. The accrued supplemental retirement liability included in other liabilities was $336,734 at June 30, 2009 and $323,929 at June 30, 2008.

(Continued)

F-31.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 9 - RETIREMENT PLANS (Continued)

Distributions to participants during fiscal 2009, 2008 and 2007 were $13,309, $15,588 and $29,148, respectively. Amounts recognized in accumulated other comprehensive loss before federal income taxes for prior service cost was $27,602 and $38,644 for June 30, 2009 and 2008, respectively. The amount of prior service cost for the supplemental retirement plan that will be amortized from accumulated other comprehensive income into supplemental retirement expense over the next fiscal year will be $11,042.

Additionally, each participant may elect to defer up to 25% in base salary and up to 100% of director’s fees, bonuses or other cash compensation. Amounts in participant’s accounts are vested at all times. The accrued deferred compensation liability included in other liabilities was $425,339 at June 30, 2009 and $380,227 at June 30, 2008. Earnings on amounts deferred included in salaries and employee benefits totaled $6,061, $14,021 and $13,970 for the years ended June 30, 2009, 2008 and 2007. The Plan is unfunded and subject to the general claims of creditors.

NOTE 10 - COMMITMENTS, OFF-BALANCE-SHEET RISK AND CONTINGENCIES

Some financial instruments, such as loan commitments, credit lines and letters of credit are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

Commitments to make loans at current market rates at year-end were as follows.

	2009		2008
	Balance	Rate	Balance	Rate

1-4 family real estate – fixed rate	$436,000	5.95-6.25%	$792,000	5.95-6.50%
1-4 family real estate – variable rate	—	—	104,000	4.75%
Nonresidential real estate – fixed rate	100,000	5.75%	—	—

(Continued)

F-32.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

Commitments to make loans are generally made for periods of 60 days or less. The loan commitments have maturities ranging up to 25 years.

At June 30, 2009, the Company had unused lines of credit, at current market rates, of approximately $38,900.

(Continued)

F-33.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 11 - FAIR VALUE

Statement 157 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The fair values of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing, which is a mathematical technique widely used to in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).

The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Assets and Liabilities Measured on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at June 30, 2009 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Available for sale securities:
U.S. Government agencies	$—	$203,250	$—
AMF Short US Government Fund	694,034	—	—

(Continued)

F-34.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 11 - FAIR VALUE (Continued)

Assets and Liabilities Measured on a Non-Recurring Basis

Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

	Fair Value Measurements at June 30, 2009 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans	$—	$—	$120,000

The following represent impairment charges recognized during the period:

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a principal balance of $198,952, with a valuation allowance of $78,952. Provision for loan losses for the year ended June 30, 2009 related to impaired loans was not material.

The carrying amount and estimated fair values of financial instruments were as follows at year-end.

	June 30, 2009
	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$2,508,727	$2,509,000
Interest bearing time deposits in other financial institutions	824,000	824,000
Securities available for sale	897,284	897,284
Securities held to maturity	1,124,330	1,146,079
Net loans	34,428,366	35,242,000
FHLB stock	389,200	N/A
Accrued interest receivable	130,850	130,850

Financial liabilities:
Deposits	(24,585,143)	(24,850,000)
Federal Home Loan Bank advances	(7,500,000)	(7,899,000)
Accrued interest payable	(85,640)	(85,640)

(Continued)

F-35.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 11 - FAIR VALUE (Continued)

Carrying amount is the estimated fair value for cash and cash equivalents, accrued interest receivable and payable, savings accounts and variable rate loans or deposits that reprice frequent and fully. Securities held to maturity are based on matrix pricing which is a mathematical technique to value debt securities through the securities’ relationship to other benchmark quoted securities. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits and interest bearing deposits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair value of Federal Home Loan Bank advances is based upon current rates for similar financing. It was not practical to determine fair value of FHLB stock due to restrictions placed on its transferability. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements. Some of the fair values were derived from the June 30, 2009 interest rate exposure model used by the Office of Thrift Supervision.

NOTE 12 - REGULATORY MATTERS

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators. Failure to meet capital requirements can initiate regulatory action. Management believes as of June 30, 2009, the Company meets all capital adequacy requirements to which it is subject.

Prompt corrective action regulations provide five classifications: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At June 30, 2009 and 2008, the most recent regulatory notifications categorized the Company as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

(Continued)

F-36.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 12 - REGULATORY MATTERS (Continued)

At year-end, the Company’s actual capital levels and minimum required levels were as follows.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)
June 30, 2009

Total capital (to risk-weighted assets)	$8,053	32.7%	$1,972	8.0%	$2,465	10.0%
Tier I (core) capital (to risk-weighted assets)	7,789	31.6	986	4.0	1,479	6.0
Tier I (core) capital (to adjusted total assets)	7,789	18.9	1,648	4.0	2,060	5.0
Tangible capital (to adjusted total assets)	7,789	18.9	618	1.5	N/A

June 30, 2008

Total capital (to risk-weighted assets)	$7,823	34.9%	$1,793	8.0%	$2,242	10.0%
Tier I (core) capital (to risk-weighted assets)	7,656	34.1	898	4.0	1,345	6.0
Tier I (core) capital (to adjusted total assets)	7,656	19.6	1,564	4.0	1,954	5.0
Tangible capital (to adjusted total assets)	7,656	19.6	586	1.5	N/A

The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments and FHLB advances, or the Company must convert to a commercial bank charter. Management believes that this test is met.

Regulatory capital levels reported above differ from the Bank’s total capital, computed in accordance with accounting principles general accepted in the United States (GAAP), as follows (in thousands):

	June 30,
	2009	2008

Total capital, computed in accordance with GAAP	$7,379	$7,427
Accumulated other comprehensive (income) loss	410	229

Tier I (tangible) capital	7,789	7,656
Allowance for loan losses	264	167

Total capital	$8,053	$7,823

(Continued)

F-37.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 13 - ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following is a summary of the accumulated other comprehensive income (loss) balances, net of tax:

	Balance at June 30, 2008	Cumulative Effect Adjustment	Balance at July 1, 2008, as adjusted	Current Period Change	Balance at June 30, 2009

Unrealized gains (losses) on securities available for sale	$3,585	$—	$3,585	$(1,420)	$2,165
Unrealized loss and unamortized prior service cost on defined benefit pension plan	(207,175)	(26,737)	(233,912)	(160,426)	(394,338)
Unamortized prior service cost on supplemental retirement plan	(25,505)	—	(25,505)	7,288	(18,217)

Total	$(229,095)	$(26,737)	$(255,832)	$(154,558)	$(410,390)

NOTE 14 - ADOPTION OF PLAN CONVERSION (UNAUDITED)

The Board of Directors of the Company, subject to regulatory approval and approval by the member of the Company, adopted a Plan of Conversion on August 21, 2009 (the “Plan”) from a state chartered mutual savings association to a state chartered stock savings association. The conversion is expected to be accomplished through the amendment of the Company’s charter and the sale of common stock in an amount equal to the market value of the Company. A subscription offering the shares of the Company’s common stock will be first offered to the Company’s depositors and second, to the Company’s tax-qualified employee benefit plans. Any shares not sold in the subscription offering may be offered for sale to the general public.

The net proceeds from the offering of the Company’s common stock will be distributed as follows: 50% of the net proceeds after amounts loaned to the Company’s employee stock ownership plan to fund its purchase of shares of common stock will be invested in Versailles Savings and Loan Company; 8% of the gross proceeds will loaned to the Company’s employee stock ownership plan to fund its purchase of shares of common stock; and 50% of the net proceeds after amounts loaned to the Company’s employee stock ownership plan to fund its purchase of shares of common stock will be retained by the holding company.

(Continued)

F-38.

VERSAILLES SAVINGS AND LOAN COMPANY

NOTES TO FINANCIAL STATEMENTS

June 30, 2009, 2008 and 2007

NOTE 14 - ADOPTION OF PLAN CONVERSION (UNAUDITED) (Continued)

At the time of Conversion, the Company shall establish a liquidation account in an amount equal to the retained earnings of the Bank as of the latest statement of financial condition contained in the final offering circular utilized in connection with the Conversion. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Company after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Company may not pay dividends, or repurchase any of the capital stock of the Company, if such dividend or repurchase would reduce stockholders’ equity below the required liquidation account balance.

Under Office of Thrift Supervision (“OTS”) regulations, limitations have been imposed on all “capital distributions” by savings institutions, including cash dividends. The regulation establishes a three-tiered system of restrictions, with the greatest flexibility afforded to thrifts which are both well-capitalized and given favorable qualitative examination ratings by the OTS.

Costs associated with the conversion will be deferred and deducted from the proceeds of the stock offering. If, for any reason, the offering is not successful, the deferred costs will be charged to operations. As of June 30, 2009, there was $19,154 costs associated with the conversion.

F-39.

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Versailles Financial Corporation or Versailles Savings and Loan Company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Versailles Financial Corporation or Versailles Savings and Loan Company since any of the dates as of which information is furnished herein or since the date hereof.

VERSAILLES FINANCIAL CORPORATION

(Proposed Holding Company for

Versailles Savings and Loan Company)

Up to 575,000 Shares of

Common Stock

Par value $0.01 per share

(Subject to Increase to up to 661,250 Shares)

PROSPECTUS

KEEFE, BRUYETTE & WOODS

[prospectus date]

Until December 15, 2009 or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

		Amount(1)
*	Registrant’s Legal Fees and Expenses	$170,000
*	Marketing Agent Expenses (Including Legal Fees and Expenses)	37,500
*	Registrant’s Accounting Fees and Expenses	130,000
*	Conversion Agent and Data Processing Fees	15,000
*	Marketing Agent Fees	135,000
*	Appraisal Fees and Expenses	30,000
*	Printing, Postage, Mailing and EDGAR Fees	45,000
*	Filing Fees (OTS, FINRA and SEC)	15,000
*	Blue Sky Fees and Expenses	5,000
*	Business Plan Fees and Expenses	15,000
*	Other	2,500

*	Total	$600,000

*	Estimated
(1)	Versailles Financial Corporation has retained Keefe, Bruyette & Woods, Inc. to assist in the sale of common stock on a best efforts basis in the offerings. Fees are estimated at the adjusted maximum of the offering range.

Item 14.	Indemnification of Directors and Officers

Articles 10 and 11 of the Articles of Incorporation of Versailles Financial Corporation (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11. Limitation of Liability.

An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a) List of Exhibits

1.1(a)	Engagement Letter between Versailles Savings and Loan Company and Keefe, Bruyette & Woods, Inc. for Conversion Agent Services*

1.1(b)	Engagement Letter between Versailles Savings and Loan Company and Keefe, Bruyette & Woods, Inc. for Financial Advisory and Offering Services*

1.2	Form of Agency Agreement between Versailles Savings and Loan Company, Versailles Financial Corporation, and Keefe, Bruyette & Woods, Inc.*

2.1	Amended Plan of Conversion*

3.1	Amended Articles of Incorporation of Versailles Financial Corporation*

3.2	Amended Bylaws of Versailles Financial Corporation*

4	Form of Common Stock Certificate of Versailles Financial Corporation*

5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered*

8	Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.*

10.1	Employee Stock Ownership Plan*

10.2	Versailles Savings and Loan Company Deferred Compensation Plan*

10.3	First Amendment to Versailles Savings and Loan Company Deferred Compensation Plan*

10.4	2005 Sub-Plan to Versailles Savings and Loan Company Deferred Compensation Plan*

10.5	First Amendment to 2005 Sub-Plan to Versailles Savings and Loan Company Deferred Compensation Plan*

10.6	Trust Agreement for Versailles Savings and Loan Company Deferred Compensation Plan and 2005 Sub- Plan to Versailles Savings and Loan Deferred Compensation Plan*

10.7	Form of Employment Agreement with Douglas P. Ahlers*

10.8	Form of Employment Agreement with Cheryl J. Leach*

10.9	Form of Employment Agreement with Jerome F. Bey*

21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8)*

23.2	Consent of Crowe Horwath LLP

23.3	Consent of Keller & Company, Inc.*

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Versailles Savings and Loan Company and Keller & Company, Inc.*

99.2	Letter of Keller & Company, Inc. with respect to Subscription Rights*

99.3	Appraisal Report of Keller & Company, Inc.*, **

99.4	Marketing Materials*

99.5	Order and Acknowledgment Form*

99.6	Business Plan Agreement between Versailles Savings and Loan Company and McAuliffe Financial, LLC*

*	Previously filed.
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.

(b) Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Versailles, State of Ohio on November 10, 2009.

VERSAILLES FINANCIAL CORPORATION

By:	/s/ Douglas P. Ahlers
Douglas P. Ahlers
Chief Executive Officer and President
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Versailles Financial Corporation (the “Company”) hereby severally constitute and appoint Douglas P. Ahlers as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Douglas P. Ahlers may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Douglas P. Ahlers shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Douglas P. Ahlers	President, Chief Executive Officer and Director (Principal Executive Officer)	November 10, 2009
Douglas P. Ahlers

/s/ Cheryl J. Leach	Executive Vice President and Chief Financial Officer (Principal Accounting Officer)	November 10, 2009
Cheryl J. Leach

/s/ Edward L. Borchers	Director	November 10, 2009
Edward L. Borchers

/s/ Kevin J. Drees	Director	November 10, 2009
Kevin J. Drees

/s/ Thomas L. Guillozet	Director	November 10, 2009
Thomas L. Guillozet

/s/ James C. Poeppelman	Director	November 10, 2009
James C. Poeppelman

As filed with the Securities and Exchange Commission on November 10, 2009

Registration No. 333-161698

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

TO

PRE-EFFECTIVE AMENDMENT NO. 2

TO

REGISTRATION STATEMENT

ON

FORM S-1

Versailles Financial Corporation

Versailles, Ohio

EXHIBIT INDEX

1.1(a)	Engagement Letter between Versailles Savings and Loan Company and Keefe, Bruyette & Woods, Inc. for Conversion Agent Services*

1.1(b)	Engagement Letter between Versailles Savings and Loan Company and Keefe, Bruyette & Woods, Inc. for Financial Advisory and Offering Services*

1.2	Form of Agency Agreement between Versailles Savings and Loan Company, Versailles Financial Corporation, and Keefe, Bruyette & Woods, Inc.*

2.1	Amended Plan of Conversion*

3.1	Amended Articles of Incorporation of Versailles Financial Corporation*

3.2	Amended Bylaws of Versailles Financial Corporation*

4	Form of Common Stock Certificate of Versailles Financial Corporation*

5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered*

8	Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.*

10.1	Form of Employee Stock Ownership Plan*

10.2	Versailles Savings and Loan Company Deferred Compensation Plan*

10.3	First Amendment to Versailles Savings and Loan Company Deferred Compensation Plan*

10.4	2005 Sub-Plan to Versailles Savings and Loan Company Deferred Compensation Plan*

10.5	First Amendment to 2005 Sub-Plan to Versailles Savings and Loan Company Deferred Compensation Plan*

10.6	Trust Agreement for Versailles Savings and Loan Company Deferred Compensation Plan and 2005 Sub- Plan to Versailles Savings and Loan Deferred Compensation Plan*

10.7	Form of Employment Agreement with Douglas P. Ahlers*

10.8	Form of Employment Agreement with Cheryl J. Leach*

10.9	Form of Employment Agreement with Jerome F. Bey*

21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8)*

23.2	Consent of Crowe Horwath LLP

23.3	Consent of Keller & Company, Inc.*

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Versailles Savings and Loan Company and Keller & Company, Inc.*

99.2	Letter of Keller & Company, Inc. with respect to Subscription Rights*

99.3	Appraisal Report of Keller & Company, Inc.*, **

99.4	Marketing Materials*

99.5	Order and Acknowledgment Form*

99.6	Business Plan Agreement between Versailles Savings and Loan Company and McAuliffe Financial, LLC*

*	Previously filed.
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.